Exhibit 2.1

Execution Version

SHARE PURCHASE AGREEMENT

DATED AS OF JULY 24, 2017

AMONG

PURCHASER,

PURCHASER SUB,

SELLER,

AND

THE OTHER PERSONS

WHOSE NAMES ARE SET FORTH ON THE

SIGNATURE PAGES HERETO

-i-

(continued)

-ii-

(continued)

-iii-

(continued)

-iv-

(continued)

-v-

Exhibits:

Exhibit A:	[Reserved]
Exhibit B:	Support Commitments
Exhibit C:	R&W Policy
Exhibit D:	Form of Transition Services Agreement
Exhibit E:	Form of Shared Services/Cross License Agreements
Exhibit F:	Form of Co-Packing Agreement
Exhibit G:	Form of Concentrate Supply Agreement
Exhibit H:	Communication Plan

Schedules:

Schedule 1.1(a)	Balance Sheet Rules
Schedule 1.1(b)	EBITDA
Schedule 1.1(c)	Selling Subsidiaries
Schedule 1.1(d)	Indebtedness Matter
Schedule 2.4	Purchase Price Allocation
Schedule 4.1(a)	Capitalization; Subsidiaries
Schedule 4.1(d)	Ownership Rights
Schedule 4.1(e)	Material Investments; Capital Contributions
Schedule 4.2(b)	Conflicts; Consents
Schedule 4.3(b)	Financial Statement Methodology
Schedule 4.3(c)	Material Liabilities Not Reflected or Reserved Against Interim Balance Sheet
Schedule 4.3(d)	Title to Assets
Schedule 4.4	Tax Matters
Schedule 4.5	Absence of Certain Changes or Events
Schedule 4.6(a)	Owned Real Property
Schedule 4.6(b)	Owned Real Property – Appropriation, Condemnation or Similar Action
Schedule 4.6(c)	Leased Real Property
Schedule 4.6(d)	Owned Real Property Defects
Schedule 4.6(e)	Leased Real Property – Appropriation, Condemnation or Similar Action
Schedule 4.7(a)	Material Contracts
Schedule 4.7(b)	Enforceability of Material Contracts
Schedule 4.7(c)	Breach; Default; Claims
Schedule 4.8(a)	Compliance with Laws
Schedule 4.8(b)	Permits
Schedule 4.9(a)(i)	Owned Material Intellectual Property
Schedule 4.9(a)(ii)	All Registered IP Used in the Traditional Business
Schedule 4.9(a)(iii)	Licensed Material Intellectual Property
Schedule 4.9(a)(iv)	Material Intellectual Property Licensed to Third Parties
Schedule 4.9(e)	Third Party Challenges to Intellectual Property
Schedule 4.9(g)	Actions
Schedule 4.10(b)	Data Security Measures
Schedule 4.10(c)	Information System Failures
Schedule 4.11(a)	Employee Benefit Plans

vii

Schedule 4.11(e)	Multiemployer Plans
Schedule 4.11(f)	Employee Plan Liabilities
Schedule 4.11(g)	Employee Plan Contributions and Premiums
Schedule 4.11(h)	Changes to Employee Plan Amount
Schedule 4.12(a)	International Employee Plans
Schedule 4.13(a)	Labor and Employment
Schedule 4.13(c)(i)	Plant Headcount
Schedule 4.14	Insurance Policies
Schedule 4.15	Litigation
Schedule 4.16(a)	Compliance with Environmental Requirements
Schedule 4.18	Related Party Transactions
Schedule 4.20(a)	Assets related to Traditional Business that Seller will Retain
Schedule 4.20(b)	RCI Assets
Schedule 4.20(d)	Traditional Business Assets held outside Group Companies
Schedule 4.20(e)-1	Assets not used in Traditional Business
Schedule 4.20(e)-2	Shared Assets
Schedule 4.21	No Brokers
Schedule 4.22	Plants
Schedule 7.4	Conduct of Business Prior to Closing
Schedule 8.9	Use of Name
Schedule 9.5	Regulatory Procedures
Schedule 9.14	Form of Title Policy
Schedule 12.1(a)(ix)	Indemnity Matters

vii

SHARE PURCHASE AGREEMENT

This SHARE PURCHASE AGREEMENT, dated as of July 24, 2017 (this “Agreement”), is entered into by and among Refresco Group N.V., a Netherlands limited liability company (naamloze vennootschap) (“Purchaser”), Refresco US Holding Inc., a Delaware corporation (“Purchaser Sub”), Cott Corporation, a corporation organized under the laws of Canada (the “Seller”), each of the persons named as “Group Companies” on Section 4.1(a) of the Companies’ Disclosure Letter (each, a “Group Company” and collectively, the “Group Companies”), and each direct holder of shares or other equity interests of any Purchased Company (as defined herein) (such direct holders, the “Selling Subsidiaries”). Purchaser, Purchaser Sub, Seller, and each Selling Subsidiary are each sometimes referred to herein as a “Party” and, collectively, as the “Parties.” All monetary amounts in this Agreement are stated in U.S. Dollars.

RECITALS

WHEREAS, the respective boards of directors of Purchaser, Seller, Purchaser Sub and the Selling Subsidiaries have unanimously approved and declared advisable this Agreement and the transactions contemplated hereby;

WHEREAS, the Seller indirectly holds, through the Selling Subsidiaries and other wholly-owned Subsidiaries, beneficially and of record, all of the outstanding shares or other equity interests of capital stock of each of the Group Companies;

WHEREAS, the Seller, the Selling Subsidiaries, and the Group Companies have determined to undertake the Intercompany Restructuring;

WHEREAS, in connection with the Intercompany Restructuring and the sale of the Canadian Business to a new entity to be created by Purchaser prior to Closing or to another Affiliate of Purchaser, certain of the parties hereto are entering into the Reorganization Agreement;

WHEREAS, the Purchaser has carried out its due diligence investigation;

WHEREAS, prior to the execution of this Agreement, the Purchaser has entered into a senior facilities agreement with (among others) JPMorgan and Co. (the “Senior Facilities Agreement”) pursuant to a commitment letter from JPMorgan (the “Commitment Letter”);

WHEREAS, prior to the execution of this Agreement, the Persons identified thereon have executed and delivered for the benefit of the Seller, the irrevocable commitments and proxies, attached as Exhibit B hereto (the “Support Commitments”), representing in the aggregate at least 12.5% of the outstanding voting stock of Purchaser;

WHEREAS, immediately prior to the execution of this Agreement, Purchaser has obtained a commitment for a representation and warranty insurance policies substantially in the forms attached as Exhibit C hereto (collectively, the “R&W Policy”);

WHEREAS, the Parties intend to enter into the Transition Services Agreement in substantially the form attached hereto as Exhibit D, the Shared Services or Cross License Agreements (each in substantially the forms attached hereto as Exhibit E), the Co-Packing Agreement in substantially the form attached hereto as Exhibit F, the Concentrate Supply Agreement in substantially the form attached hereto as Exhibit G, the IP Agreements and the Escrow Agreement (collectively, the “Ancillary Agreements”);

WHEREAS, the Seller wishes to sell and transfer, and to cause each Selling Subsidiary to sell and transfer, to one or more Purchaser Affiliates all of the capital stock or other equity interests of each of the Group Companies and Purchaser and the relevant Purchaser Affiliates wish to purchase all of that capital stock on the terms and subject to the conditions set forth in this Agreement; and

WHEREAS, as a result of the transactions contemplated hereby (the “Transactions”), the Group Companies will become wholly-owned direct or indirect subsidiaries of Purchaser.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, the Parties agree as follows:

ARTICLE I DEFINITIONS

1.1 Definitions. The terms defined in this Article I, whenever used herein (including the Exhibits hereto), shall have the following meanings:

“Accounting Methodology” means GAAP applied in accordance with the accounting policies, principles, methods and practices utilized in preparing the Financial Statements, applied on a consistent basis using consistent estimation methodologies and judgments and with consistent classifications throughout all periods referred to therein.

“Action” means any claim, action, cause of action, demand, suit, audit, assessment, examination, hearing, arbitration, inquiry or investigation (formal or informal), or any proceeding, by or before any Governmental Entity.

“Affiliate” of a Person means any other Person that directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with such first Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto.

“Antitrust Laws” means the EC Merger Regulation (no. 139/2004) and any other national Laws of the countries comprising the European Economic Area regulating merger control, the HSR Act, the EA02, the Sherman Antitrust Act, as amended, the Clayton Antitrust Act, as amended, the Federal Trade Commission Act, as amended, the Competition Act, as amended and any other Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.

“Audited Financial Statements” means the audited, consolidated, carve-out financial statements consisting of the balance sheet of the Traditional Business as of December 31, 2015 and December 31, 2016 and the related statements of income and retained earnings, stockholders’ equity and cash flow for the fiscal years then ended.

“Balance Sheet Rules” means, collectively, the Accounting Methodology as supplemented by the rules included in Schedule 1.1(a) of the Companies’ Disclosure Letter (which also sets forth, for illustration purposes only, a computation of Net Working Capital as of the close of business on December 31, 2016 and April 1, 2017); provided, that in the event of any conflict between the Accounting Methodology and such rules, the rules set forth on Schedule 1.1(a) of the Companies’ Disclosure Letter shall apply.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in New York City, London or Amsterdam are required or authorized by Law to be closed.

“Canadian Assets” means the assets of the Traditional Business located in Canada and owned or leased directly by the Seller.

“Canadian Business” means the assets and liabilities of the Traditional Business located in Canada and owned or leased directly by the Seller.

“Canadian Liabilities” means the liabilities of the Canadian Business.

“Change of Control” means the sale of all or substantially all the assets of a Party; any merger, consolidation or acquisition of a Party with, by or into another corporation, entity or person; or any change in the ownership of more than fifty percent (50%) of the voting capital stock of a Party in one or more related transactions.

“Closing Cash” means the consolidated cash and cash equivalents and marketable securities of the Group Companies as of 11:59 p.m. (New York time) on the Closing Date (without giving effect to the transactions occurring at the Closing other than the Intercompany Restructuring) determined in accordance with the Accounting Methodology, including checks, other wire transfers and drafts deposited or available for deposit for the account of any Group Company, and shall be increased by the amount of any reasonable and documented out-of-pocket expenses paid by the Seller, the Selling Subsidiaries, or any Group Company in connection with the performance of its obligations hereunder and for which the Seller is entitled to reimbursement hereunder and regarding which the Seller agrees that such reimbursable expenses shall be deemed to be included in the definition of “Closing Cash” in lieu of being otherwise reimbursed to the Seller.

“Closing Indebtedness” means the consolidated Indebtedness of the Group Companies and Seller with respect to the Canadian Business as of 11:59 p.m. (New York time) on the Closing Date (without giving effect to the transactions contemplated hereby other than the Intercompany Restructuring).

“CMA Non-Referral Decision” means confirmation from the CMA that the CMA does not intend to refer this Agreement and the transactions contemplated hereby to a CMA Phase 2 inquiry group

“CMA Clearance Decision” means confirmation from the CMA Phase 2 inquiry group that this Agreement and the transactions contemplated hereby may proceed

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Companies’ Disclosure Letter” means the disclosure letter delivered by the Group Companies to Purchaser on the date hereof. Unless otherwise specified, schedule references herein shall refer to the Companies’ Disclosure Letter.

“Commissioner of Competition” means the Commissioner of Competition appointed under the Competition Act.

“Competition Act” means the Competition Act (Canada), as amended.

“Competitive Business” means the business of designing, developing or manufacturing (including co-packing), or having designed, developed, or manufactured (including co-packing), carbonated soft drinks, ready-to-drink teas, energy drinks, or shelf-stable juice beverages for private label or brand owners anywhere in the world. For the avoidance of doubt, the design, development or manufacturing of concentrate in the RCI business or dilute-to-taste for food service in the United Kingdom shall not be deemed a Competitive Business hereunder.

“Contract” means any written contract, agreement, indenture, note, bond, loan, lease, sublease, conditional sales contract, mortgage, license, sublicense, franchise agreement, obligation, promise, undertaking, commitment or other arrangement of any kind.

“Corporate Reorganization” means the reorganization of Seller’s internal corporate chain of ownership and the sale of the Canadian Business to an Affiliate of Purchaser, each as contemplated by the Reorganization Agreement, but excluding the transfers (other than the sale of the Canadian Business to an Affiliate of Purchaser) of assets and liabilities necessary to complete the Intercompany Restructuring.

“Damages” means losses, damages, liabilities, deficiencies, actions, suits, proceedings, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys’ fees and the cost of enforcing any right to indemnification hereunder and the reasonable cost of pursuing any insurance providers; provided, however, that “Damages” shall not include punitive damages, except in the case of actual fraud, willful misconduct, or to the extent actually awarded to a Governmental Entity or other third party.

“Debt Financing Sources” means the collective reference to each lender and each other Person (including, without limitation, each agent and arranger) that have committed to provide or otherwise entered into agreements in connection with the Commitment Letter or other financings in connection with the transactions contemplated hereby, including, without limitation, any commitment letters, engagement letters, credit agreements, loan agreements or indentures relating thereto (and any joinders or amendments thereof), together with each former, current and future affiliate thereof and each former, current and future officer, director, employee, member, manager, partner, controlling person, advisor, attorney, agent and representative of each such lender, other Person or affiliate, and together with the heirs, executors, successors and assigns of any of the foregoing; provided, that any reference to a Debt Financing Source shall refer to such Person solely in its capacity as lender or arranger in connection with the Commitment Letter or such other financings in connection with the transactions contemplated hereby.

“EBITDA Adjustment” means an amount equal to (A) nine times (B)(1)(i) the Estimated 2016 EBITDA, minus (ii) the Final 2016 EBITDA, minus (2) an amount equal to one percent of the Estimated 2016 EBITDA; provided, that if the amount in subsection (B)(1) is negative or is less than two percent of the Estimated 2016 EBITDA, the EBITDA Adjustment shall be zero.

“End Date” means January 24, 2018, as it may be extended pursuant to Section 11.1.

“Environmental Law” means any Law relating to pollution or protection or preservation of human health and safety or the environment, including Laws relating to emissions, discharges, releases or potential releases of pollutants, contaminants, or hazardous or toxic materials, substances, or wastes into air, surface water, groundwater, or land, or otherwise relating to the presence, processing, distribution, use, generation, treatment, storage, generation, disposal, transport, control, cleanup or handling of or exposure to pollutants, contaminants or hazardous or toxic materials, substances, or wastes.

“Escrow Agreement” means the Escrow Agreement, dated as of the Closing Date, by and among Purchaser, the Seller and the Escrow Agent, in substantially in the form agreed by the Parties prior to the date hereof.

“Escrow Agent” means Wilmington Trust Company, N.A.

“Escrow Amount” means an amount equal to $12,500,000, to be held by the Escrow Agent for eighteen (18) months following the Closing Date in accordance with the Escrow Agreement.

“Estimated 2016 EBITDA” is the amount set forth as EBITDA on Schedule 1.1(b) of the Companies’ Disclosure Letter, derived from the Financial Statements using the methodologies set forth on Schedule 1.1(b) of the Companies’ Disclosure Letter.

“Export Law” means all Laws concerning the export or re-export of products, services and technology, the terms and conduct of international transactions, the making or receiving of international payments and the importation of merchandise, including the Export Administration Act, the International Emergency Economic Powers Act, the Trading with the Enemy Act, the Arms Export Control Act and the Tariff Act of 1930 (all such Laws as amended and in effect from time to time) and any and all rules and regulations promulgated pursuant thereto, including by the Bureau of Industry and Security, the Directorate of Defense Trade Controls, the U.S. Department of the Treasury (including the Office of Foreign Assets Control) and U.S. Customs and Border Protection.

“Final 2016 EBITDA” means the 2016 EBITDA of the Traditional Business, derived from the Audited Financial Statements using the same methodology used to calculate the Estimated 2016 EBITDA as set forth on Schedule 1.1(b) of the Companies’ Disclosure Letter.

“GAAP” means generally accepted accounting principles as in effect in the United States.

“Governmental Entity” means federal, state, provincial, local or foreign government or any court, administrative regulatory, self-regulatory or other governmental agency, tribunal, arbitrator, commission, authority, department or instrumentality, and the local, county, city, state and foreign equivalents thereof.

“Group Company Fundamental Representations” means the representations and warranties of the Group Companies set forth in Sections 4.1, 4.2(a) and 4.21.

“Hazardous Materials” means any substance, pollutants, contaminants and hazardous or toxic materials, substances or wastes that is regulated, listed, defined, designated or classified as hazardous, toxic or otherwise harmful under Environmental Law, including petroleum products and byproducts, asbestos-containing material, polychlorinated biphenyls and radon and other radionuclides, and ammonia.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvement Acts of 1976 or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

“HST” means tax imposed under Part IX of the HST Act.

“HST Act” means the Excise Tax Act (Canada).

“Income Tax Act” means the Income Tax Act (Canada), as amended.

“Indebtedness” means, without duplication: (a) indebtedness for borrowed money, whether current, short-term or long-term and whether secured or unsecured; (b) indebtedness evidenced by any note, bond, debenture or other security or similar instrument; (c) all obligations under any performance bond or letter of credit (other than any undrawn amount in respect of such letters of credit or similar credit transactions) or any bank overdrafts and similar charges; (d) all obligations for the payment of money as lessee under leases that should be, in accordance with GAAP, recorded as capital leases for financial reporting purposes; (e) all obligations for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction; (f) the amount of $15.0 million in respect of the matter set forth on Schedule 1.1(d); and (g) all obligations referred to in clauses (a) through (f) above that are either guaranteed (including under any “keep well” or similar arrangement) by, or secured (including under any letter of credit, banker’s acceptance or similar credit transaction) by any Lien upon any property or asset owned by, any of the Group Companies or Seller with respect to the Canadian Business after giving effect to the Intercompany Restructuring. For the avoidance of doubt, Indebtedness shall not include: (i) any amounts available under any credit facility (including any letters of credit or surety bonds) to the extent undrawn or uncalled; (ii) any intercompany accounts payable or intercompany loans solely among members of the Group Companies or Seller with respect to the Canadian Business of any kind or nature to the extent such amounts eliminate fully in consolidation; (iii) any component of Net Working Capital included in the calculation of Net Working Capital; (iv) any obligations that are classified and accounted for by the Group Companies or Seller with respect to the Canadian Business as insurance reserves; (v) any obligations in respect of Taxes; or (vi) any component of Transaction Expenses.

“Intellectual Property” means, as they exist anywhere in the world, all (a) issued and unexpired patents and patent applications, including all reissues, divisions, continuations, continuations-in-part, reexaminations, interferences and extensions thereof, (b) trademarks, service marks, trade dress, trade names, taglines, brand names, and logos, together with any registrations and applications in connection therewith and the goodwill associated therewith, (c) copyrights, including moral rights, and any registrations and applications in connection therewith, (d) trade secrets, know-how, inventions, processes, procedures, designs, and similar proprietary information and rights, including, as applicable, formulae and recipes, and (e) computer software, and all source code, object code, specifications, documentation and program architecture associated therewith; provided that (as used in this Agreement or any Transaction Document) the Intellectual Property shall not include: (i) software licensed from a third party (such as Oracle, Google, Apple, Microsoft, IBM, or similar commercial providers in the business of developing and distributing such software) (“Commercial Software”); or (ii) any Intellectual Property owned or otherwise held by a customer of the Traditional Business and used by one or more Group Companies or their Affiliates at the direction of the customer in the production of products for (or the provision of services to or on behalf of) that customer.

“Intercompany Restructuring” means the Corporate Reorganization (other than the sale of the Canadian Business to an Affiliate of Parent) and the restructuring of the operations of the Seller and the Group Companies as described in Section 9.6 and the Reorganization Agreement.

“IRS” means the U.S. Internal Revenue Service.

“IP Agreements” means the licenses or similar agreements dated as of the Closing Date for certain Intellectual Property used in the Traditional Business, in substantially the forms agreed to by the Parties prior to the date hereof.

“IT Contracts” means any agreements, arrangements or licenses to which a Group Company is a party relating to the IT Systems.

“IT Systems” means all information technology systems, including without limitation, computer hardware, software, firmware and networks, which in each case is owned by a Group Company or licensed by a Group Company pursuant to a license under which the Group Company paid more than $250,000 in license fees during the fiscal year 2016, and which is used in the operation of the Traditional Business.

“Knowledge” means (a) with respect to the Group Companies, the actual knowledge, after reasonable inquiry, of Steve Kitching, Matt Vernon, Mark Grover, Trevor Cadden, Suzanne Glancy-Ross, Brad Goist, Bill McFarland, Jon Biller, Ziad Shiblaq, Ridha Boussetta, Lisa Eilers, Ernesto Contreras, Jim Buatte, Juan Cotto, Stephane Bellemare, and Greg Knabe; (b) with respect to Purchaser and Purchaser Sub, the actual knowledge, after reasonable inquiry, of Aart Duijzer, Pieter van Meeteren and Martha Zandbergen; and (c) with respect to Seller, the actual knowledge, after reasonable inquiry, of Jerry Fowden, Jay Wells, Shane Perkey, Jason Ausher, Greg Leiter and Marni Poe.

“Labor Laws” means all Laws relating to employment and employment practices, including the Occupational Safety and Health Act, those Laws relating to wages, equal employment opportunity (including Laws prohibiting discrimination and/or harassment on the basis of race, national origin, religion, gender, disability, age, workers’ compensation, or any other protected classification or grounds), affirmative action and other hiring practices, workplace accessibility, immigration, workers’ compensation, workplace safety and insurance, unemployment, employment insurance, the payment of social security and other employment-related taxes, employment standards, employment of minors, health and safety, labor relations, collective bargaining, plant or facility closings, layoffs, whistleblowing, unions, withholding, payment of wages and overtime of any kind, workplace safety, insurance, pay equity, employee classification, family and medical leave, employee leave, the Immigration Reform and Control Act and any similar applicable Laws.

“Law” means any law, statute, ordinance, code, regulation, rule or other requirement of any Governmental Entity.

“Lien” means any lien, pledge, mortgage, deed of trust, security interest, charge, claim, option, easement, encroachment or other limitation of ownership or similar encumbrance or third party rights, whether the same are recorded or unrecorded.

“Material Adverse Effect” means any change, effect, event, occurrence, condition, state of facts or development that is or would reasonably be expected to become materially adverse to the business, results of operation or financial condition of the Traditional Business, taken as a whole or the ability of the Seller or the Group Companies to consummate the transactions contemplated hereby on a timely basis; provided, however, that, for purposes of the foregoing clause, Material Adverse Effect shall not include, alone or in any combination, any adverse change, effect, event, occurrence, condition, state of facts or development, directly or indirectly, relating to or resulting from (i) the economy in general, the industry in which the Traditional Business operates, or any worldwide, national, regional or local conditions or general circumstances (political, economic, financial, regulatory or otherwise), (ii) natural disasters, force majeure, an outbreak or escalation of hostilities or the declaration of a state of emergency or war, or the occurrence of any other similar calamity or crisis (including any act of terrorism), (iii) changes in Laws after the date hereof, (iv) changes in GAAP or its authoritative application after the date hereof, (v) any action required or expressly contemplated by this Agreement or any action taken (or omitted to be taken) with the written consent of or at the written request of Purchaser; (vi) any failure by the Group Companies to meet any internal or published guidance, projections, forecasts or revenue or earnings predictions (provided that the underlying causes of such failures (subject to the other provisions of this definition) shall not be excluded), (vii) the announcement, pendency, consummation or existence of this Agreement or the other transactions contemplated hereby; provided, however, the exceptions in clauses (i) through (iv) may be taken into account in determining whether a Material Adverse Effect has occurred to the extent (but solely and only to the extent) that any such change, effect, event, occurrence, condition, state of facts or development disproportionately affects the Traditional Business relative to other participants in that industry.

“Material Intellectual Property” means any item of Intellectual Property relating exclusively to a product produced by the Seller or Group Companies for customers of the Traditional Business from which the Traditional Business received revenues in excess of $2,500,000 during the 12 month period ended April 1, 2017.

“Net Working Capital” means, as of 11:59 p.m. (New York time) on the Closing Date (without giving effect to the transactions contemplated hereby other than the Intercompany Restructuring), the Group Companies’ consolidated current assets as of such time of the types set forth on Annex 1 to Schedule 1.1(a) of the Companies’ Disclosure Letter less the Group Companies’ consolidated current liabilities as of such time of the types set forth on Annex 1 to Schedule 1.1(a) of the Companies’ Disclosure Letter. Net Working Capital (and each component thereof) shall be determined in accordance with the Balance Sheet Rules.

“Order” means any order, decision, judgment, writ, injunction, decree, award or other determination of any Governmental Entity.

“Permits” means all licenses, permits, consents, approvals, registrations, qualifications and filings required under applicable Law.

“Permitted Liens” means (a) Liens set forth and identified on the Companies’ Disclosure Letter, subject to the terms of Section 7.5 of this Agreement; (b) Liens for Taxes which are not yet due and payable or which are being contested in good faith and by appropriate proceedings and for which appropriate reserves have been constituted; (c) statutory Liens securing the claims or demands of materialmen, mechanics, carriers, warehousemen and other like persons for labor, materials, or supplies, if any, arising in the ordinary course of business for amounts not yet due and payable or which are being contested in good faith and by appropriate proceedings that have been disclosed to Purchaser in writing and for which appropriate reserves have been constituted; (d) until the Closing, Liens resulting from obligations that are required by this Agreement to be discharged by Closing; (e) easements, rights of way, restrictions, defects of title, covenants, encroachments, zoning ordinances and other non-monetary encumbrances that are of record affecting Real Property which do not, individually or in the aggregate, materially interfere with or adversely affect the present use of the Real Property; (f) Liens resulting from deposits made in connection with workers’ compensation, unemployment taxes or insurance, social security and like Laws; (g) Liens of banks and financial institutions with respect to funds on deposit therewith or other property in possession thereof solely to the extent that such Liens will be released in full and terminated at or prior to the Closing in accordance with this Agreement; (h) purchase money Liens securing obligations not more than 30 days’ past due and Liens in favor of customers and suppliers on assets owned by them; (i) non-exclusive licenses of Intellectual Property entered into in the ordinary course of business and (j) Liens that encumber a landlord’s interest in Real Property which are not, individually or in the aggregate, material to the Traditional Business, provided such landlord is not a Group Company or Selling Subsidiary.

“Person” means an individual, corporation, partnership, limited liability company, firm, joint venture, association, joint stock company, trust, unincorporated organization or other entity, or any Governmental Entity or quasi-governmental body or regulatory authority.

“Personal Data” shall, as the context requires, have the meaning ascribed by the Law or Laws applicable to the person or person’s jurisdiction of residence, and shall refer to “personal information” in the context of Canada.

“Purchaser Fundamental Representation” means the representations and warranties of Purchaser and Purchaser Sub set forth in Sections 5.1, 5.2, and 5.7.

“Purchaser Stockholder Approval” shall mean that a majority of the votes cast by stockholders of Purchaser, at a meeting duly called and convened, have been cast in favor of this Agreement, and, to the extent required by applicable Law, the transactions contemplated hereby.

“Qualifying Offer” means a bona fide written offer to effect Divestitures of businesses, assets, properties, and/or product lines that generated at least $150,000,000 of Subject Revenue.

“QST” means Québec sales tax imposed under the QST Act.

“QST Act” means Title I of An Act respecting the Québec sales tax.

“Real Property” means any real property, including any land, buildings, plants, structures and improvements thereon or appurtenances thereto or space in any building, structure or other improvement located thereon or therein owned in fee or currently used or occupied pursuant to any lease, sublease, license, or other use or occupancy agreement by the Group Companies.

“Reorganization Agreement” means the agreement of even date herewith pursuant to which the Seller and certain of the Selling Subsidiaries and Group Companies shall effect the Intercompany Restructuring and pursuant to which an Affiliate of Purchaser shall acquire the Canadian Business.

“Relationship Agreement” means the agreement dated March 16, 2015 between the Purchaser and certain of its shareholders.

“Representatives” means, with respect to any Person, the directors, officers, employees, managers, members, partners, equity holders, agents, consultants, advisors (including legal counsel, accountants and financial and insurance advisors) and representatives of such Person.

“Retained Business” means the businesses of Seller and its Affiliates other than the Traditional Business.

“Retained Company” means Seller or any of its Affiliates, other than a Group Company.

“SEC” means the United States Securities and Exchange Commission.

“Seller’s Disclosure Letter” means the disclosure letter delivered by the Seller to the Purchaser on the date hereof.

“Seller’s and the Selling Subsidiaries Fundamental Representations” means the representations and warranties of the Seller and the Selling Subsidiaries set forth in Sections 6.1, 6.2, 6.3 and 6.4.

“Selling Subsidiaries” means the companies set forth on Schedule 1.1(c) of the Companies’ Disclosure Letter.

“Straddle Period” means any tax period of a Group Company beginning before the Closing Date and ending after the Closing Date.

“Subsidiary” or “Subsidiaries” means, with respect to any Person, where the context requires, any corporation, partnership, limited liability company or other entity in which such Person, directly or indirectly, owns or controls more than fifty percent (50%) of the voting power or other ownership interests.

“Target Net Working Capital” means $128,700,000.

“Tax” or “Taxes” means (a) any and all federal, state, provincial, local, foreign and other taxes, levies, fees, withholdings, imposts, duties, stamp duties and similar governmental charges (including any interest, fines, assessments, penalties or additions to tax imposed in connection therewith or with respect thereto) including (i) unclaimed property, escheat obligations, taxes imposed on, or measured by, income, franchise, profits or gross receipts, and (ii) ad valorem, value added, capital gains, sales, goods and services, harmonized sales, use, real or personal property, capital stock, license, branch, payroll, estimated withholding, employment, social security (or similar, including Canada Pension Plan or Quebec Pension Plan contributions), unemployment, compensation, utility, severance, production, excise, stamp, occupation, premium, windfall profits, transfer and gains taxes and (b) any and all liability for the payment of any items described in clause (a) above as a result of being (or ceasing to be) a member of an affiliated, consolidated, combined, unitary or aggregate group (or being included (or being required to be included) in any Tax Return related to such group), including, without limitation, Treasury Regulation Section 1.1502-6 or any similar or corresponding federal, state, provincial, local or foreign Law.

“Tax Returns” means all reports, returns, declarations, claims for refund, information reports, elections, designations or returns or similar statements (and all statements, schedules and attachments thereto and amendments thereof), including without limitation United States Treasury Department Form 90-22.1 and FinCEN Form 114, that are required or permitted to be filed in connection with any Taxes or are otherwise required or permitted to be filed with the IRS or another Governmental Entity charged with the imposition or collection of Taxes.

“Tax Sharing Agreement” means any Contract primarily relating to the sharing, allocation or indemnification of Taxes.

“Termination Fee” means the amount of $20,250,000, as the same may be increased pursuant to Section 11.3.

“Traditional Business” means the Seller’s North America, U.K. and Mexico business units (including Pri-Pak and the Canadian Business) and RCI’s finished goods export business, but excluding RCI’s other businesses, the Columbus facility and Aimia, as reflected in the Financial Statements.

“Transaction Documents” means this Agreement, the Reorganization Agreement, the Ancillary Agreements, the exhibits hereto and thereto, and the other agreements, certificates and instruments executed (or to be executed) by a Party and delivered (or to be delivered) pursuant to this Agreement in connection with the Closing.

“Transaction Expenses” means any and all out-of-pocket fees, costs and expenses incurred or subject to reimbursement by the Seller, the Selling Subsidiaries, any Group Company, or any of their respective Affiliates, in each case arising out of the preparation and/or execution of this Agreement and/or the consummation of the Intercompany Restructuring or the other transactions contemplated by this Agreement (whether incurred prior to, on or after the date hereof) and not paid prior to the Closing, including, without duplication: (a) any fees, costs and expenses of counsel, accountants or other advisors or service providers; (b) any brokerage, finders’ or other advisory fees, costs, expenses, commissions or similar payments; (c) any fees, costs and expenses or payments related to any transaction or sale bonus, discretionary bonus, change-of-control payment, success fee, retention payment, phantom equity payout, “stay put” or other compensatory payments made or payable to any current or former employee, director or independent contractor of any of the foregoing Persons, including, without limitation, any “gross up” or similar payments in connection with parachute payments within the meaning of Section 280G of the Code, whether provided pursuant to an employment agreement or otherwise, in each case as a result of the execution of this Agreement or the consummation of the Closing hereunder, the Intercompany Restructuring, and the other transactions contemplated hereby and including any such payments that are due after the Closing; (d) any fees, costs and expenses or payments related to the D&O Insurance; and (e) the cost of preparing the Audited Financial Statements. For the avoidance of doubt, Transaction Expenses shall not include: (i) any of the foregoing expenses to the extent that they have been paid in full prior to the Closing, (ii) any component of Net Working Capital included in the calculation of Net Working Capital; (iii) any component of the Closing Indebtedness, (iv) any cost associated with obtaining the R&W Policy, (v) any other expense or cost required to be paid or reimbursed by Purchaser hereunder; and (vi) any payment becoming due as a result of facts or circumstances arising after the Closing (other than the passage of time), including any “double-trigger” severance payments payable as a result of a termination of employment after the Closing.

“Treasury Regulations” means the final and temporary U.S. Treasury regulations issued under the Code.

1.2 Additional Defined Terms. Each of the following terms is defined on the page set forth opposite such term:

Affiliate Transactions	43
Agreement	1
Ancillary Agreements	2
Annual Financial Statements	22
Balance Sheet	23
Bankruptcy and Equity Exceptions	22

Basket Amount	77
Burdensome Condition	66
Clean Team Agreement	63
Closing	16
Closing Date	16
Closing Transaction Expenses	17
CMA	63
Commercial Software	7
Commitment Letter	1
Company Employee Plan	34
Company Permits	31
Confidentiality Agreement	60
Contest	82
D&O Insurance	67
De Minimis Amount	77
Divestiture	65
EGM Materials	59
Employee Plan	34
EA02	64
ERISA	34
ERISA Affiliate	34
Estimated Cash	17
Estimated Closing Indebtedness	17
Estimated Consideration	15
Estimated Net Working Capital	17
Estimated Transaction Expenses	17
Extraordinary Meeting	59
FCPA	43
Final Amounts	18
Final End Date	72
Financial Statements	22
First Extension	72
First Extended End Date	72
Group Companies	1
Group Company	1
Group Company Information	61
Indemnified Party	76
Indemnifying Party	78
Independent Auditor	18
Interim Balance Sheet	23
Interim Financial Statements	22
International Employee Plan	37
Leased Real Property	28
Material Contract	29
Material Property Leases	28
Multiemployer Plan	34

Notice of Claim	78
Objection Notice	79
Owned Real Property	27
Parties	1
Party	1
Pay-Off Lender	56
Pay-Off Letters	56
Post-Closing Tax Period	84
Pre-Closing Statement	17
Pre-Closing Tax Return Amendment	84
Pre-Closing Taxable Periods	83
Pre-Closing Taxes	81
Privacy Policy	33
Purchased Companies	15
Purchaser	1
Purchaser Board Approval	48
Purchaser Board Recommendation	48
Purchaser Indemnified Parties	76
Purchaser Sub	1
R&W Policy	1
Released Person	87
Releasing Person	87
Second Extension	72
Second Extended End Date	72
Second Request	64
Seller	1
Seller Indemnified Parties	75
Seller Objection	18
Selling Subsidiaries	1
Shares	50
Significant Customers	42
Significant Suppliers	42
Subject Revenue	65
Support Commitments	1
Third-Party Notice	79
Traditional Business Assets	44
Transaction Consideration	19
Transactions	2
Transfer Taxes	84
WARN Act	39

1.3 Interpretation. When a reference is made in this Agreement to an Article, a Section or an Exhibit, such reference shall be to an article, section or exhibit of this Agreement, unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Unless otherwise indicated to the contrary herein by the context or use thereof (a) the words “herein,” “hereto,” “hereof” and words of similar import refer to this Agreement as a whole and not to any particular Article, Section or paragraph hereof, (b) the word “including” (or any derivation thereof) means “including, without limitation,” (c) words importing the singular will also include the plural, and vice versa, (d) words denoting any gender shall include all genders, (e) the word “or” is not exclusive, (f) any reference to any federal, state, local, or foreign statute or law will be deemed also to refer to all rules and regulations promulgated thereunder as from time to time amended, modified or supplemented, (g) references to a Person are also to its permitted successors and assigns, (h) references to a Section of a Disclosure Letter shall mean one of the sections of the applicable Disclosure Letter, as applicable, (i) references to any Contract shall mean such Contract as amended, supplemented or modified (including any waiver thereto) in accordance with the terms thereof, (j) documents shall be deemed to have been “delivered” or “made available” three Business Days after they are posted in the electronic data room organized in connection with this Agreement, including any unredacted documents limited to review by a designated “clean team,” and (k) any accounting terms used in this Agreement shall, unless otherwise defined in this Agreement, have the meaning ascribed thereto by GAAP. References to “$” or “dollars” will be references to United States Dollars, and with respect to any contract, obligation, liability, claim or document that is contemplated by this Agreement but denominated in currency other than United States Dollars, the amounts described in such contract, obligation, liability, claim or document will be deemed to be converted into United States Dollars for purposes of this Agreement as of the applicable date of determination.

ARTICLE II THE TRANSACTION: PURCHASE AND SALE

2.1 Purchase and Sale. Subject to the terms and conditions set forth herein, at the Closing, Seller shall (or shall cause the Selling Subsidiaries to) sell to the Purchaser or one or more Purchaser Affiliates, and the Purchaser or one or more Purchaser Affiliates shall purchase from the Seller or the Selling Subsidiaries, as applicable, (a) all of the outstanding equity interests of each of the Group Companies directly held by such Selling Subsidiaries and (b) the Canadian Business (including, for the avoidance of doubt, the Canadian Assets) as set forth in the Reorganization Agreement (collectively, the “Purchased Companies”) and the Parties shall effectuate the transfers contemplated by the Reorganization Agreement, for the consideration specified in Section 2.2. For clarity, the purchase and sale contemplated by this Agreement may be effectuated through Affiliates of the Purchaser and Seller.

2.2 Closing; Consideration.

(a) Subject to adjustment as set forth in Section 3.1, the aggregate consideration to be paid by or on behalf of Purchaser or one or more Purchaser Affiliates to the Seller at the Closing shall be an amount equal to One Billion Two Hundred Fifty Million Dollars ($1,250,000,000) adjusted on a dollar-for-dollar basis as follows (the “Estimated Consideration”):

(i) decreased by the aggregate amount, if any, of Estimated Closing Indebtedness of the Group Companies and any Indebtedness of Seller included in the Canadian Liabilities;

(ii) increased by Estimated Cash;

(iii) increased by the amount, if any, by which Estimated Net Working Capital exceeds Target Net Working Capital;

(iv) decreased by the amount, if any, by which Target Net Working Capital exceeds Estimated Net Working Capital;

(v) decreased by the amount of Estimated Transaction Expenses payable at Closing; and

(vi) decreased by the EBITDA Adjustment, if any.

(b) The Estimated Consideration shall be payable by Purchaser as set forth in Section 2.3 below.

2.3 Closing.

(a) Upon the terms and subject to the conditions of this Agreement, the closing of the sale and purchase as specified in Section 2.1(the “Closing”) will take place at a time and on a date (the “Closing Date”) to be specified by the Seller and Purchaser (but in no event later than five Business Days after the satisfaction or waiver of all the conditions set forth in Article X, other than those conditions which, by their nature, are to be satisfied at the Closing, it being agreed, for the avoidance of doubt, that the Closing shall remain subject to the satisfaction or waiver of those conditions at the Closing), remotely via the exchange of documents, signatures and deliveries, or at such other time, date and place as the Seller and the Purchaser shall agree.

(b) Subject to the terms and conditions of this Agreement, the Parties shall consummate the Closing by taking the following actions:

(i) Purchaser shall deliver or cause to be delivered the Estimated Consideration, minus the Escrow Amount, by wire transfer of immediately available funds to one or more accounts designated by the Seller prior to the Closing, which, for the avoidance of doubt, may include payments to or for the accounts of holders of Indebtedness of the Seller;

(ii) Purchaser shall deliver or cause to be delivered to the Pay-Off Lenders on behalf of the Group Companies the amounts set forth on the applicable Pay-Off Letters by wire transfer of immediately available funds to the account or accounts set forth in such Pay-Off Letters;

(iii) Purchaser shall pay, or cause to be paid, on behalf of the Seller, the Group Companies and their respective Affiliates, the Estimated Transaction Expenses by wire transfer of immediately available funds in accordance with the final invoices or other documentation therefor that are delivered to Purchaser pursuant to Section 3.1(a), except that, in the case of any Closing Transaction Expenses payable to employees of the Group Companies as at the Closing, such Closing Transaction Expenses shall be paid, or caused to be paid, to the applicable Group Company and that company shall, and Purchaser shall cause the company to, disburse such amounts, net of tax withholdings, through its normal payroll procedures to such employees promptly after the Closing;

(iv) The Seller shall convey and deliver to the Purchaser and/or the Purchaser Sub or one or more Purchaser Affiliates all of the issued and outstanding shares of capital stock and other equity interests of each Group Company, directly or indirectly, duly endorsed in favor of the Purchaser and/or the Purchaser Sub free and clear of any Liens;

(v) Purchaser and Seller and their relevant Affiliates shall deliver or cause to be delivered to each other the Ancillary Agreements;

(vi) Purchaser shall deliver or caused to be delivered to the Escrow Agent the Escrow Amount, which will be held by the Escrow Agent following the Closing Date for the time periods set forth and in accordance with the terms of the Escrow Agreement to secure the indemnification obligations of Seller under Article XII and Article XIII as applicable; and

(vii) The Parties shall take such further actions and make such other deliveries as are otherwise required by the terms of this Agreement.

2.4 Purchase Price Allocation. The consideration payable under this Article II, as adjusted under Article III, shall be allocated among the stock of the Purchased Companies and the net assets of the Canadian Business in accordance with Schedule 2.4.

ARTICLE III CLOSING AND POST-CLOSING ADJUSTMENTS

3.1 Closing and Post-Closing Adjustments.

(a) Closing Estimates. No later than three Business Days prior to the Closing Date, the Seller shall deliver to Purchaser (A) a certificate signed by an executive officer of the Seller setting forth the Seller’s good faith calculation of the EBITDA Adjustment and good faith estimates and calculation of Net Working Capital (“Estimated Net Working Capital”), Closing Indebtedness (“Estimated Closing Indebtedness”), Closing Cash (“Estimated Cash”), Transaction Expenses (“Estimated Transaction Expenses”) and the Estimated Consideration (such certificate, the “Pre-Closing Statement”) for the Traditional Business, consolidated, in each case determined in accordance with the Balance Sheet Rules (if applicable), together with supporting documentation for such estimates and any additional information reasonably requested by Purchaser, and (B) final invoices and other documentation with respect to all Transaction Expenses to be paid by the Seller, the Group Companies or their respective Affiliates to third parties at the Closing (the “Closing Transaction Expenses”). The Seller shall provide Purchaser and its Representatives reasonable and timely access to the working papers, personnel and other information regarding such calculations and estimates set forth on the Pre-Closing Statement as Purchaser may reasonably request, along with a reasonable opportunity to review and comment on the Pre-Closing Statement, and the Seller shall include all comments reasonably proposed by Purchaser in the Pre-Closing Statement; provided that if the Parties do not agree within 48 hours on any changes proposed by Purchaser, the Pre-Closing Statement proposed by Seller shall be the Pre-Closing Statement. Subject to the foregoing, nothing in this Section 3.1(a) shall limit, modify, abrogate or otherwise constitute a waiver of any of Purchaser’s or the Seller’s rights to determine Net Working Capital, Closing Cash, Closing Indebtedness, Transaction Expenses (collectively, the “Final Amounts”) and the Transaction Consideration pursuant to Section 3.1(c).

(b) Adjustment. At the Closing, the amount of the Estimated Consideration shall be determined in accordance with Section 2.2.

(c) Post-Closing Adjustments.

(i) Purchaser’s Calculations. Within 90 days after the Closing Date, Purchaser shall prepare or cause to be prepared a calculation of the Final Amounts, in each case determined in accordance with the Balance Sheet Rules (if applicable), and deliver to the Seller such calculations and the adjustments, if any, required to be made to the Estimated Consideration pursuant to Sections 3.1(c)(iii), 3.1(c)(iv), 3.1(c)(v) and 3.1(c)(vi). Purchaser shall provide the Seller and its Representatives reasonable and timely access to the working papers, personnel and other information regarding such calculations of the Final Amounts as the Seller may reasonably request.

(ii) Determination. The Seller will have a period of up to 45 days following the delivery of Purchaser’s calculations of the Final Amounts and the Transaction Consideration to notify Purchaser of any disagreements in reasonable detail with such calculations in writing (such notice being a “Seller Objection”). If the Seller fails to deliver a Seller Objection before the end of such 45-day period, Purchaser’s calculation of the Final Amounts and the adjustments, if any, required to be made to the Estimated Consideration pursuant to Sections 3.1(c)(iii), 3.1(c)(iv), 3.1(c)(v) and 3.1(c)(vi) shall become final and binding on the Parties. In the event the Seller delivers to Purchaser a Seller Objection before the end of that 45-day period, Purchaser and the Seller shall attempt in good faith to resolve any disagreements that they may have with respect to any matter specified in the Seller Objection during the 30-day period following the delivery to Purchaser of a Seller Objection. If the Parties are unable to resolve the Seller Objection within such 30-day period, either the Seller, on the one hand, or Purchaser, on the other hand, shall have the right to submit the determination of the matters to KPMG LLP or, if KPMG LLP is not available for such assignment, then an independent accountant of national standing in the United States reasonably acceptable to Purchaser and the Seller (the “Independent Auditor”), whose decision shall be final and binding on the Parties. The Seller and Purchaser shall each submit to the Independent Auditor, with a copy to the other, a written statement setting forth their respective positions as to any and all matters that remain in dispute within 15 days after the appointment of the Independent Auditor. There will be no ex parte communications between the Seller or Purchaser and the Independent Auditor, other than written answers by the Seller or Purchaser to written questions of the Independent Auditor (copies of which shall be provided simultaneously to such other Party), but each of Purchaser and the Seller shall have the right to reply in writing to the written submission of the other within 10 days after its receipt of the other’s written submission. The Independent Auditor shall be instructed to resolve all disputed items within 30 days of the submission to it of such items. In resolving any disputed item, the Independent Auditor (A) shall be bound by the provisions of this Section 3.1(c)(ii), (B) may not resolve any disputed matter of law, (C) may not assign a value to any item greater than the highest value claimed for such item or less than the lowest value for such item claimed by either Purchaser or the Seller, (D) shall restrict its decision to such items included in the Seller Objection which are then in dispute,

(E) may review only the written presentations of the Seller and Purchaser in resolving any matter which is in dispute, (F) shall render its decision in writing setting forth in reasonable detail the basis upon which its decision was made, and (G) shall base that decision on the Balance Sheet Rules and GAAP. The fees, costs and expenses of the Independent Auditor shall be paid by the Party whose aggregate estimate of the disputed amount differs most greatly from the determination of the Independent Auditor. Notwithstanding anything herein to the contrary, the dispute resolution mechanism contained in this Section 3.1(c)(ii) shall be the exclusive mechanism for resolving disputes regarding the adjustments relating to the Final Amounts.

(iii) Net Working Capital Adjustment. If Net Working Capital, as finally determined pursuant to Section 3.1(c)(ii), is less than Estimated Net Working Capital, then the Estimated Consideration shall be reduced dollar-for-dollar by the amount of such shortfall. If Net Working Capital, as finally determined pursuant to Section 3.1(c)(ii), is greater than Estimated Net Working Capital, then the Estimated Consideration shall be increased dollar-for-dollar by the amount of such difference.

(iv) Closing Cash Adjustment. If Closing Cash, as finally determined pursuant to Section 3.1(c)(ii), is less than Estimated Closing Cash, then the Estimated Consideration shall be reduced dollar-for-dollar by the amount of such shortfall. If Closing Cash, as finally determined pursuant to Section 3.1(c)(ii), is greater than Estimated Closing Cash, then the Estimated Consideration shall be increased dollar-for-dollar by the amount of such difference.

(v) Closing Indebtedness Adjustment. If Closing Indebtedness, as finally determined pursuant to Section 3.1(c)(ii), is less than Estimated Closing Indebtedness, then the Estimated Consideration shall be increased dollar-for-dollar by the amount of such shortfall. If Closing Indebtedness, as finally determined pursuant to Section 3.1(c)(ii), is greater than Estimated Closing Indebtedness, then the Estimated Consideration shall be reduced dollar-for-dollar by the amount of such difference.

(vi) Transaction Expenses Adjustment. If Transaction Expenses, as finally determined pursuant to Section 3.1(c)(ii), are less than Estimated Transaction Expenses, then the Estimated Consideration shall be increased dollar-for-dollar by the amount of such shortfall. If Transaction Expenses, as finally determined pursuant to Section 3.1(c)(ii), are greater than Estimated Transaction Expenses, then the Estimated Consideration shall be reduced dollar-for-dollar by the amount of such difference.

(vii) Closing Consideration; Payment of Adjustments. The Estimated Consideration as adjusted pursuant to this Section 3.1(c) shall constitute the “Transaction Consideration.” If it is determined pursuant to this Section 3.1(c) that the Estimated Consideration paid at the Closing is less than the Transaction Consideration, subject to Section 3.1(a), Purchaser shall pay or cause to be paid the absolute value of such difference in cash to one or more accounts as the Seller shall designate in writing. If it is determined pursuant to this Section 3.1(c) that the Estimated Transaction Consideration paid at the Closing is greater than the Transaction Consideration, the Seller shall pay the absolute value of such difference, to one or more accounts as Purchaser shall designate in writing.

(viii) Timing and Method of Adjustment Payment. Any cash payment to be made as a result of adjustments made in accordance with this Section 3.1(c) shall be paid within five Business Days of the final determination of such adjustments in accordance with Section 3.1(c)(ii) by wire transfer of immediately available funds to one or more accounts as shall be designated by Purchaser or the Seller, as the case may be, at least two Business Days prior to the date that such payment is to be made.

(ix) Tax Withholding. Purchaser shall be entitled to deduct and withhold from any consideration payable pursuant to this Agreement to the Seller or any other Person such amounts, if any, as are required to be deducted or withheld therefrom or in connection therewith under the Code or any provision of federal, state, provincial, local or foreign Tax Law or under any other applicable Law. Purchaser shall provide Seller with written notice detailing any amounts required to be deducted or withheld from any consideration payable pursuant to this Agreement and shall identify the applicable Tax Law under which the deduction or withholding is required; Purchaser shall use its commercially reasonable efforts to deliver such notice at least five Business Days prior to the Closing. To the extent such amounts are so deducted or withheld, such amounts shall be timely remitted to the proper Governmental Entity and shall be treated for all purposes under this Agreement as having been paid to the Seller or to the Person, respectively, to whom such amounts would otherwise have been paid.

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE GROUP COMPANIES

As a material inducement to Purchaser and Purchaser Sub to enter into this Agreement and to consummate the transactions contemplated hereby, except as set forth in the Companies’ Disclosure Letter (subject to Section 14.5), the Group Companies and Seller (with respect to the Canadian Business only), jointly and severally, hereby represent and warrant to Purchaser and Purchaser Sub as follows:

4.1 Capitalization; Subsidiaries.

(a) Schedule 4.1(a) of the Companies’ Disclosure Letter sets forth the names of each Group Company and shows for each: (i) its jurisdiction of organization; (ii) its authorized and outstanding capital stock or other equity securities; and (iii) the identity of and number of shares of such capital stock or other equity securities owned of record by each holder thereof as of the date hereof. Except as set forth on Schedule 4.1(a) of the Companies’ Disclosure Letter, after giving effect to the Intercompany Restructuring, no Group Company will have Subsidiaries or own any capital stock or other equity securities of any other Person.

(b) Each Group Company is duly organized and formed, validly existing and in good standing in its jurisdiction of organization, with all requisite corporate or other similar power to own, lease and operate its property and to carry on its business as now being conducted.

(c) Each Group Company is duly qualified and/or licensed to do business and is in good standing as a foreign corporation or limited liability company in each jurisdiction in which the nature of its business or the character of the properties owned or held under lease by it makes such qualification or licensing necessary, except where the failure to be so qualified or licensed would be materially adverse to the Group Companies taken as a whole.

(d) All of the issued and outstanding shares of capital stock or other equity securities of each Group Company are duly authorized, validly issued, fully paid and non-assessable (to the extent that such concepts are applicable) and upon the Closing shall be free of any Liens and preemptive rights with respect thereto (other than Liens relating to Purchaser’s acquisition of such securities). All of the issued and outstanding shares of capital stock or other equity securities of each Group Company are owned by Seller directly or indirectly through one or more Subsidiaries (including Selling Subsidiaries). Except as described on Schedule 4.1(d) of the Companies’ Disclosure Letter, there are no (and after giving effect to the Intercompany Restructuring, there will not be any) subscriptions, options, “phantom” stock rights, stock appreciation rights, warrants or other rights entitling any Person to acquire or otherwise receive from any Group Company any shares of its capital stock or other equity securities convertible into or exchangeable for that capital stock or other equity securities. Except as described on Schedule 4.1(d) of the Companies’ Disclosure Letter, no Group Company securities are held in treasury. Except as described on Schedule 4.1(d) of the Companies’ Disclosure, there are no Contracts relating to the grant, issuance, repurchase, redemption or other acquisition by any Group Company of any securities. There are no voting trusts, shareholder agreements, proxies or other restrictions that restrict or limit the voting, sale or other disposition of any Group Company securities. No Person has any right of first offer, right of first refusal or preemptive right in connection with any future offer, sale or issuance of any Group Company securities. No Group Company has any authorized or outstanding bonds, debentures, notes or other indebtedness the holders of which have the right to vote (or are convertible into, exchangeable for or evidencing the right to subscribe for or acquire securities having the right to vote) with the holders of any Group Company securities on any matter.

(e) Except as set forth on Schedule 4.1(e) of the Companies’ Disclosure Letter, no Group Company is obligated to make any material investment in or capital contribution to any Person.

(f) The Group Companies have provided to Purchaser true and complete copies of the certificate of incorporation, bylaws or other applicable organizational documents and the stock records of each Group Company, as in effect on the date hereof. At or prior to Closing, the Group Companies shall provide true and accurate copies of minute books and corporate records of each Group Company in the possession of any Group Company. At the Closing, all books of account, minute books, membership interest record books, stock record books, and other records of the Group Companies shall be in the possession of the Group Companies.

4.2 Authority; No Conflict; Required Filings and Consents.

(a) Each Group Company has all requisite power and authority to enter into this Agreement and the other Transaction Documents to which it is or will become a party, and to perform its obligations under, and to consummate the transactions contemplated by, this Agreement and such other Transaction Documents. The execution and delivery by each Group Company of, and the performance by it of its obligations under, this Agreement and such other

Transaction Documents have been (or, to the extent not executed as of the date hereof, will be) duly authorized by all necessary action on the part of that Group Company. This Agreement has been and such other Transaction Documents have been (or, when executed and delivered, will be) duly executed and delivered by each Group Company party thereto. This Agreement and each of the other Transaction Documents to which a Group Company is a party constitutes, and each of the other Transaction Documents to which a Group Company will become a party, when executed and delivered by that Group Company, will constitute, its valid and binding obligation enforceable by Purchaser and Purchaser Sub against it in accordance with their respective terms, except to the extent that enforceability may be limited by applicable bankruptcy, reorganization, insolvency, moratorium or other laws affecting the enforcement of creditors’ rights generally and by general principles of equity, regardless of whether such enforceability is considered in a proceeding at law or in equity (the “Bankruptcy and Equity Exceptions”).

(b) The execution and delivery by each Group Company of this Agreement and the other Transaction Documents to which it is or will become a party do not, and the performance of its obligations under, this Agreement and the other Transaction Documents to which it is or will become a party, will not, (i) conflict with, or result in any violation or breach of any provision of its certificate of incorporation, bylaws or other applicable organizational documents, (ii) violate in any material respect any Law applicable to it, (iii) as of the date hereof, except as set forth on Schedule 4.2(b) of the Companies’ Disclosure Letter, conflict with, result in a breach of or default under, give rise to a right of termination of or accelerate the performance required by, or constitute an event that, after notice or lapse of time or both, would conflict with, result in a breach of or default under, give rise to a right of termination of or accelerate the performance required by, the terms of any material Order involving or binding upon it, or any Material Contract to which any Group Company is a party or by which its assets are bound, (iv) require any material consent, approval, order or authorization of, or registration, declaration, notice or filing with, any Governmental Entity on the part of the Group Companies, other than (x) such filings as may be required under the Antitrust Laws and (y) such consents, authorizations, filings, approvals and registrations as are listed on Schedule 4.2(b) of the Companies’ Disclosure Letter, or (v) result in the creation or imposition of any Lien (other than a Permitted Lien), with or without notice or lapse of time or both, on any material assets of the Group Companies, excluding in the case of clause (iii), for Material Contracts which individually generated gross revenue for the Traditional Business of less than $10,000,000 in fiscal 2016.

4.3 Company Financial Statements.

(a) For purposes of this Section 4.3, references to “Group Companies” shall be deemed to include the Canadian Business. Complete copies of the unaudited, consolidated, carve-out financial statements consisting of the balance sheet of the Group Companies (assuming the consummation of the Intercompany Restructuring) as of January 2, 2016 and December 31, 2016 and the related statements of income and cash flow for the fiscal years then ended (the “Annual Financial Statements”), and unaudited financial statements consisting of the consolidated, carve-out balance sheet of the Group Companies as at April 1, 2017 (assuming the consummation of the Intercompany Restructuring) and the related statement of income for the 3-month period then ended (the “Interim Financial Statements” and together with the Annual Financial Statements, the “Financial Statements”) have been delivered to Purchaser.

The balance sheet of the Group Companies as of December 31, 2016 is referred to herein as the “Balance Sheet” and the balance sheet of the Group Companies as of April 1, 2017 is referred to herein as the “Interim Balance Sheet.”

(b) The Financial Statements are derived from the books and records of the Seller and the Group Companies, and present fairly, in all material respects, the consolidated financial position and results of operation of the Group Companies (assuming the consummation of the Intercompany Restructuring) as of their historical dates and for the periods indicated. The Financial Statements (including the accounts receivable, inventory and related reserves reflected thereon) have been prepared in accordance with GAAP and the assumptions, methodologies and procedures set forth on Schedule 4.3(b) of the Companies’ Disclosure Letter applied on a consistent basis for the periods included, subject to the absence of notes and, in the case of the Interim Financial Statements, to all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation of results of operations for the interim period and of the financial condition as of the date of the Interim Balance Sheet but excluding, such other, if any, normal year-end adjustments (the effect of which would not be material). Neither the Seller nor the Group Companies has made any material change in their accounting policies with respect to inventory or accounts receivable within the past two years.

(c) Except as disclosed on Schedule 4.3(c), as of the date hereof, (i) the Group Companies have no material liabilities that would be required to be disclosed in financial statements prepared in accordance with GAAP and the assumptions, methodologies, and procedures set forth on Schedule 4.3(b) of the Companies’ Disclosure Letter, that were not reflected or reserved against on the balance sheet included in the Interim Financial Statements, other than (A) accounts payable, (B) obligations arising under any Contracts of the Group Companies (other than obligations arising from a breach thereof by a Group Company), (C) normal year-end adjustments and accruals, and (D) liabilities which have been incurred in the ordinary course of business (none of which arise from any breach of a Contract by a Group Company or any material violation of any Law or Order by a Group Company or any Action against a Group Company), and (ii) no Group Company has any known contingent liabilities that would be required by Accounting Standards Codification 450 (“ASC 450”) to be reflected in the consolidated financial statements of the Group Companies prepared in accordance with GAAP, but for a determination made by management that such liabilities were not reasonably probable of assertion or sufficiently determinable in amount to require that they be reflected in the Financial Statements by ASC 450.

(d) Except as disclosed on Schedule 4.3(d), as of the date hereof, each Group Company has good title to all material personal property reflected in the Interim Financial Statements as owned by it and holds a valid lease for all material personal property reflected in the Interim Financial Statements and leased by it, except for material personal property that has been disposed of in the ordinary course since March 31, 2017 or as reflected on Schedule 4.5 to the Companies’ Disclosure Letter.

(e) The Group Companies make and keep accurate books and records in accordance with sound business practices reflecting their respective assets and maintain internal accounting controls that provide reasonable assurance that (i) transactions are executed in accordance with management’s authorization and (ii) transactions are recorded as necessary to permit preparation of the Financial Statements and to maintain accountability for the assets of the Group Companies.

(f) The initial pricing terms set forth in the Ancillary Agreements are consistent in all material respects with the intercompany charges and corporate allocations, as applicable, for such services (subject to changes in underlying commodity prices) utilized by the Group Companies during the periods covered by the Financial Statements.

4.4 Tax Matters. Except as set forth on Schedule 4.4 of the Companies’ Disclosure Letter:

(a) All necessary income and other material Tax Returns required to be filed by or with respect to the Group Companies and Seller with respect to the Canadian Business have been timely filed with the appropriate tax authorities (taking into account any applicable extension of time within which to file) and are true, correct, and complete in all material respects;

(b) All Taxes shown to be payable on the Tax Returns described in Section 4.4(a) and all other Taxes of the Group Companies and Seller with respect to the Canadian Business, whether or not shown on any Tax Return, that are due and payable have been paid in full, and the Financial Statements reflect adequate reserves (excluding any reserve for deferred Taxes) in accordance with GAAP applied on a consistent basis for all Taxes payable by the Group Companies and Seller with respect to the Canadian Business for all taxable periods and portions thereof accrued through the date of such Financial Statements, and, since the date of the Interim Balance Sheet, no Group Company or Seller with respect to the Canadian Business has engaged in any action, other than in the ordinary course of business consistent with past practice, that would affect such reserves for Taxes;

(c) No UK Group Company has within the past six years become liable to pay, nor to the Knowledge of the Seller and the Group Companies are there any circumstances by reason of which a UK Group Company is likely to pay, any penalty, fine, surcharge or interest in respect of taxation where charged by virtue of the provisions of the Tax Management Act 1970, Value Added Tax Act 1994 or any other UK Act, Statutory Instrument or similar legislation under which such taxation would be chargeable;

(d) The Group Companies have made available to Purchaser information on all income Tax Returns filed with respect to each Group Company that have been audited since January 1, 2014, and those Tax Returns that are currently the subject of audit. The Group Companies have made available to Purchaser correct and complete copies of all United States federal and Canadian federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by the Group Companies filed or received since January 1, 2014;

(e) There are no Liens on any of the assets of the Group Companies or the assets constituting the Canadian Business with respect to Taxes, other than Permitted Liens;

(f) No Action is pending or, to the Knowledge of the Seller and the Group Companies, threatened with respect to any Taxes due from or with respect to any of the Group Companies or Seller with respect to the Canadian Business; no Governmental Entity has given notice in writing of any intention to assert any deficiency or claim for additional Taxes;

(g) No written claim has been made by a Governmental Entity during the three years preceding the Closing Date in a jurisdiction where any Group Company or Seller with respect to the Canadian Business has not paid Taxes or filed Tax Returns asserting that any Group Company is subject to Taxes assessed by such jurisdiction;

(h) To the Knowledge of the Seller and the Group Companies, each Group Company that is formed under the laws of one of the United States is not subject to Tax in any jurisdiction, other than the United States, by virtue of having a permanent establishment or fixed place of business, or being engaged or considered as being engaged in the conduct of a trade or business in such jurisdiction;

(i) To the Knowledge of the Seller and the Group Companies, none of the Group Companies that is organized outside of the United States is subject to Tax in the United States, by virtue of having a permanent establishment or fixed place of business, or being engaged or considered as being engaged in the conduct of a trade or business in the United States;

(j) To the Knowledge of the Seller, Seller is not a non-resident of Canada for purposes of the Income Tax Act;

(k) No material waiver or extension of any statute of limitations is in effect with respect to Taxes or Tax Returns of any Group Company, and no request for any such waiver or extension is currently pending;

(l) None of the Group Companies has distributed stock of another Person, or had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Code §355 within the past two years;

(m) No Group Company is a party to, or bound by, any Tax Sharing Agreement (other than one exclusively between or among the Group Companies) or has any liability for Taxes of any Person (other than members of the affiliated group, within the meaning of Section 1504(a) of the Code, filing consolidated federal income Tax Returns of which the U.S. Selling Subsidiary is a member) under Treasury Regulations Sections 1.1502-6 or 1.1502-78 or similar provision of state, local or foreign Tax Law, as a transferee or successor, by contract or otherwise;

(n) No Group Company has participated in any “reportable transaction” other than a “loss transaction” within the meaning of Treasury Regulations Section 1.6011-4(b) (or any similar provision of state, local or foreign Tax Law);

(o) No Group Company will be required to include any item of income in, or exclude any item of deduction from, Taxable income for any Taxable period (or portion thereof) ending after the Closing Date as a result of: (i) a change in a method of accounting for a Taxable period ending on or prior to the Closing Date; (ii) a “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local, or non-US income

Tax law) executed on or prior to the Closing Date; (iii) intercompany transactions or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local, or non-U.S. requirements of Law); (iv) installment sale or open transaction disposition made on or prior to the Closing Date; (v) prepaid amount received on or prior to the Closing Date; or (vi) an election made under Section 108(i) of the Code;

(p) The Group Companies have complied with the provisions of the Code and the Treasury Regulations promulgated thereunder as necessary to avoid any material redistribution, reapportionment, reallocation, recharacterization, or adjustment pursuant to Section 482 of the Code or any similar provision of state, local, or foreign Law;

(q) The Group Companies are in compliance with all terms and conditions of all Tax grants, abatements or incentives granted or made available by any Governmental Entity for the benefit of any Group Company and the consummation of the transactions contemplated by this Agreement shall not have any adverse effect on the continued validity and effectiveness of any such Tax grants, abatements or incentives;

(r) Each of the Group Companies has withheld from its respective employees, independent contractors, creditors, equity holders and third parties and timely paid to the appropriate Governmental Entity proper and accurate amounts in all material respects in compliance with all Tax withholding and remitting provisions of applicable Laws and have each complied in all material respects with all Tax information reporting provisions of all applicable Laws;

(s) None of the shares in the capital stock of any of the Group Companies are “taxable Canadian property” of a Selling Subsidiary (other than a Selling Subsidiary that is a resident of Canada) for purposes of the Income Tax Act;

(t) The Group Companies incorporated in the United Kingdom have been duly registered for the purposes of Value Added Taxes at all times they have been required to be registered and no such registration is subject to any conditions imposed or agreed with HM Revenue & Customs or any relevant taxation authority;

(u) The Group Companies incorporated in the United Kingdom have maintained and obtained accounts, records, invoices and other documents required to be kept by VAT legislation arising in respect of or in connection with the business and such accounts, records, invoices and other documents are complete, correct and up to date in all material aspects;

(v) The Group Companies incorporated in the United Kingdom confirm that they are not in arrears with any payments or returns or notifications under VAT legislation or liable to any forfeiture of goods under the Customs and Excise Acts (as defined in the Customs and Excise Management Act 1979) or any other VAT legislation;

(w) No election has been made by a Group Company or will be made prior to Closing in accordance with the provisions of paragraph 2 of Schedule 10 to the Value Added Tax Act 1994 to waive the exemption from value added tax in respect of the properties/land that will be included within the sale;

(x) All necessary stamp Tax returns and documentation for the Group Companies have been filed and maintained, and all required stamp duties (including UK Stamp Duty Land Tax (“SDLT”) and UK Stamp Duty and Stamp Duty Reserve Tax “SDRT”)) with respect to assets acquired by the Group Companies have been paid;

(y) Seller with respect to the Canadian Business is duly registered for the purposes of the HST Act and its registration number is 896865680 RT0001; and is duly registered for the purposes of the QST Act and its registration number is 1015481346 TQ0001;

(z) Subject to Section 4.4(o), notwithstanding anything that may be to the contrary herein, no representation or warranty is made with respect to any Taxes that may accrue in any taxable period (or portion of any taxable period) that begins on or after the Closing Date; and

(aa) Notwithstanding the generality of any other representations and warranties contained in this Agreement, this Section 4.4, Section 4.11 and Section 4.12 contain the sole and exclusive representations and warranties of the Group Companies with respect to Tax matters.

4.5 Absence of Certain Changes or Events. (a) Since the date of the Interim Balance Sheet and through the date hereof, there has not been a Material Adverse Effect and, except as set forth on Schedule 4.5 of the Companies’ Disclosure Letter and for the transactions contemplated by this Agreement and the Intercompany Restructuring, (i) the Traditional Business has been operated in the ordinary course of business consistent with past practice, and (ii) no Group Company or Seller (with respect to the Canadian Business) has taken any action which, if taken after the date hereof, would require the consent of Purchaser pursuant to Section 7.4.

4.6 Real Property.

(a) Schedule 4.6(a) of the Companies’ Disclosure Letter contains a complete and correct list of all Real Property owned by any Group Companies or by Seller (with respect to the Canadian Business) as of the date hereof and used in the Traditional Business (the “Owned Real Property”), which schedule shall include the following information: the address, owner and the use of each parcel of Owned Real Property. Except as set forth on Schedule 4.6(a) of the Companies’ Disclosure Letter, a Group Company is the owner of good and valid fee simple title to all Owned Real Property, free and clear of all Liens, except for Permitted Liens. Except as set forth on Schedule 4.6(a) of the Companies’ Disclosure Letter, as of the date hereof neither Seller nor any Group Company has leased or licensed or otherwise granted to any Person, whether written or oral, the right to use or occupy any Owned Real Property or any portion thereof that would materially impair or restrict Purchaser’s operation of that property following the Closing. Except as set forth on Schedule 4.6(a) of the Companies’ Disclosure Letter, other than the rights of Purchaser and Purchaser Sub pursuant to this Agreement, there are no outstanding options, rights of first offer, rights of first refusal or other rights in favor of any Person to purchase any Owned Real Property or any portion thereof.

(b) Except as set forth on Schedule 4.6(b) of the Companies’ Disclosure Letter, neither Seller nor any Group Company has received written notice of any pending or threatened appropriation, condemnation or like Action of any Governmental Authority materially affecting and impairing the current use of any Owned Real Property.

(c) Schedule 4.6(c) of the Companies’ Disclosure Letter sets forth a complete and correct list of all Real Property that Seller (with respect to the Canadian Business) or a Group Company leases, subleases, licenses, or otherwise uses or occupies in the Traditional Business, as of the date hereof, with an annual base rental rate of $100,000 or more (the “Leased Real Property,” and such leases, subleases and licenses, the “Material Property Leases”), which list shall specify for each Material Property Lease the following: the parties, location, monthly base rental price, expiration and whether any security deposit was paid. Each Material Property Lease is in full force and effect, and all rent and other sums and charges due and payable by Seller or a Group Company under any Material Property Lease have been paid. Seller or a Group Company has a good and valid leasehold interest in and to each Material Property Lease, free and clear of all Liens, except for Permitted Liens, and, to the Knowledge of the Seller and the Group Companies, each Material Property Lease is enforceable against the other party or parties thereto, except to the extent that enforceability may be limited by the Bankruptcy and Equity Exceptions. Except as set forth on Schedule 4.6(c) of the Companies’ Disclosure Letter, to the Knowledge of the Seller and the Group Companies as of the date hereof no event has occurred which, with the giving of notice, the lapse of time, or both, could reasonably be expected to constitute a material default on the part of Seller or any Group Company under any Material Property Lease, and, to the Knowledge of the Seller and the Group Companies, no event has occurred and no condition exists which, with the giving of notice, the lapse of time, or both, would constitute a material default under any Material Property Lease on the part of the other party or parties thereto. Seller has made available to Purchaser copies of all leases, lease guaranties, subleases, licenses or other occupancy agreements relating to the Material Property Leases and all amendments or modifications thereof to which any of the Group Companies is a party.

(d) Except as set forth in Schedule 4.6(d) of the Companies’ Disclosure Letter, to the Knowledge of the Seller and the Group Companies: (i) there are no defects in any of the buildings on the Owned Real Property or the Leased Real Property that would materially impair the use of that property as currently used in the Traditional Business; and (ii) the premises, structures and buildings on the Owned Real Property and the Leased Real Property comply in all material respects with the legal requirements for their operation as currently operated. There are no proceedings pending or, to the Knowledge of Seller and the Group Companies, threatened by any Governmental Authority that could reasonably be expected to materially affect the continued operation of the Owned Real Property or the Leased Real Property as it is currently used.

(e) Except as set forth on Schedule 4.6(e) of the Companies’ Disclosure Letter, neither Seller nor any Group Company has received written notice of any pending or threatened appropriation or condemnation materially affecting and impairing the current use of any Leased Real Property.

4.7 Material Contracts.

(a) Except for the Transaction Documents, Schedule 4.7(a) of the Companies’ Disclosure Letter sets forth a true and complete list, as of the date of this Agreement, and the Group Companies have made available to Purchaser true and complete copies, of each Contract of the following types to which any Group Company is a party or that is included among the Canadian Assets and that is reflected in the Financial Statements (including all amendments thereto, each, a “Material Contract”):

(i) any Contract with any Significant Customer;

(ii) any Contract with any Significant Supplier;

(iii) any currently effective employment, retention, non-competition, non-solicitation, restrictive covenant, change-in-control, severance or separation Contract with any current or former employee of any Group Company, or of any employee of Seller to whom Purchaser is obligated to offer employment pursuant to the Reorganization Agreement, in each case with annual compensation in excess of $200,000;

(iv) all management Contracts and Contracts with consultants to which a Group Company is a party or that is included among the Canadian Assets, in each case with annual compensation in excess of $200,000 that are not cancelable either without penalty or further payment or upon thirty (30) days’ notice or less;

(v) any Contract under which Seller or any Group Company would incur any change-in-control payment or similar compensation obligations to any of its current or former employees, independent contractors or consultants, as a result of the execution and delivery of this Agreement or any other Transaction Document or the consummation of the Closing and the other transactions contemplated hereby or thereby that would be a liability of the Purchaser or the Group Companies after the Closing;

(vi) any currently effective or expired within the last three years collective bargaining agreement, voluntary recognition agreement, employee association agreement or union agreement or Contract with respect to the employees of any Group Company or included among the Canadian Assets or Canadian Liabilities;

(vii) any Contract with a customer (or any Contract with a customer of the Traditional Business and among the Canadian Assets) that generated $12,000,000 or more in gross revenue for fiscal year 2016 that purports to restrict in any material respect the ability of the Group Companies or the Canadian Business to carry on or enter into any market, geography or line of business or that provides for “most favored nations” terms or establishes exclusive sale or purchase obligations with respect to any product or service anywhere in the world;

(viii) any Contract evidencing or relating to Indebtedness in excess of $500,000 (other than Indebtedness that is required to be repaid at Closing hereunder) of any Group Company or included among the Canadian Assets or Canadian Liabilities or pursuant to which any Group Company has granted to any Person a Lien (other than a Permitted Lien) on any of its owned assets or properties, including, without limitation, indentures, guarantees, loan or credit agreements, sale and leaseback agreements, purchase money obligations incurred in connection with the acquisition of property, mortgages, pledge agreements, security agreements, or conditional sale or title retention agreements, in each case in an amount in excess of $500,000;

(ix) any Contract under which a Group Company or Seller with respect to the Canadian Business has advanced or loaned an amount in excess of $10,000 to any Employee or $50,000 to any other Person, other than trade credit in the ordinary course of business consistent with past practice;

(x) any material joint venture, strategic alliance, partnership or limited liability company Contract other than partnership and limited liability company agreements for entities in which any Group Company owns all of the outstanding interests, directly or indirectly, or which is included in the Canadian Business;

(xi) any stock option, stock purchase or stock appreciation plan maintained by any member of any Group Company or included in the Canadian Business, other than publicly disclosed plans of Seller generally available to its employees;

(xii) any Contract of any Group Company (or included among the Canadian Assets) that relates to the acquisition of the business, capital stock or other equity securities or a material amount of the assets of any other Person or any material real property (whether by merger, sale of stock, sale of assets or otherwise) within the past 36 months, in each case, involving amounts in excess of $500,000 and under which there are material outstanding obligations;

(xiii) any Contract (i) pursuant to which any Group Company or the Canadian Business uses any Intellectual Property owned by a third party other than customer contracts, (ii) pursuant to which any Group Company has granted to a third party any right in or to any Intellectual Property owned by such Group Company, or (iii) pursuant to which any Group Company or Seller with respect to the Canadian Business holds Commercial Software, in each case other than Contracts involving annual fees (or a one-time fee that has not been paid in full) of less than $250,000 and in the case of items (i) and (ii) excluding Contracts entered into in the ordinary course of business consistent with past practice and involving annual fees or a one time fee that has not been paid in full of less than $150,000;

(xiv) any Contract for capital expenditures by any Group Company or Seller with respect to the Canadian Business, involving payments of more than $500,000 individually or in the aggregate, in each case under which there are material outstanding obligations, or any such contract that is included among the Canadian Assets;

(xv) any Contract involving any resolution or settlement of any actual or threatened Action (A) with a value of greater than $500,000 entered into in the past two years or (B) which imposes material continuing obligations on any Group Company or the Canadian Business;

(xvi) any Contract under which any Group Company has continuing “earn-out” or other material contingent payment obligations to any Person in excess of $250,000 and any such Contract that is included among the Canadian Assets; or

(xvii) any Contract under which any Group Company is lessee of any personal property owned by any other Person for which the annual lease payment exceeds $250,000 and any such Contract that is included among the Canadian Assets.

(b) Except as set forth on Schedule 4.7(b) of the Companies’ Disclosure Letter, each Material Contract is valid, binding, in full force and effect, and enforceable by and against the Group Company or Seller with respect to the Canadian Business which is a party thereto and, to the Knowledge of the Seller and the Group Companies, by and against each other party to such Material Contract, in accordance with its terms, except to the extent that enforceability may be limited by applicable Bankruptcy and Equity Exceptions.

(c) Except as set forth on Schedule 4.7(c) of the Companies’ Disclosure Letter: (i) no Group Company nor Seller is in default under or in breach or violation of any material provision of any Material Contract: (ii) to the Knowledge of the Seller and the Group Companies, no other party to any Material Contract is in material default under or in material breach or material violation of any provision of any Material Contract; and (iii) since January 1, 2014, no party to any Material Contract has made any written claims against, or sought indemnification from, any Group Company or Seller as to any matter involving a liability of a Group Company in excess of $150,000 arising under or with respect to such Material Contract, except for claims for indemnification against third-party claims pursuant to the Contract.

4.8 Compliance with Law; Necessary Authorizations.

(a) Except as set forth on Schedule 4.8(a) of the Companies’ Disclosure Letter, each Group Company and Seller with respect to the Canadian Business is in material compliance with all applicable Laws and Orders. Except as set forth on Schedule 4.8(a) of the Companies’ Disclosure Letter, no Group Company or Seller with respect to the Canadian Business has received any written notice within the past 24 months from any Governmental Entity of any material non-compliance under any applicable Laws or Orders.

(b) Except as set forth on Schedule 4.8(b) of the Companies’ Disclosure Letter, each Group Company and Seller with respect to the Canadian Business has obtained all material Permits necessary for it to own, operate, use and maintain its assets in the manner in which they are now owned, operated, used and maintained and for the conduct of their business as currently conducted (“Company Permits”), each such Company Permit is valid and in full force and effect, and, to the Knowledge of the Seller and the Group Companies all such Company Permits will remain in full force and effect notwithstanding the transactions contemplated by this Agreement. Each Group Company and Seller with respect to the Canadian Business is in material compliance with the Company Permits.

4.9 Intellectual Property and IT Systems.

(a) Schedule 4.9(a)(i) of the Companies’ Disclosure Letter lists the Material Intellectual Property that, as of the date hereof, is owned by a Group Company or included among the Canadian Assets and used by Seller or a Group Company in the conduct of the Traditional Business; Schedule 4.9(a)(ii) of the Companies’ Disclosure Letter lists all registered Intellectual Property that, as of the date hereof, is owned by a Group Company or Seller and used by Seller or a Group Company in the conduct of the Traditional Business; Schedule 4.9(a)(iii) of the Companies’ Disclosure Letter lists the Material Intellectual Property that, as of the date hereof, is licensed by any Group Company or Seller from a third party and used in the conduct of the Traditional Business; and Schedule 4.9(a)(iv) of the Companies’ Disclosure Letter lists the Material Intellectual Property that, as of the date hereof, is used in the conduct of the Traditional Business and is licensed by any Group Company or Seller to a third party.

(b) With respect to each item of owned Material Intellectual Property listed on Schedule 4.9(a)(i) of the Companies’ Disclosure Letter that is registered, a Group Company or, in the case of such property included among the Canadian Assets, Seller is the owner of the entire right, title and interest in and to that Intellectual Property and is entitled to use that Intellectual Property in the continued operation of the Traditional Business as presently conducted. All of the registrations, issuances and applications for that Intellectual Property are valid, in full force and effect, and have not expired or been cancelled, abandoned or otherwise terminated.

(c) With respect to each item of Material Intellectual Property that is listed on Schedule 4.9(a)(ii) of the Companies’ Disclosure Letter, Seller or a Group Company holds that property pursuant to a valid license, and is entitled to use that Intellectual Property in the continued operation of the Traditional Business as presently conducted.

(d) With respect to each item of Material Intellectual Property that is listed on Schedule 4.9(a)(iv) of the Companies’ Disclosure Letter, Seller or a Group Company is the owner of the entire right, title and interest in and to that Intellectual Property and the entitlement of a third party to use that Intellectual Property is pursuant to a valid license.

(e) Except as set forth on Schedule 4.9(e), to the Knowledge of the Seller and the Group Companies: (i) Seller or a Group Company is the owner of all right, title and interest to each other item of non-Material Intellectual Property that is reflected in the Financial Statements as owned by it; (ii) Seller or a Group Company holds a valid license to use all third-party non-Material Intellectual Property reflected in the Financial Statements as being used under license; and (iii) Seller or the Group Companies can continue to use all such Intellectual Property in the continued operation of the Traditional Business as presently conducted.

(f) Except as set forth on Schedule 4.9(f) of the Companies’ Disclosure Letter, to the Knowledge of the Seller and the Group Companies, there is no material infringement by any third party of any Intellectual Property owned or used under license by any Group Company or included in the Canadian Assets that could reasonably be expected to adversely affect the use of that Intellectual Property by Purchaser or the Group Companies in the Traditional Business as presently conducted following the Closing.

(g) Except as set forth on Schedule 4.9(g), to the Knowledge of the Seller and the Group Companies, no Intellectual Property owned by any Group Company or included among the Canadian Assets (nor any products or services relating thereto) infringes, interferes with, dilutes, misappropriates or otherwise violates the Intellectual Property rights of any Person in any material respect. No Actions against any Group Company are pending, or to the Knowledge of the Seller and the Group Companies, threatened, alleging any such dilution, misappropriation, infringement, interference, or violation.

(h) The execution and delivery of this Agreement and the performance of the Seller’s and Group Companies’ obligations hereunder (i) does not result in the forfeiture of their rights in any Material Intellectual Property, or the breach of any license agreement pertaining to any Material Intellectual Property held by a Group Company, or (ii) to the Knowledge of the Seller and the Group Companies, does not result in any forfeiture of their material rights in any other Intellectual Property that is owned or licensed by them and used in the conduct of the Traditional Business.

(i) The Seller and the Group Companies have taken commercially reasonable measures to protect their trade secrets, know how, inventions, processes, procedures, designs, and other similar proprietary information and rights owned by them or included among the Canadian Assets, and to protect confidential business information held by them.

(j) A Group Company or Seller has the right to use, as presently used, all domain names, internet addresses, and other computer identifiers used by it in the conduct of the Traditional Business as presently conducted, except where the absence of such right could not reasonably be expected to materially affect the Purchaser’s and the Group Companies’ operation of the Traditional Business following the Closing.

(k) To the Knowledge of the Seller and the Group Companies, all material IT Contracts, if any, to which any of them is a party are in full force and effect as at the date of this Agreement. No Group Company nor Seller with respect to the Canadian Business is in breach of and to the Knowledge of the Seller and the Group Companies, no third party is in breach of, any material IT Contract.

(l) The IT Systems used by the Group Companies and Seller with respect to the Canadian Business have not failed in any manner that has materially affected the Traditional Business during the past two years.

4.10 Privacy and Data Security.

(a) Each Group Company and Seller with respect to the Canadian Business is subject to a privacy policy (the “Privacy Policy”) regarding the collection, use, storage and disclosure of Personal Data, a true and correct copy of which has been provided to Purchaser. Each Group Company and Seller with respect to the Canadian Business is in material compliance with all applicable Laws regarding the collection, use, storage, disclosure and protection of Personal Data, and, to the Knowledge of the Seller and the Group Companies, (i) their information systems have not been subject to a material security breach in the past 12 months, and (ii) no Person has gained unauthorized access to or made any unauthorized use of any such Personal Data maintained by any Group Company or Seller with respect to the Canadian Business at any time during the past 12 months.

(b) No material Action is pending or, to the Knowledge of the Seller and the Group Companies, is threatened against any Group Company or Seller with respect to the Canadian Business relating to any alleged breaches of the Privacy Policy or other breaches of applicable Law as they relate to Personal Data collected, used, stored or disclosed by the Group Companies or Seller with respect to the Canadian Business. Except as set forth on Schedule 4.10(b) of the Companies’ Disclosure Letter, the Group Companies and Seller with respect to the Canadian Business have implemented commercially reasonable security measures intended to protect the Personal Data they collect, use and store in their respective computer systems and other means of storage of data from illegal use by third parties.

(c) The Group Companies maintain commercially reasonable disaster recovery plans with respect to their information systems, if any, providing products and services to customers. Except as disclosed on Schedule 4.10(c) of the Companies’ Disclosure Letter, there has been no material failure of such information systems during the twelve month period ending on the date hereof that caused a material disruption or interruption in the use of the products and services of the Traditional Business.

4.11 United States Employee Benefit Plans.

(a) Schedule 4.11(a) of the Companies’ Disclosure Letter sets forth a true and complete list of all “employee benefit plans,” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and all other material agreements, programs, policies or other arrangements involving direct or indirect compensation, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock appreciation, restricted stock, stock option, restricted stock unit, “phantom” stock, retirement, post-retirement insurance, savings, stock bonus, vacation, disability, death, tuition reimbursement, employment, severance, retention, change in control, and all other material employee benefit plans, agreements, programs, policies or arrangements (whether written or unwritten) currently maintained, sponsored, contributed to, or required to be contributed to, by any Group Company or any entity that would be deemed a “single employer” with the Group Companies under Section 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA (each, an “ERISA Affiliate”) or with respect to which the Group Company or any ERISA Affiliate has any material liability (contingent or otherwise) on behalf of any current or former employees, officers, directors or other individual service providers of the Group Companies (each an “Employee Plan”). Each Employee Plan that, as of the Closing Date, is sponsored by a Group Company is referred to herein as a “Company Employee Plan.” For purposes of the representations and warranties set forth in this Section 4.11, references to “Employee Plan” or “Company Employee Plan” shall not include any “multiemployer plan” (as defined in Section 3(37) of Section 4001(a)(3) of ERISA, a “Multiemployer Plan”).

(b) True and complete copies of each of the Employee Plans have been made available to Purchaser prior to the date hereof, together with (i) all amendments thereto, and all related trust documents and insurance policies, (ii) a written summary of the material terms of any Employee Plan that is not set forth in a written document, (iii) the most recent summary plan description together with any summary or summaries of material modifications thereto, if any, and other material participant disclosures (including, without limitation, any 401(k) safe harbor notice, QDIA notice, and required fee disclosure under Section 404 of ERISA), (iv) the most recent IRS determination or opinion letters with respect to each Employee Plan intended to be qualified under Section 401(a) of the Code, (v) the three most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, (vi) the three most recent actuarial reports, if any, (vii) all material, non-routine, correspondence to or from any Governmental Entity received in the last three years, and (viii) all coverage and non-discrimination tests for the most recent three plan years, in each case, as and solely to the extent applicable.

(c) Each Employee Plan has been maintained and operated in all material respects in accordance with its terms and applicable Laws, including ERISA and the Code. Each Employee Plan intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS or such Employee Plan utilizes a prototype form or volume submitter plan document and the prototype plan’s or volume submitter plan’s sponsor has received a favorable opinion or advisory letter from the IRS, in each case, regarding its qualified status under the Code and no event has occurred that caused or could reasonably be expected to cause the loss of such qualification. There are no material claims (other than routine claims for benefits, and appeals of such claims) or lawsuits that have been threatened in writing or instituted against any Employee Plan or any fiduciary (as defined in Section 3(21)(A) of ERISA) of any Employee Plan. No Employee Plan is under audit or investigation by the IRS, the Department of Labor, the Pension Benefit Guaranty Corporation, or any other Governmental Entity, and no matter is currently pending with respect to any Employee Plan under the IRS’ Employee Plans Compliance Resolution System, the U.S. Department of Labor’s Delinquent Filer Program or Voluntary Fiduciary Correction Program, or any other similar program. All payments or contributions required to be made by any Group Company under the terms of the Employee Plans or applicable Law have been made or accrued on the Financial Statements to the extent required by GAAP applied on a consistent basis, and all amounts withheld from employees’ paychecks with respect to each Employee Plan have been transferred to the appropriate trust or other funding vehicle within the time period required under applicable Law.

(d) To the Knowledge of the Seller and the Group Companies, no Group Company nor any of their ERISA Affiliates or other “disqualified person” or “party in interest,” as defined in Section 4975 of the Code and Section 3(14) of ERISA, respectively, has engaged in any non-exempt “prohibited transaction,” as defined in Section 4975 of the Code or Section 406 of ERISA, with respect to any Employee Plan.

(e) Except as set forth on Schedule 4.11(e) of the Companies’ Disclosure Letter, no Employee Plan is a “Multiemployer Plan,” and, except as set forth in Schedule 4.11(e) of the Companies’ Disclosure Letter, no Employee Plan is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code. Except as set forth on Schedule 4.11(e) of the Companies’ Disclosure Letter, none of the Employee Plans provide for post-employment life or health insurance benefits for any current or former employee of a Group Company or any beneficiary of any such employee, other than as required under Section 4980B of the Code, Part 6 of Title I of ERISA or any other applicable Law. No Employee Plan is a “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA.

(f) With respect to any Employee Plan to which any Group Company or any ERISA Affiliate is required to make contributions, except as set forth on Schedule 4.11(f) of the Companies’ Disclosure Letter: (i) each such Employee Plan has satisfied the minimum funding requirements of Section 412 of the Code and Section 302 of ERISA and no waiver of such minimum funding requirements has been applied for or obtained, (ii) there does not exist any liability under Section 4971 of the Code; (iii) no reportable event within the meaning of Section 4043(c) of ERISA for which the 30-day notice requirement has not been waived has occurred, and the consummation of the Closing and the other transactions contemplated by this Agreement will not result in the occurrence of any such reportable event; (iv) all premiums to the Pension Benefit Guaranty Corporation have been timely paid in full; (v) no liability or contingent liability (including liability pursuant to Section 4069 of ERISA) under Title IV of ERISA has been or is reasonably expected to be incurred by the Group Company or any ERISA Affiliate; and (vi) the Pension Benefit Guaranty Corporation has not instituted proceedings to terminate any such plan and, to the Knowledge of the Seller and the Group Companies, no condition exists that presents a risk that such proceedings will be instituted or which would constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, such plan.

(g) With respect to each Multiemployer Plan, except as set forth on Schedule 4.11(g) of the Companies’ Disclosure Letter: (i) all material contributions and premiums required to have been paid by the Group Companies or any of their ERISA Affiliates to any Multiemployer Plan under the terms of any such plan or its related trust, insurance contract or other funding arrangement, or pursuant to any applicable Law (including ERISA and the Code) or collective bargaining agreement have been paid within the time prescribed by any such plan, agreement or applicable Law, or have been properly accrued in accordance with GAAP applied on a consistent basis; (ii) neither the Group Companies nor any of their ERISA Affiliates contributes to or is obligated to contribute to, or within the six years preceding this Agreement contributed to or was obligated to contribute to, a Multiemployer Plan or a “multiple employer plan” within the meaning of Section 4063 or 4064 of ERISA, other than the Multiemployer Plans listed on Schedule 4.11(e) of the Companies’ Disclosure Letter; (iii) the Group Companies have delivered to Purchaser complete copies of (A) all information that has been provided to the Group Companies or any of their ERISA Affiliates within the past year regarding assessed or potential withdrawal liability under any Multiemployer Plan and (B) the most recent actuarial report or other information received (if any) from a Multiemployer Plan regarding its funding status, financial condition, or related matters and (C) any notice received by any Group Company or any of its ERISA Affiliates that a Multiemployer Plan is “insolvent,” in “reorganization,” or in “endangered” or “critical” status (within the meaning assigned to such terms under ERISA); (iv) neither the Group Companies nor any of their ERISA Affiliates has received a notice that a Multiemployer Plan is “insolvent,” in “reorganization,” or in “endangered,” or in “critical” status; (v) neither the Group Companies nor any of their ERISA Affiliates has received any notice of any claim or demand for complete or partial withdrawal liability with respect to any Multiemployer Plan; (vi) to the Knowledge of the Seller and the Group Companies, no Multiemployer Plan is a party to any pending merger or asset or liability transfer under Part 2 of Subtitle E of Title IV of ERISA; (vii) to the Knowledge of the Seller and the Group Companies, the Pension Benefit Guaranty Corporation has not instituted proceedings against any Multiemployer Plan; and (viii) neither the Group Companies nor any of their ERISA Affiliates is engaged in, or has entered into any agreement with respect to, a transaction described in Section 4204 or 4212 of ERISA.

(h) Except as set forth on Schedule 4.11(h) of the Companies’ Disclosure Letter, neither the execution and delivery of this Agreement nor the consummation of the Closing and the other transactions contemplated by this Agreement will materially increase the amount of compensation or benefits due to any employee of a Group Company or result in the acceleration of the time of payment or vesting of any such benefits under any Employee Plan, in each case, solely by reason of such transactions. Except as set forth on Schedule 4.11(h) of the Companies’ Disclosure Letter, no amounts payable under any Employee Plan will fail to be deductible for federal income tax purposes by virtue of Section 280G of the Code by reason of the consummation of the transactions contemplated hereby, and the consummation of the transactions contemplated by this Agreement and of the other Transaction Documents (alone or together with any other event) will not result in the payment or series of payments by the Seller or any of its Affiliates (including any Group Company) to any Person of an “excess parachute payment” within the meaning of Section 280G of the Code, or any other payment (including any gross up payment) which is not deductible for federal income tax purposes under the Code, whether or not such payment is considered to be reasonable compensation for services rendered. With respect to each “disqualified individual” of the Group Companies (as defined in Section 280G(c) of the Code) who is entitled to a gross-up for excise Taxes paid pursuant to Section 4999 of the Code, Schedule 4.11(h) of the Companies’ Disclosure Letter sets forth (A) the Group Companies’ reasonable, good faith estimate of the maximum amount that could be paid to such disqualified individual as a result of any of the transactions contemplated by this Agreement (alone or in combination with any other event), and (B) the “base amount” (as defined in Section 280G(b)(3) of the Code) for each such individual.

(i) Other than the International Employee Plans, no Employee Plan is subject to the Laws of a jurisdiction outside of the United States.

(j) Notwithstanding the generality of any other representations and warranties contained in this Agreement, this Section 4.11 contains the sole and exclusive representations and warranties of the Seller with respect to United States employee benefit and Employee Plan matters.

4.12 International Employee Plans.

(a) Schedule 4.12(a) of the Companies’ Disclosure Letter contains a true, correct and complete list identifying each material Employee Plan applicable to non-U.S. employees of the Group Companies or Seller with respect to the Canadian Business (and which is maintained or sponsored by Seller) (each, an “International Employee Plan”).

(b) True and complete copies of each International Employee Plan have been made available to Purchaser prior to the date hereof, together with (i) all amendments thereto, and all related trust documents and insurance policies, (ii) a written summary of the material terms of any International Employee Plan that is not set forth in a written document, (iii) the most recent summary plan description together with any summary or summaries of material modifications thereto, if any, and other material participant disclosures, and (iv) all material, non-routine, correspondence to or from any Governmental Entity received in the last three years relating to an International Employee Plan.

(c) (i) Each International Employee Plan is, and has been, established, registered, qualified, administered, operated, funded and invested, in each case, where required, in compliance with the terms thereof and all applicable Laws, (ii) with respect to each International Employee Plan, all required filings and reports have been made in a timely manner with all Governmental Entities, (iii) all obligations of the Group Companies or Seller with respect to the Canadian Business to or under the International Employee Plans (whether pursuant to the terms thereof or any applicable Laws) that have become due as of the date hereof have been satisfied, and there are no outstanding defaults or violations by any Group Company or Seller with respect to the Canadian Business with respect to such obligations, (iv) full payment has been made in a timely manner of all amounts which are required to be made as contributions, payments or premiums to or in respect of any International Employee Plan under applicable Law or under any International Employee Plan, (v) no Taxes, penalties or fees are owing, assessable and delinquent under any such International Employee Plan, (vi) no event has occurred with respect to any registered International Employee Plan which would result in the revocation of the registration of such International Employee Plan, or which would entitle any Person (without the consent of the sponsor of such International Employee Plan) to wind up or terminate any such International Employee Plan, in whole or in part, or could otherwise reasonably be expected to have an adverse effect on the Tax status of any such International Employee Plan, (vii) there have been no withdrawals of assets or transfers from any International Employee Plan, except in accordance with applicable Laws, (viii) no Group Company or Seller with respect to the Canadian Business has any liability under any International Employee Plan with respect to an obligation to provide welfare benefits, including death or medical benefits (whether or not insured) with respect to any Person beyond such Person’s retirement or other termination of service, other than coverage mandated by applicable Law and (ix) no debt has arisen under Section 75 of the U.K. Pension Act 1995 in connection with any International Employee Plan.

(d) Except as set forth on Schedule 4.12 of the Companies’ Disclosure Letter, neither the execution and delivery of this Agreement nor the consummation of the Closing and the other transactions contemplated by this Agreement will (i) materially increase the amount of compensation or benefits due to any employee of a Group Company or Seller with respect to the Canadian Business or (ii) result in the acceleration of the time of payment or vesting of any such benefits under any International Employee Plan or (iii) result in any employee being entitled to claim a breach of the terms of their employment or engagement or (iv) result in any employee being entitled to claim any payment, additional period of notice or other benefit whatsoever of (v) result in any employee being entitled to treat himself or herself as redundant or otherwise dismissed or released from any obligation.

(e) Notwithstanding the generality of any other representations and warranties contained in this Agreement, this Section 4.12 contains the sole and exclusive representations and warranties of the Seller with respect to International Employee Plans.

4.13 Labor Matters.

(a) Except as set forth on Schedule 4.13(a) of the Companies’ Disclosure Letter, (i) no Group Company or Seller with respect to the Canadian Business is, or in the past three years was, a party to or otherwise bound by any collective bargaining agreement or voluntary recognition agreement with a labor union or labor organization; (ii) each Group Company and Seller with respect to the Canadian Business is in compliance with all Labor Laws, except where such failure to comply would not reasonably be expected to be material to the Canadian Business or the Group Companies located in any of Canada, Mexico, the United

States, or the United Kingdom, in each case taken as a whole in such jurisdiction, or to any individual noncompliant Group Company with 2016 revenues of $200 million or more; (iii) there are no labor disputes as to which there are any pending grievances, arbitrations, litigations, unfair labor practice charges, proceedings or written complaints against Seller with respect to the Canadian Business or any Group Company pending or, to the Knowledge of the Seller and the Group Companies, threatened, which would be reasonably be expected to be material to the Canadian Business or the Group Companies located in any of Canada, Mexico, the United States, or the United Kingdom, in each case taken as a whole in such jurisdiction; (iv) there are no strikes, work stoppages, slowdowns, lockouts or material labor dispute pending or, to the Knowledge of the Seller and the Group Companies, threatened in writing against Seller with respect to the Canadian Business or the Group Companies, (v) no Group Company or Seller with respect to the Canadian Business has experienced any labor strike, slowdown, picketing or material work stoppage involving its employees within the past three years; (vi) to the Knowledge of the Seller and the Group Companies, no union organizing activities are taking place or have been threatened in writing or commenced with respect to the businesses of the Group Companies or the Canadian Business; and there have been no requests for recognition or petitions for a representation election by any labor organization within the past three years; (vii) except as would not reasonably be expected to be material to the Canadian Business or the Group Companies located in any of Canada, Mexico, the United States, or the United Kingdom, in each case taken as a whole in such jurisdiction, all independent contractors providing services to the Seller with respect to the Canadian Business or the Group Companies have been properly classified as independent contractors for purposes of federal, provincial and applicable state Laws, Laws applicable to employee benefits and other applicable Law; (viii) neither Seller with respect to the Canadian Business nor the Group Companies are party to any agreement for the employment of any employee, which cannot be terminated on less than three months’ notice and without material compensation and there are no such agreements included among the Canadian Assets; (ix) neither Seller with respect to the Canadian Business nor the Group Companies are liable for the payment of any fines, penalties, and/or other amounts with respect to any Labor Laws, other than as would not have a Material Adverse Effect; and (x) there are no pending or, to the Knowledge of the Seller and the Group Companies, threatened, audits, investigations, information requests, claims, suits, demands or charges against Seller with respect to the Canadian Business, any of the Group Companies, any employee of a Group Company or any employees of Seller being transferred to an Affiliate of Purchaser regarding any Labor Laws, nor are there any unsatisfied obligations, claims, lawsuits, grievances, workers’ compensation proceedings or similar proceedings in respect of Seller with respect to the Canadian Business or any of the Group Companies (or employees being transferred to Purchaser Sub), other than as would not have a Material Adverse effect.

(b) Within the past year, neither Seller with respect to the Canadian Business nor any Group Company has incurred any material liability or obligation under the Worker Adjustment and Retraining Notification Act and the regulations promulgated thereunder, or any similar state, federal, provincial or local Law (collectively, the “WARN Act”), that remains unsatisfied and that is not fully reflected in the Financial Statements. Within the past six months, neither Seller nor any Group Company has implemented any employee layoffs that could reasonably be expected to result in any material liability or obligation of Purchaser or a Group Company under the WARN Act, to the extent that during the six-month period after the Closing, Purchaser operates the businesses of the Group Companies and the Canadian Business in the same manner that they were was operated during the six-month period prior to the Closing. No Group Company plans or intends to implement any plant closing or layoff of employees that could implicate the WARN Act.

(c) The Group Companies have provided to Purchaser under cover of a letter identifying it as such, a true and correct list as at March 31, 2017 of the name, date of hire, job title, work location, full-time/part-time status, exempt/non-exempt status, bonus eligibility, commission eligibility, equity holdings in any Group Company and the Canadian Business, severance entitlement, current compensation paid or payable, including annual vacation, sick time and/or paid leave (both allotted annually and accrued but unused as of the date hereof) and status (e.g., leave of absence, disability, layoff, active, temporary), of all current employees of any Group Company and Seller with respect to the Canadian Business with 2016 annual compensation of $250,000 or more and any such persons to be hired by Purchaser pursuant to the Reorganization Agreement. Schedule 4.13(c)(i) sets forth the number of persons employed at each of the Group Companies’ plants and at each of Seller’s plants included among the Canadian Assets as of March 31, 2017, as reflected in the records of the relevant Group Companies or Seller.

(d) The Group Companies and Seller with respect to the Canadian Business have provided in all material respects all employee benefits, and paid in full or accrued in their financial statements as of their respective dates all wages, salaries, commissions, incentives, bonuses, and other compensation due to any current or former employee, independent contractor, or other worker who is currently providing or previously provided services to any of the Group Companies or the Canadian Business.

(e) To the Knowledge of the Seller and the Group Companies, no senior executive earning in excess of $200,000 per year, director or officer of any of the Group Companies who is expected to remain with the Group Companies after the Closing or of Seller who is expected to be hired by Purchaser or an Affiliate of Purchaser pursuant to the Reorganization Agreement is subject to any Contracts or any order, writ or judgment that prohibits, limits or purports to limit such Person from (i) engaging in or continuing any conduct, activity, duty or practice relating to the business of the Group Companies or the Canadian Business or (ii) assigning to the Group Companies or the Canadian Business any rights to any invention, improvement, discovery or other similar proprietary rights.

(f) None of the Group Companies or Seller with respect to the Canadian Business are party to or otherwise bound by any consent decree or order with, or citation by, any Governmental Entity relating to any employee or employment practices, wages, hours or terms or conditions of employment, that is material to the Canadian Business or the Group Companies located in any of Canada, Mexico, the United States, or the United Kingdom, in each case taken as a whole in such jurisdiction.

(g) The Group Companies or Seller with respect to the Canadian Business are in compliance in all material respects with any obligation they may have pursuant to a Contract, policy, Law, or otherwise to provide severance payments and/or benefits to any current or former employee, independent contractor or other worker who is currently providing or previously provided services to any of the Group Companies or the Canadian Business.

(h) Since January 1, 2017, (i) no Group Company or Seller with respect to the Canadian Business has given notice of any redundancies to the Secretary of State or started consultations with any representative body under Chapter II of Part IV of the Trade Union and Labour Relations (Consolidation) Act 1992 and no Group Company or Seller with respect to the Canadian Business has failed to comply in all material respects with any obligation applicable to it under that act or similar Law and (ii) no Group Company has been a party to a relevant transfer for the purposes of the Transfer of Undertakings (Protection of Employment) Regulations 2006 or similar Law and no Group Company or Seller with respect to the Canadian Business has failed to comply in all material respects with any obligation applicable to it under those Regulations or similar Law.

(i) Notwithstanding the generality of any other representations and warranties contained in this Agreement, this Section 4.13 contains the sole and exclusive representations and warranties of the Company with respect to labor matters.

4.14 Insurance. Schedule 4.14 of the Companies’ Disclosure Letter contains a true and complete list of the principal policies of fire, liability and other forms of property and casualty insurance currently held by, for the benefit of or applicable to the Seller with respect to the Canadian Business and any Group Company (or its respective assets or business) as of the date hereof. Except as set forth on Schedule 4.14 of the Companies’ Disclosure Letter, with respect to each such insurance policy: (a) the policy is legal, valid, binding, enforceable, and in full force and effect, (b) all premiums that are due and payable with respect thereto have been paid in full, (c) no Group Company or Seller has received any written notice of cancellation or non-renewal of such policy nor, to the Knowledge of the Seller and the Group Companies, has the termination of any such policy been threatened in writing, and (d) no Group Company, nor, to the Knowledge of the Seller and the Group Companies, any other party to any of these policies, is in material breach or default under them.

4.15 Litigation. Except as set forth on Schedule 4.15 of the Companies’ Disclosure Letter, there is no pending or, to the Knowledge of the Seller and the Group Companies, threatened Action against any Group Company or Seller with respect to the Canadian Business or the Traditional Business, including any such Action involving or concerning product liability of any product designed, produced, manufactured, sold or serviced by the Traditional Business prior to the Closing Date, other than any Action in which the liability of the Group Companies or Seller could not reasonably be expected to exceed $500,000.

4.16 Compliance with Environmental Requirements.

(a) Except as set forth on Schedule 4.16(a) of the Companies’ Disclosure Letter, as of the date hereof: (i) each Group Company and the Canadian Business is in material compliance with all applicable Environmental Laws; (ii) each Group Company and the Canadian Business has obtained all material Permits that it is required to hold under Environmental Laws; (iii) there are no Actions pending or, to the Knowledge of the Seller and the Group Companies, threatened which would reasonably be expected to result in the revocation, cancellation, suspension or modification of any such Permits, and all of those Permits are in full force and effect; (iv) to the Knowledge of the Group Companies and Seller, all such Permits will remain in full force and effect notwithstanding the transactions contemplated by this Agreement; (v) each

Group Company and the Canadian Business is in material compliance with all terms and conditions of those Permits and applicable Environmental Laws; (vi) neither any Group Company nor Seller with respect to the Canadian Business has received written notice of any Action (and there is no Action pending, or to the Knowledge of the Seller and the Group Companies, there are no such Actions threatened against Group Companies or Seller with respect to the Canadian Business), pursuant to applicable Environmental Laws or related to the release of Hazardous Materials pursuant to which they could reasonably be expected to incur liabilities in excess of $300,000; (vii) there is no Order against any Group Company or Seller with respect to the Canadian Business pursuant to Environmental Laws that remains pending and unresolved or with respect to which any Group Company or Seller with respect to the Canadian Business has material continuing obligations other than obligations that are fully reflected in the Financial Statements; (viii) no Group Company or Seller with respect to the Canadian Business has received written notice (and there is no Action pending, or to the Knowledge of the Seller and the Group Companies, there are no such Actions threatened in writing against Group Companies), of any material pending or unresolved liability (or any obligation to conduct an investigation, or remediation or monitoring activities) at any Real Property under any applicable Environmental Law; (ix) no Group Company nor the Seller has Knowledge of or has received written notice that Hazardous Materials generated by any Group Company or the Canadian Business have been disposed of or come to rest at any site that has been included in any published federal, state or local “superfund” site list or any other similar list of hazardous or toxic waste sites published by any Governmental Entity; (x) to the Knowledge of the Seller and the Group Companies, there has been no release of Hazardous Materials by any of the Group Companies or the Canadian Business at, on or under any property or facility currently or formerly owned, operated or leased by any of the Group Companies or included in the Canadian Business that has formed or could reasonably be expected to form the basis of any material Action against any of the Group Companies or Seller with respect to the Canadian Business; and (xi) during the past three years no Group Company or Seller with respect to the Canadian Business has received from any Person any written notice, demand or claim relating to any violation or alleged violation of any Environmental Laws or Orders issued pursuant to Environmental Laws, nor, to the Knowledge of the Seller and the Group Companies, is there any factual and legal basis therefor.

(b) Notwithstanding the generality of any other representations and warranties contained in this Agreement, this Section 4.16 contains the sole and exclusive representations and warranties of the Group Companies with respect to matters arising under Environmental Laws.

4.17 Customers and Suppliers. The Group Companies have made available to the Purchaser in the clean room established for the transactions contemplated hereby, a true and complete list, for the fiscal year ended December 31, 2016, of the ten largest customers of goods and services of the Traditional Business of the Group Companies and the Seller, taken as a whole (collectively, the “Significant Customers”) and the ten largest suppliers of goods and services for the Traditional Business to the Group Companies and Seller, taken as a whole (collectively, the “Significant Suppliers”) in each case measured by dollar amount of sales or purchases for the fiscal year ended December 31, 2016. Except as disclosed to the Purchaser, since the date of the Interim Balance Sheet and through the date hereof, no Significant Customer or Significant Supplier has advised in writing any Group Company or Seller of its intention to materially reduce the business done with the Group Companies or Seller or materially alter the terms on which that business is conducted in a manner that would reasonably be expected to adversely affect the Group Companies and the Canadian Business, taken as a whole. In the past five years, neither any Group Company nor Seller (with respect to the Canadian Business) has sold directly or, to the Seller’s and the Group Companies’ Knowledge, indirectly material goods or services to a United States federal Governmental Entity, and no Group Company or Seller (with respect to the Canadian Business) has any open Contracts or Contracts constituting subcontracts with a United States federal Governmental Entity.

4.18 Related Party Transactions. Except for (a) intercompany agreements between or among the Seller (with respect to the Canadian Business) and the Group Companies (including in connection with the Intercompany Restructuring), (b) Contracts for employment or at will employment arrangements in the ordinary course of business consistent with past practice, (c) Contracts entered into in the ordinary course of business on an arm’s length basis on terms no less favorable to the Group Companies or the Canadian Business than would otherwise be available from an unaffiliated third party, (d) arrangements relating to compensation, benefits and reimbursement of expenses in the ordinary course of business consistent with past practice, (e) rights to indemnification in favor of any present or former officers or directors existing as of the date hereof under (i) any of the governing documents of Seller or a Group Company, (ii) existing directors’ and officers’ liability insurance policies or (iii) the D&O Insurance to be obtained pursuant to Section 9.8, (f) any Transaction Document or (g) the Contracts and other arrangements or other matters set forth on Schedule 4.18 of the Companies’ Disclosure Letter (such matters set forth on Schedule 4.18 of the Companies’ Disclosure Letter, the “Affiliate Transactions”), as of the date hereof, no Group Company or Seller with respect to the Canadian Business is party to any Contract or other material arrangements with any Affiliate thereof.

4.19 Unlawful Practices. No Group Company or any officer or director of any Group Company (or who is to be hired by Purchaser pursuant to the Reorganization Agreement) or, to the Seller’s and the Group Companies’ Knowledge, any employee or agent of any Group Company (or who is to be hired by Purchaser pursuant to the Reorganization Agreement or any other Person acting on behalf of a Group Company, has taken any action that would cause a Group Company or Purchaser Sub to be in violation of the United States Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”), or any other anti-corruption or anti-bribery laws applicable to a Group Company or Seller with respect to the Canadian Business or, to the Knowledge of the Seller and the Group Companies, taken any act in furtherance of an offer, payment, promise to pay, authorization or ratification of payment, of any gift, money, or anything of value of a government official to secure any “improper advantage” within the meaning of applicable Law or to obtain or retain business for a Group Company or Seller in violation of applicable Law. The Group Companies and the Canadian Business are, and have at all times been, in compliance in all material respects with all Export Laws or any Permits issued pursuant to Export Laws. The Group Companies and the Canadian Business have obtained all material export licenses, registrations, approvals, and other authorizations required under the applicable Export Laws for their manufacture and exports of products, software and technical data in and from the United States and re-exports of products, software and technical data subject to U.S. law. Each Group Company and the Canadian Business is in compliance in all material respects with the terms of such applicable export licenses, registrations, approvals, and other authorizations. There are no pending claims, or, to the Sellers’ and the Group Companies’

Knowledge, claims threatened against, or government directed audits or investigations of, any Group Company or Seller with respect to the Canadian Business with respect to compliance with the Export Laws, or any related export licenses, registrations or other approvals. The Group Companies have not taken any action that can be penalized under Section 999 of the Code. The Group Companies and the Canadian Business are, and have been at all times during the last five years, in compliance in all material respects with all applicable Laws relating to terrorism or money laundering, including Executive Order Number 13224 on Terrorist Financing, effective September 24, 2001 and relating to Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism, as amended and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, as amended. During the last five years, neither the Group Companies nor Seller with respect to the Canadian Business have entered into any Contract with, exported any item to, or otherwise conducted any business with any person or entity designated on any prohibited persons lists published by any Governmental Entity, including on http://www.bis.doc.gov/complianceandenforcement/liststocheck.htm or at any official replacement website, except as otherwise allowed under applicable Laws and no such Contract is included among the Canadian Assets.

4.20 Intercompany Restructuring.

(a) Except for: (i) the assets enumerated on Schedule 4.20(a) of the Companies’ Disclosure Letter, which are assets used in the Traditional Business that Seller will retain in whole or in part or retain rights with respect to, (ii) the Canadian Business and (iii) the other assets set forth on Schedules to the Reorganization Agreement that are to be transferred to a Group Company or another entity designated by Purchaser pursuant to Section 9.6 and in accordance with the Reorganization Agreement, after giving effect to the Intercompany Restructuring, the Group Companies hold substantially all of the material assets used in the conduct of the Traditional Business as presently conducted and as reflected in the Financial Statements and which generated the revenue reflected in the Financial Statements (such held assets, plus the assets enumerated in clauses (ii) and (iii), the “Traditional Business Assets”).

(b) After giving effect to the Corporate Reorganization, no Group Company engages in any material way in any business other than the Traditional Business or, to the Knowledge of the Seller and the Group Companies, holds a substantial amount of the material assets used in the Retained Businesses other than the business of RCI to be retained by the Seller and the assets of such business (including principally those set forth on Schedule 4.20(b) of the Companies’ Disclosure Letter) (“RCI Assets”), such RCI Assets to be transferred to a Retained Company pursuant to Section 9.6 and in accordance with the Reorganization Agreement.

(c) After giving effect to the Corporate Reorganization, no Retained Company engages in any material way in the Traditional Business.

(d) To the Knowledge of Seller and the Group Companies, set forth on Schedule 4.20(d) of the Companies’ Disclosure Letter is, a true and correct list of each Contract, each item of Real Property, each item of Intellectual Property, and each other material asset held by an Affiliate of Seller other than a Group Company and used in the conduct of the Traditional Business (including the Canadian Business) as currently conducted, which would have been required to be disclosed in the Companies’ Disclosure Letter were it held, owned, or leased, as applicable, by a Group Company.

(e) To the Knowledge of the Seller and the Group Companies, set forth on Schedule 4.20(e)-1 of the Companies’ Disclosure Letter is a true and correct list of each Contract, each item of Real Property, each item of Intellectual Property, and each other material asset or liability required to be disclosed on a schedule to the Companies’ Disclosure Letter and which is not used in the Traditional Business. To the Knowledge of the Seller and the Group Companies, set forth on Schedule 4.20(e)-2 of the Companies’ Disclosure Letter is a true and correct list of each Contract, each item of Real Property, each item of Intellectual Property, and each other material asset or liability required to be disclosed on a schedule to the Companies’ Disclosure Letter and which is used by both the Traditional Business (including the Canadian Business) and the Seller’s other businesses.

(f) For the avoidance of doubt, any information set forth on, or excluded from, any Schedule 4.20 of the Companies’ Disclosure Letter shall not be deemed to limit, expand or modify the obligations set forth in Section 9.6, and the Reorganization Agreement, which collectively relate to the transfer of all assets and liabilities of the Traditional Business and the Retained Business regardless of materiality except as otherwise set forth therein.

(g) The Traditional Business Assets, together with the assets listed on Schedule 4.20(a) of the Companies’ Disclosure Letter, are sufficient for the continued conduct of the Traditional Business after the Closing in the manner conducted prior to the Closing and, after giving effect to the Intercompany Restructuring and subject to the provisions of the Reorganization Agreement, constitute all of the assets, properties and rights necessary to conduct the Traditional Business as it is presently conducted.

(h) The Traditional Business Assets, together with the assets listed on Schedule 4.20(a) of the Companies’ Disclosure Letter, are the assets of the Seller and its Affiliates which generated the revenue set forth in the Financial Statements.

4.21 No Brokers. Except as set forth on Schedule 4.21 of the Companies’ Disclosure Letter, no Group Company or Seller with respect to the Canadian Business is obligated for the payment of fees or expenses of any broker, finder or investment banker, or other advisory fees and expenses, commissions or similar payments in connection with the transactions contemplated by this Agreement or any other Transaction Document for which Purchaser could become liable or obligated, or for which the Group Company or Seller with respect to the Canadian Business could become liable or obligated after the Closing.

4.22 Tangible Personal Property. Seller and the Group Companies have made available to the Purchaser and delivered to the clean room maintained for the purposes of the transaction contemplated hereby a true, correct and complete list of each item of tangible personal property with a net book value in excess of $500,000 located at the plants identified on Schedule 4.22 of the Companies’ Disclosure Letter at March 31, 2017. Seller or a Group Company is in possession of and has good title to, or has a valid leasehold interest in, all such tangible personal property, except for tangible personal property disposed of in the ordinary course since March 31, 2017 or as reflected on Schedule 4.5 of the Companies’ Disclosure Letter.

4.23 No Other Representations or Warranties. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY CONTAINED IN THIS ARTICLE IV, OR ARTICLE VI NEITHER ANY GROUP COMPANY NOR ANY OTHER PERSON ACTING ON BEHALF OF ANY GROUP COMPANY MAKES ANY REPRESENTATION OR WARRANTY TO PURCHASER, PURCHASER SUB OR ANY OTHER PERSON, EXPRESS OR IMPLIED IN THIS AGREEMENT.

ARTICLE V REPRESENTATIONS AND WARRANTIES OF PURCHASER AND

PURCHASER SUB

As a material inducement to Seller and the Group Companies to enter into this Agreement and to consummate the transactions contemplated hereby, each of Purchaser and Purchaser Sub jointly and severally hereby represents and warrants to them as follows:

5.1 Organization of Purchaser and Purchaser Sub.

(a) Purchaser is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has all requisite corporate power to own, lease and operate its property and to carry on its business as now being conducted. Purchaser Sub is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has all requisite corporate power to own, lease and operate its property and to carry on its business as now being conducted.

(b) Each of Purchaser and Purchaser Sub is duly qualified and/or licensed to do business and is in good standing as a foreign entity in each jurisdiction in which the nature of its business or the ownership or leasing of properties makes such qualification or licensing necessary, except where the failure to be so qualified or licensed would not, individually or in the aggregate, reasonably be expected to be materially adverse to Purchaser and its Subsidiaries (including Purchaser Sub), taken as a whole.

5.2 Authority; No Conflict; Required Filings and Consents.

(a) Each of Purchaser and Purchaser Sub has all requisite power and authority to enter into this Agreement and the other Transaction Documents to which it is or will become a party, and to perform its obligations under, and to consummate the transactions contemplated by, this Agreement and such other Transaction Documents. The execution and delivery by Purchaser and/or Purchaser Sub of, the performance of its obligations under, and the consummation of the transactions contemplated by, this Agreement and such other Transaction Documents have been (or, to the extent not executed as of the date hereof, will be) duly authorized by all necessary action on the part of Purchaser and Purchaser Sub. This Agreement has been and such other Transaction Documents have been (or, when executed and delivered by Purchaser and/or Purchaser Sub, will be) duly executed and delivered by Purchaser and/or Purchaser Sub. This Agreement and each of the other Transaction Documents to which Purchaser and/or Purchaser Sub is a party constitutes, and each of the other Transaction Documents to which Purchaser and/or Purchaser Sub will become a party, when executed and delivered by Purchaser and/or Purchaser Sub, will constitute, a valid and binding obligation of Purchaser and/or Purchaser Sub, enforceable by the Seller and the Group Companies against Purchaser and/or Purchaser Sub in accordance with their respective terms, except to the extent that enforceability may be limited by applicable Bankruptcy and Equity Exceptions.

(b) The Executive Board (raad van bestuur) and the Supervisory Board (raad van commissarissen) of each of Purchaser and Purchaser Sub have determined that the transactions contemplated hereby are in the best interests of, Purchaser and Purchaser Sub (collectively, the “Purchaser Board Approval”) and shall recommend to the stockholders of Purchaser (and shall not modify or withdraw such recommendation prior to the Closing) to adopt each of the resolutions at the Extraordinary Meeting in relation to the transactions contemplated by the Transaction Documents (the “Purchaser Board Recommendation”), which resolutions, if adopted, will constitute the Purchaser Stockholder Approval. No corporate approval of Purchaser is required by Law, the articles of association or bylaws of Purchaser or the applicable rules of Euronext Amsterdam in order for Purchaser to consummate the Closing other than the Purchaser Stockholder Approval.

(c) The execution and delivery by Purchaser and Purchaser Sub of this Agreement and the other Transaction Documents to which it is or will become a party do not, and the performance of its obligations under, and the consummation of the other transactions contemplated by, this Agreement and such other Transaction Documents to which it is or will become a party will not, subject to the Purchaser Stockholder Approval (i) conflict with, or result in any violation or breach of any provision of the governing documents of Purchaser or Purchaser Sub, or (ii) violate any Law applicable to Purchaser or Purchaser Sub.

5.3 Financing.

(a) Purchaser has delivered to Seller a duly executed copy of the Commitment Letter, including all exhibits, schedules and annexes thereto, from the financial institutions identified therein. The Senior Facilities Agreement has been entered into and is in full force and effect, and has not (nor has any provision thereof) been amended, waived or modified, other than with respect to amendments which would not reasonably be expected to adversely impact the availability at the Closing of the financing contemplated by the Senior Facilities Agreement. The commitments contained in the Senior Facilities Agreement have not been withdrawn or rescinded in any respect. No event has occurred which, with or without notice, lapse of time or both, would constitute a default or breach on the part of Purchaser under the Senior Facilities Agreement, and Purchaser has no reason to believe that it will be unable to satisfy on a timely basis any term or condition required to be satisfied for the funding of the full amount of the financing provided for in the Senior Facilities Agreement. The Senior Facilities Agreement constitutes the legal, valid, binding and enforceable obligations of Purchaser and, to the Knowledge of Purchaser, the other parties thereto, except as such enforceability may be limited by the Bankruptcy and Equity Exceptions. There are no conditions precedent or other contingencies related to the funding of the full amount of the financing contemplated by the Senior Facilities Agreement, other than as expressly set forth in the Senior Facilities Agreement, and there are no contractual or other contingencies under any Contract (other than as set forth in the Senior Facilities Agreement) relating to the financing which permit any party thereto to reduce the amount of the financing (except for any fee or flex provisions contained in the fee letters related to the Senior Facilities Agreement) or, except as provided in the Senior Facilities Agreement, that would adversely affect or delay the availability of the financing contemplated thereby. Purchaser has fully paid any and all commitment fees or other fees required (if any) by the Senior Facilities Agreement to be paid on or before the date of this Agreement.

(b) The obligations of Purchaser and Purchaser Sub to consummate the transaction are not subject to any financing contingency and, should the financing contemplated by the Senior Facilities Agreement not be available at the Closing, Purchaser has, and at the Closing will have, sufficient cash to pay, as required hereunder, the Estimated Consideration, the Transaction Consideration, all transaction costs and expenses incurred by (or required hereunder to be paid by) it, and all other amounts expended by it in connection with the transactions contemplated hereby and by the other Transaction Documents.

5.4 Solvency. Assuming the accuracy of the representations and warranties of the Group Companies set forth in Article IV and the Seller set forth in Article VI, immediately after giving effect to the consummation of the Closing and the other transactions contemplated by this Agreement (including any debt and equity financings being entered into in connection therewith): (a) the Group Companies will be able to pay their debts and obligations in the ordinary course of business as they become due (b) the Group Companies will have adequate capital to carry on their businesses.

5.5 Support Commitments. Purchaser has received, for the benefit of the Seller, Support Commitments in the forms and from the Persons identified therein, true and correct copies of which are set forth as Exhibit B to this Agreement. The Support Commitments and proxies contained therein are irrevocable, and constitute legal, valid, binding, and enforceable obligations of the Persons granting them. Purchaser has no reason to believe that any of the Persons granting the Support Commitments will be unable to or otherwise will fail to honor their obligations thereunder.

5.6 Purchaser Sub. Purchaser Sub is a wholly-owned indirect subsidiary of Purchaser.

5.7 No Brokers. Except as set forth on Schedule 5.7 of the Purchaser Disclosure Letter, neither Purchaser nor Purchaser Sub is obligated for the payment of fees or expenses of any broker, finder or investment banker, or other advisory fees and expenses, commissions or similar payments, in connection with the transactions contemplated by this Agreement or any other Transaction Document for which the Seller or any Group Company could become liable or obligated prior to the Closing.

5.8 Investigation. Each of Purchaser and Purchaser Sub has conducted its own independent review and analysis of the Group Companies and the Traditional Business and their respective businesses and assets. Each of Purchaser and Purchaser Sub specifically disclaims that it is relying upon or has relied upon any other representations or warranties that may have been made by Seller, the Group Companies or any other Person (other than the representations and warranties made in this Agreement and the other Transaction Documents), and acknowledges and agrees that Seller and the Group Companies have specifically disclaimed and do hereby specifically disclaim any such other representation or warranty made by Seller, the

Group Companies or any other Person (other than the representations and warranties made in this Agreement and the other Transaction Documents). Purchaser acknowledges that, except as expressly set forth in the representations and warranties in Article IV and Article VI and the other Transaction Documents, there are no representations or warranties of any kind, express or implied, by the Seller or any Group Company or any of their respective Affiliates or Representatives with respect to the Group Companies, their respective businesses or assets, or the Traditional Business.

5.9 No Other Representations or Warranties. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY CONTAINED IN THIS ARTICLE V, NEITHER PURCHASER NOR PURCHASER SUB NOR ANY OTHER PERSON ACTING ON BEHALF OF PURCHASER OR PURCHASER SUB MAKES ANY REPRESENTATION OR WARRANTY TO THE SELLER OR ANY GROUP COMPANY, EXPRESS OR IMPLIED.

ARTICLE VI REPRESENTATIONS AND WARRANTIES OF SELLER AND THE

SELLING SUBSIDIARIES

As a material inducement to Purchaser and Purchaser Sub to enter into this Agreement and to consummate the transactions contemplated hereby, except as set forth in the Seller’s Disclosure Letter (subject to Section 14.5), the Seller and the Selling Subsidiaries, jointly and severally, hereby represents and warrants to Purchaser and Purchaser Sub as follows:

6.1 Organization of Seller.

(a) Seller and each Selling Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has all requisite corporate power to own, lease and operate its property and to carry on its business as now being conducted.

(b) Seller and each Selling Subsidiary is duly qualified and/or licensed to do business and is in good standing as a foreign entity in each jurisdiction in which the nature of its business or the ownership or leasing of properties makes such qualification or licensing necessary, except where the failure to be so qualified or licensed would not, individually or in the aggregate, reasonably be expected to be materially adverse to Seller and the Selling Subsidiary taken as a whole.

6.2 Authority; No Conflict; Required Filings and Consents.

(a) Seller and each Selling Subsidiary has all requisite power and authority to enter into this Agreement and the other Transaction Documents to which it is or will become a party, and to perform its obligations under, and to consummate the transactions contemplated by, this Agreement and such other Transaction Documents. The execution and delivery by Seller and the Selling Subsidiaries of, and the performance of its obligations under, and the consummation of the transactions contemplated by, this Agreement and such other Transaction Documents have been or, to the extent not executed as of the date hereof, will be duly authorized by all necessary action on the part of each of them. This Agreement has been and such other Transaction Documents have been or, when executed and delivered by Seller and the Selling

Subsidiaries, will be duly executed and delivered by each of them that is a party. This Agreement and each of the other Transaction Documents to which Seller is a party constitutes, and each of the other Transaction Documents to which Seller or a Selling Subsidiary will become a party when executed and delivered by it will constitute, its valid and binding obligation, enforceable by the Purchaser and the Purchaser Sub against it in accordance with their respective terms, except to the extent that enforceability may be limited by applicable Bankruptcy and Equity Exceptions.

(b) No corporate approval of the Seller and the Selling Subsidiaries (other than approvals that have been obtained or will be obtained at the Closing) is required by Law, the articles of incorporation or bylaws of the Seller or any Selling Subsidiary or the applicable rules of any stock exchange in order for the Seller and the Selling Subsidiaries to consummate the Closing.

(c) The execution and delivery by Seller and the Selling Subsidiaries of this Agreement and the other Transaction Documents to which it is or will become a party do not, and the performance of its obligations under, and the consummation of the other transactions contemplated by, this Agreement and such other Transaction Documents to which it is or will become a party does not and will not, (i) conflict with, or result in any violation or breach of any provision of the governing documents of Seller or any Selling Subsidiary, or (ii) violate any Law applicable to any of them.

6.3 Ownership of Capital Stock of the Group Companies. Seller is the record and beneficial owner, directly or indirectly, through one or more Subsidiaries (of which Seller is the ultimate owner of all of the issued and outstanding capital stock and equity securities), of all of the issued and outstanding capital stock and equity securities of each of the Group Companies (the “Shares”).All of the Shares have been duly authorized, are validly issued, fully paid and non-assessable (to the extent such concepts are applicable). Upon consummation of the transactions contemplated by this Agreement, Purchaser shall own all of the Shares, free and clear of all Liens and preemptive rights with respect thereto (other than Liens relating to Purchaser’s acquisition of them). All of the Shares were issued in compliance with applicable Laws. None of the Shares were issued in violation of any agreement, arrangement or commitment to which Seller, a Selling Subsidiary or any Group Company is a party or is subject to or in violation of any preemptive or similar rights of any Person. There are no voting trusts, stockholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Shares.

6.4 No Brokers. Except as set forth on Schedule 6.4 of the Seller’s Disclosure Letter, neither Seller nor any Selling Subsidiary is obligated for the payment of fees or expenses of any broker, finder or investment banker, or other advisory fees and expenses, commissions or similar payments, in connection with the transactions contemplated by this Agreement or any other Transaction Document for which the Purchaser or Purchaser Sub could become liable or obligated prior to the Closing.

6.5 No Other Representations or Warranties. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY CONTAINED IN THIS ARTICLE VI, OR ARTICLE IV WITH RESPECT TO THE CANADIAN BUSINESS, NONE OF SELLER, ANY SELLING SUBSIDIARY, NOR ANY OTHER PERSON ACTING ON BEHALF OF SELLER MAKES ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED IN THIS AGREEMENT.

ARTICLE VII PRE-CLOSING COVENANTS OF THE SELLER AND THE

GROUP COMPANIES

7.1 Satisfaction of Conditions Precedent. Subject to the terms and conditions of this Agreement, the Seller and the Selling Subsidiaries shall (and shall cause each of the Group Companies to) satisfy or cause to be satisfied all the conditions precedent that are set forth in Sections 10.1 and 10.2, so as to cause the Closing and the other transactions contemplated hereby to be consummated as expeditiously as possible.

7.2 Access to Information. Until the Closing, the Seller and each Selling Subsidiary shall (and shall cause each of the Group Companies to) allow Purchaser and its Representatives, upon reasonable advance written notice, reasonable access to such information relating to the Traditional Business as Purchaser and its Representatives shall reasonably (both in terms of reasonableness of scope and reasonableness of types of items requested) request, subject to the provisions of the Clean Team Agreement and the Joint Defense Agreement, and such other provisions for the protection of information that is either competitively sensitive information or unrelated to the Traditional Business. Any disclosure whatsoever during such investigation shall not constitute any expansion of or additional representations or warranties of the Seller or any Group Company beyond those specifically set forth in this Agreement, and all such access and information shall be subject to the terms of the Confidentiality Agreement and the Clean Team Agreement. Notwithstanding the foregoing, none of the Seller, the Selling Subsidiaries, or any Group Company shall have any obligation to provide Purchaser with any information the disclosure of which is prohibited or restricted under applicable Law or that is legally privileged; provided, however, that they shall use commercially reasonable efforts to cooperate to permit such disclosure in a manner that is permitted under applicable Law and consistent with the preservation of privilege, as applicable.

7.3 Exclusivity. Between the date of this Agreement and the earlier of the Closing and the termination of this Agreement in accordance with its terms, the Seller and each Selling Subsidiary shall not, and shall cause the Group Companies and their Affiliates and their Representatives not to, directly or indirectly, (a) solicit, initiate, consider, encourage or accept any other proposals or offers from any Person (other than Purchaser) (i) relating to any acquisition or purchase of all or any substantial portion of the Traditional Business; or (b) participate in any discussions, conversations, negotiations or other communications regarding, or furnish to any Person (other than Purchaser) any information with respect to, or otherwise cooperate in any way, assist or participate in, facilitate or encourage any effort or attempt by any other Person to acquire all or any substantial portion of the Traditional Business. The Seller or any Selling Subsidiary or Group Company, as applicable, shall provide written notice to Purchaser within two Business Days of receiving any proposal, solicitation or other communication referred to in the immediately preceding sentence, provided that if written notice is provided after such timeframe such failure to provide notice within such timeframe shall not constitute a failure of the condition to closing set forth in Section 10.2(a), unless such failure was in bad faith or a result of the gross negligence of the Seller or the Group Company, as applicable.

7.4 Conduct of Business Prior to the Closing.

(a) Except (i) as expressly contemplated by this Agreement, (ii) as described on Schedule 7.4 of the Companies’ Disclosure Letter or (iii) to the extent that Purchaser shall otherwise consent in writing (which consent shall not be unreasonably withheld, conditioned or delayed), during the period from the date hereof to the earlier of the Closing or the termination of this Agreement in accordance with its terms, the Seller shall, and shall cause each of its Affiliates (including each Group Company) to, use its reasonable best efforts to (1) conduct the operations of the Traditional Business in the ordinary course of business consistent with past practice and (2) preserve intact the current business organization of the Traditional Business, except in connection with the Intercompany Restructuring. Without limiting the foregoing, from the date hereof until the Closing Date, except in connection with the Intercompany Restructuring, Seller shall, and shall cause each Group Company and the Canadian Business to, use its reasonable best efforts to:

(i) preserve and maintain all of their material Company Permits and Permits held under Environmental Laws;

(ii) pay their debts, Taxes and other obligations when due;

(iii) maintain their properties and assets owned, operated or used by the Group Companies or the Canadian Business in the same condition in all material respects as they were on the date of this Agreement, subject to ordinary wear and tear;

(iv) continue in full force and effect without modification all material insurance policies, except as required by applicable Law;

(v) defend and protect their properties and assets from infringement or usurpation;

(vi) perform all of their material obligations under material Contracts relating to or affecting their properties, assets or business;

(vii) maintain their books and records in accordance with past practice; and

(viii) comply in all material respects with all applicable Laws, including Labor Laws and Environmental Laws.

(b) Except as otherwise expressly provided in this Agreement and except as described on Schedule 7.4 of the Companies’ Disclosure Letter, between the date hereof and the earlier of the Closing and the termination of this Agreement in accordance with its terms, the Seller shall not, and shall cause its Affiliates (including the Group Companies and the Canadian Business) not to, without the prior written consent of Purchaser (such consent not to be unreasonably delayed, conditioned or withheld), directly or indirectly:

(i) amend or authorize any amendments to the certificate of incorporation, bylaws or other constitutive document of any Group Company, except in connection with the Intercompany Restructuring or to comply with its covenants under this Agreement;

(ii) (A) issue or sell any shares of capital stock or other equity securities of any Group Company or securities convertible into shares of its capital stock or other equity securities of any Group Company, (B) grant or enter into any warrants, options, rights, agreements or commitments with respect to the issuance of any such shares or other equity securities, (C) amend any terms of any capital stock or other equity securities of any Group Company or agreements related thereto or (D) split, combine or reclassify any capital stock or other equity securities of any Group Company, except in connection with the Intercompany Restructuring or to comply with its covenants under this Agreement;

(iii) cause or permit the Group Companies or the Canadian Business to acquire an equity interest in, or substantial portion of the operating assets of, any business or any corporation, partnership or other business organization or division for an amount in excess of $250,000, in any one case, or $500,000 in the aggregate, except in connection with the Intercompany Restructuring or to comply with its covenants under this Agreement;

(iv) other than Indebtedness that will be repaid in full at or prior to the Closing pursuant to the Pay-Off Letters or that will not constitute a liability of the Group Companies or the Canadian Business following the Closing, or the accrual of interest on Indebtedness outstanding as of the date hereof or otherwise permitted to be incurred hereunder, create, incur, assume or guarantee any Indebtedness in excess of $150,000 in the aggregate;

(v) adopt, establish, enter into, amend, terminate or materially increase the benefits under any Employee Plan or other employee benefit, plan, practice, program, or policy of any Group Company or the Canadian Business in effect on the date of this Agreement, in any case other than as may be required by the terms of that Employee Plan or by applicable Law to the extent that any such change would constitute a liability of a Group Company or the Canadian Business following the Closing;

(vi) increase the compensation or benefits (including granting any bonuses, whether monetary or otherwise) of any current or former director or employee of any Group Company or the Canadian Business who may remain employed by a Group Company or the Canadian Business after the Closing (in the case of this clause (vi) other than (A) as provided for in any Employee Plan or written Contract in effect as of the date hereof, and (B) payment of annual bonuses consistent with past practice in the ordinary course of business and annual salary increases consistent with past practice of not more than 3.0%), and (C) as contemplated by clause (vii) immediately below;

(vii) grant or increase any severance, retention, change-of-control or similar payments to any current director, employee, or other service provider of a Group Company or the Canadian Business with annual compensation in excess of $250,000, or any other Person who may be employed by or providing services to any Group Company or the Canadian Business following the Closing other than as provided for in any Employee Plan or written Contract in existence as of the date hereof or consistent with past practice in the ordinary course of business, if that grant or increase would constitute a liability of the Group Companies or the Canadian Business following the Closing;

(viii) sell, transfer, license or otherwise dispose of (except in the ordinary course of business consistent with past practice or in connection with the Intercompany Restructuring), or create or incur any Lien (other than Permitted Liens) on, any assets of the Traditional Business (whether real (subject to Sections 7.4 (b)(xvii) and (xviii)), personal or mixed) that have an aggregate book value in excess of $300,000, other than dispositions of inventory or personal property (in the case of the latter, that has been fully depreciated or that is no longer used in the Traditional Business or that has been replaced) in the ordinary course of business consistent with past practice;

(ix) permit any Group Company or any portion of the Canadian Business to merge, amalgamate or consolidate with or into another Person or adopt or enter into a plan of complete or partial liquidation, dissolution, restructuring, recapitalization, reorganization or other similar transaction, except in connection with the Intercompany Restructuring;

(x) make any loan to any director or employee of any Group Company or of the Canadian Business or to any other Person who will be employed by the Group Companies or the Canadian Business following the Closing, or enter into any Contract or other transaction with any of their directors or employees who in any case will remain employed by the Group Companies or the Canadian Business after the Closing other than ordinary course expense advancement consistent with past practice and employment contracts and agreements in connection with new hires in the ordinary course consistent with past practice;

(xi) except as may be required as a result of a change in Law or in GAAP, change any material accounting principles, practices or methods employed in the preparation of the Financial Statements;

(xii) enter into, modify, amend or terminate any Material Contract (including, for the avoidance of doubt, any sale and leaseback Contract of the Traditional Business), or any Contract of the Traditional Business that, if existing on the date hereof, would be a Material Contract, other than in the ordinary course of business consistent with past practice;

(xiii) enter into, modify, amend or terminate any collective bargaining agreement that will be an obligation of any Group Company or the Canadian Business following the Closing, other than as required by Law or in the ordinary course of business consistent with past practice;

(xiv) authorize any new capital expenditure or expenditures by the Group Companies or the Canadian Business (or otherwise with respect to the Traditional Business) that individually exceed $250,000 in the aggregate; provided, that, for the avoidance of doubt, nothing shall prohibit any capital expenditure or expenditures included in the capital expenditure budgets of the Group Companies or the Canadian Business previously provided to Purchaser;

(xv) waive, release or assign any rights of material value to the Traditional Business or cancel, compromise, release or assign any material Indebtedness owed to any Group Company or the Canadian Business or any material claims held by any Group Company or the Canadian Business other than in the ordinary course of business consistent with past practice;

(xvi) commence any Action in the name of any Group Company or Seller (with respect to the Canadian Business) other than in the ordinary course of business consistent with past practice;

(xvii) transfer or incur any Lien on any Owned Real Property that will be held by any Group Company or the Canadian Business after the Intercompany Restructuring (other than Permitted Liens);

(xviii) terminate or materially amend or modify any Material Property Lease, other than extensions involving an increase in annual rent payments of no more than 5% per year and terminations of the term or amendments or modifications in the ordinary course of business consistent with past practice;

(xix) cancel or terminate any material insurance policy naming one or more Group Companies or Seller (with respect to the Canadian Business) as a beneficiary or a loss payable payee without obtaining comparable substitute insurance coverage; or

(xx) take or agree in writing or otherwise to take any of the actions described in Sections 7.4(b)(i) through 7.4(b)(xix).

(c) For clarity, this Section 7.4 shall not apply to any action taken or omitted to be taken by Seller or a Group Company with respect to businesses of Seller other than the Traditional Business, or by a Subsidiary of Seller other than a Group Company; provided, in each case, that such action or determination not to act does not result in a liability of a Group Company or the Canadian Business following the Closing.

(d) If the Closing has not occurred by December 31, 2017, then the following provisions of Section 7.4(b) shall be amended as follows:

(i) Clause (xiv) of Section 7.4(b) shall be amended to provide that capital expenditures may be made in the amounts budgeted therefor in good faith, and in any event, not less than capital expenditures for 2017; and

(ii) Clause (xvii) of Section 7.4(b) shall be revised to permit the occurrence of Liens to secured financings entered into in the ordinary course consistent with past practices so long as they will be released at Closing.

7.5 Indebtedness. The Seller shall deliver to Purchaser, together with the Pre-Closing Statement delivered to Purchaser pursuant to Section 3.1(a), (i) a certificate signed by an executive officer of the Seller setting forth its good faith estimate of the aggregate amount of Indebtedness of the Group Companies and the Canadian Business that will be outstanding immediately prior to the Closing, including the names of each Person to which such Indebtedness is owed (each such Person, a “Pay-Off Lender”) and the amounts owed to each Pay-Off Lender, and (ii) customary pay-off letters with respect to the Indebtedness in form and substance reasonably acceptable to Purchaser (the “Pay-Off Letters”), to be executed and delivered by the Pay-Off Lenders at the Closing, which Pay-off Letters shall provide for, among other things, the terms and conditions for payment and satisfaction in full of all such Indebtedness and release of all Liens granted pursuant thereto. The Seller shall arrange for the repayment of all such Indebtedness at the Closing. The Seller and the Group Companies shall, and shall cause their Affiliates to, facilitate such repayment and the release, in connection with such repayment, of any Liens securing the Indebtedness.

7.6 Assistance to Purchaser.

(a) The Seller and the Group Companies shall use reasonable best efforts to provide, upon the reasonable request of Purchaser: (i) such financial and other information regarding the Traditional Business as may be reasonably requested by Purchaser in arranging for financing for the transactions contemplated hereby, and (ii) such assistance as Purchaser may reasonably request in preparing for and participating in due diligence sessions with potential providers of that financing, including:

(1) assisting in preparation for and participation in marketing efforts (including a reasonable number of meetings and calls), drafting sessions, rating agency presentations, road shows and due diligence sessions and sessions with prospective lenders, investors and ratings agencies;

(2) assisting Purchaser with the preparation of materials for rating agency presentations, offering documents, private placement memoranda, bank information memoranda, prospectuses and similar documents; and

(3) taking commercially reasonable actions to permit Purchaser’s financing sources to evaluate the current assets of the Traditional Business for the purposes of establishing collateral arrangements as of the Closing and to assist with other collateral audits and due diligence examinations.

(b) Notwithstanding the foregoing, nothing in this Agreement shall require any such cooperation to the extent that it would (i) require Seller or any Group Company to enter into any financing or other agreement that would be effective prior to the Closing, or (ii) result in any officer, director or manager or other Representative of the Seller or any Group Company incurring any personal liability.

(c) Any failure of the Seller or a Group Company to discharge its obligation under this Section 7.6 shall not constitute a failure of the condition to closing set forth in Section 10.2(a), unless such failure was in bad faith or a result of the gross negligence of the Seller or the Group Company, as applicable, and Seller shall indemnify and hold harmless the Purchaser Indemnified Parties from and against any and all liabilities suffered or incurred by them in connection with any such failure that was in bad faith or a result of the gross negligence of the Seller or the Group Company, as applicable.

(d) Nothing in this Section 7.6 shall be construed to create a financing contingency with respect to Purchaser’s obligation to consummate the Closing, it being acknowledged and agreed by the Parties that the Purchaser is obliged to consummate the Closing even if it is unable to obtain third party financing, assuming that all Closing conditions are satisfied.

(e) Neither the Seller nor any Group Company shall be required to pay any commitment or other fees in connection with any Purchaser financing prior to the Closing, and they shall be reimbursed by Purchaser for any reasonable and documented out-of-pocket expenses incurred or otherwise payable by them in connection with the cooperation contemplated by this Section 7.6.

(f) Purchaser shall indemnify and hold harmless the Seller and each Group Company and their Affiliates and Representatives from and against any and all liabilities suffered or incurred by them in connection with actions taken in accordance with this Section 7.6, except (x) to the extent that such liabilities arise out of or result from any bad faith, negligence or willful failure to act of the Seller or any Group Company or their Affiliates or Representatives, or (y) to the extent of amounts paid in settlement of any such liability if such settlement is effected without the consent of Purchaser (which consent shall not be unreasonably withheld or delayed).

7.7 Termination of Affiliate Transactions. On the Closing Date, unless otherwise directed by Purchaser, each Group Company and Seller (with respect to the Canadian Business) shall terminate, or cause to be terminated, in full all Affiliate Transactions to which it is a party set forth on Schedule 4.18 of the Companies’ Disclosure Letter or required to be set forth on (but that are not set forth on) Schedule 4.18 of the Companies’ Disclosure Letter, without any liability to Purchaser, the Group Companies or any of their respective Affiliates following the Closing, provided, however, that the failure to terminate any Affiliate Transaction that is required to be set forth on (but is not set forth on) Schedule 4.18 of the Companies’ disclosure Letter shall not be deemed to result in a failure to satisfy the condition to Closing set forth in Section 10.2(a).

7.8 Tax Matters. During the period from the date of this Agreement to the earlier of the Closing and the termination of this Agreement in accordance with its terms, no Group Company shall (a) except in accordance with the Intercompany Restructuring, make or revoke a material election with regard to Taxes or file any material amended Tax Returns and (b) make any material change in any Tax accounting methods, except as may be required to conform to changes in Tax Laws.

ARTICLE VIII PRE-CLOSING AND OTHER COVENANTS OF PURCHASER

AND PURCHASER SUB

8.1 Satisfaction of Conditions Precedent. Subject to the terms and conditions of this Agreement, Purchaser will satisfy or cause to be satisfied all the conditions precedent that are set forth in Sections 10.1 and 10.3 so that the Closing may occur as expeditiously as possible.

8.2 No Negotiations. Between the date of this Agreement and the date on which the Purchaser Stockholder Approval is obtained, the Purchaser shall not, and shall not permit any of its Subsidiaries, Affiliates, or Representatives to (a) solicit, initiate, or encourage any proposal or offer from any other Person relating to any acquisition or purchase (whether by stock purchase, merger, asset acquisition, combination or otherwise) of Purchaser or any substantial portion of Purchaser’s business or assets; (b) otherwise assist, facilitate or encourage any effort or intent by any other Person to acquire all or any substantial portion of Purchaser or its business by any means; or (c) subject to Section 8.3, consider any such proposal or offer or participate in any discussions or other communications regarding, or furnish to any other Person any information, or otherwise cooperate in any way with respect to, any such offer or proposal from any other Person, except, in the case of the matters referred to in this clause (c), if the Purchaser’s Executive Board or Supervisory Board determines in good faith based on the written advice of its outside legal counsel that its failure to do so would be reasonably likely to result in a violation of their fiduciary duties under applicable Law. The Purchaser shall provide written notice to the Seller within two Business Days of receiving any proposal, solicitation or other communication referred to in the foregoing sentence. Nothing in this Section 8.2 shall be deemed to prevent Purchaser or its Affiliates or its Representatives from (i) taking action in preparation for a bona fide, broadly distributed public offering or (ii) fulfilling its contractual obligations under the Relationship Agreement.

8.3 Purchaser Board Recommendation. The Executive Board and the Supervisory Board of Purchaser shall not (i) withhold, withdraw, amend, change, qualify or modify in a manner adverse to Seller or the Group Companies, or authorize or publicly propose to withhold, withdraw, amend, change, qualify or modify in a manner adverse to Seller or the Group Companies, the Purchaser Board Recommendation, or (ii) approve, adopt or recommend to stockholders of Purchaser any matter, which if approved by them, would preclude (including any agreement (A) that is conditioned upon the failure of the Purchaser to obtain the Purchaser Stockholder Approval or (B) that does not include an express commitment by the other party or parties thereto to honor, and cause Purchaser to honor, Purchaser’s obligations under this Agreement) as a matter of law or contract the consummation of the transactions contemplated hereby, or authorize or propose to approve, adopt or recommend to the stockholders of Purchaser any undertaking or matter that would have that effect, (iii) make any public statement regarding any such matter that fails to include a reaffirmation of the Purchaser board Recommendation, or (iv) make any public statement regarding any matter referred to in Section 8.2 unless required to do so by applicable Law or the rules of any exchange on which Purchaser’s securities are traded.

8.4 Stockholder Approval.

(a) Purchaser shall promptly following the date of this Agreement, take all action necessary to establish a record date for, duly call, give notice of, and, convene and hold a meeting of its stockholders for the purpose of obtaining the Purchaser Stockholder Approval (the “Extraordinary Meeting”), and shall use its reasonable best efforts to cause such meeting to occur as soon as reasonably possible, and in no event later than 43 days after the date of this Agreement.

(b) The materials to be provided to the stockholders for the Extraordinary Meeting (the “EGM Materials”) shall be in line with Dutch market practice and the Dutch Corporate Governance Code and include the Purchaser Board Recommendation. To the extent practicable and consistent with the time periods set forth in this Section 8.4 (including, without limitation, Section 8.4(a)), the Purchaser shall endeavor to provide Seller with an opportunity to review and comment on the EGM Materials (and any amendments thereto) each time prior to dissemination to the stockholders of the Purchaser and the purchaser shall include the EGM Materials all comments reasonably proposed by the Seller. The Purchaser shall provide the Seller, to the extent not prohibited under applicable Law, with any written comments or other written communications that the Purchaser may receive from time to time from Governmental Entities with respect to the EGM Materials promptly after receipt of those comments or other communications.

(c) If, at any time prior to the Extraordinary Meeting, any information relating to Purchaser, Purchaser Sub, Seller, any Group Company, or any of their respective Affiliates, this Agreement or the Transactions should be discovered by Purchaser or Seller which should be set forth in an amendment or supplement to the materials provided to the stockholders for the Extraordinary Meeting, so that such materials shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the Party that discovers such information shall promptly notify the other Parties, and an appropriate amendment or supplement describing such information shall be prepared by Purchaser and subject to review and comment by Seller and to the extent required by applicable Law, disseminated to the stockholders of Purchaser.

(d) Between the date of this Agreement and the Closing Date, the Purchaser shall not establish a record date for, call, give notice of, or convene and hold any meeting of its stockholders (other than the Extraordinary Meeting), or otherwise cooperate in any way, assist or participate in, facilitate or encourage any effort or intent by any meeting of its stockholders, the agenda for which includes any resolution that may prohibit, preclude, restrain or delay the consummation of the transactions contemplated by this Agreement. Nothing in this Section 8.4(d) shall be deemed to prevent the Purchaser or its Representatives from (i) taking action in preparation for a bona fide, broadly distributed public offering or (ii) fulfilling its contractual obligations under the Relationship Agreement.

8.5 Securityholder Litigation. Purchaser shall give Seller the opportunity to participate in, subject to a customary joint defense agreement, but not control, the defense or settlement of any litigation against Purchaser and/or its directors relating to the transactions contemplated by this Agreement, and no settlement that would preclude the consummation of the transactions contemplated hereby shall be agreed to without Seller’s prior consent (which consent shall not be unreasonably withheld, conditioned or delayed). The Seller shall give Purchaser the opportunity to participate in, subject to a customary joint defense agreement, but not control, the defense or settlement of any litigation against the Seller and/or its directors relating to the transactions contemplated by this Agreement.

8.6 Additional Support Commitments. Purchaser shall use its best efforts to obtain, prior to the Extraordinary Meeting and as promptly as possible following the date hereof, additional Support Commitments from identified, large stockholders of Purchaser that, together with the Support Commitments obtained prior to the date hereof, represent in the aggregate at least 28% of the outstanding voting stock of Purchaser; provided, however, that in no event shall Purchaser’s best efforts be deemed to include any requirement by Purchaser to make any payment or grant any financial or non-financial accommodation in connection therewith or initiate or engage in any litigation against any party.

8.7 Financing Commitment Letter. Purchaser shall not make or permit to be made any amendment or change to the Senior Facilities Agreement, other than with respect to amendments which would not reasonably be expected to adversely impact the availability at Closing of the financing contemplated by the Senior Facilities Agreement or amendments which are approved in writing by Seller (which approval shall not be unreasonably withheld, conditioned or delayed), and Purchaser shall use its commercially reasonable efforts to cause the financing contemplated by the Senior Facilities Agreement to be available at Closing, and shall remain obligated to close whether that financing is available or not.

8.8 Contact with Customers, Distributors and Suppliers. Purchaser acknowledges that it is not authorized to and shall not (and shall not permit any of its Affiliates or their respective Representatives to) directly or indirectly, initiate or engage in any contact with any employee, customer, supplier, distributor or other business relation of the Seller or any Affiliate, including any Group Company with respect to the transactions contemplated by this Agreement prior to the Closing except (i) with the prior written consent of the Seller or (ii) in accordance with the communication strategy for customers and suppliers of both Seller and Purchaser agreed to in writing by the Parties; provided, that nothing in this Section 8.8 shall prohibit Purchaser’s contact with any Person in the ordinary course of Purchaser’s business.

8.9 Use of Name. For the avoidance of doubt, Purchaser shall not acquire any rights in or to the name “Cott” or any derivatives thereof, except as may be set forth in the IP Agreements. As promptly as possible, and in any event no later than ninety days after the Closing Date, Purchaser shall execute, deliver and file such agreements, resolutions and other instruments as may be necessary or advisable to change the names of those Group Companies set forth on Schedule 8.9 so as to comply with the immediately preceding sentence.

ARTICLE IX OTHER AGREEMENTS

9.1 Confidentiality.

(a) Each Party acknowledges that Purchaser and the Seller have previously executed a confidentiality agreement, dated May 18, 2017 (the “Confidentiality Agreement”), which agreement shall continue in full force and effect in accordance with its terms; provided, however, that, for the avoidance of doubt, Purchaser and its Affiliates shall have the right to disclose this Agreement, any Disclosure Letter delivered herewith, and the Ancillary Agreements to the lenders under the Senior Facilities Agreement. From and after the Closing, the Seller shall, and shall cause its Affiliates to, hold, and shall use its commercially reasonable efforts to cause its or their respective Representatives (1) to hold in confidence any and all information, whether written or oral, concerning the Group Companies or the Canadian Business (“Group Company Information”), except to the extent that Seller can show that such Group Company Information (a) is or becomes generally available to and known by the public through no fault of the Seller, any of its Affiliates or their respective Representatives; or (b) is lawfully developed or acquired by the Seller, any of its Affiliates or their respective Representatives from and after the Closing from sources which are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation, and (2) not to use such Group Company Information for any purpose whatsoever other than in compliance with or to enforce its rights under this Agreement and the Ancillary Agreements.

(b) If the Seller or any of its Affiliates or their respective Representatives are required or requested by deposition, interrogatory, request for documents, subpoena, civil investigative demand, regulatory request or similar judicial, regulatory or administrative process to disclose any Group Company Information, then to the extent permissible under applicable Law, the Seller shall provide Purchaser with prompt prior written notice of such requirement so that Purchaser party may seek (at Purchaser’s expense) a protective order or similar remedy to cause Group Company Information not to be disclosed. If such notice is not permissible under applicable Law, or such protective order is not sought or other similar remedy is not timely obtained or Purchaser waives compliance with the provisions of this Section 9.1, the Seller shall furnish only that portion of Group Company Information that its legal counsel has advised is required or requested, and shall exercise commercially reasonable efforts to obtain assurance that confidential treatment shall be accorded such disclosed Group Company Information, to the extent practical under the circumstances. Notwithstanding the foregoing, Seller and any of its Representatives shall be permitted hereunder to disclose any Group Company Information to any governmental or regulatory authority, self-regulatory organization or securities exchange having authority to regulate or oversee any portion of Seller’s business, provided that prior to such disclosure Seller advises such governmental or regulatory authority, self-regulatory organization or securities exchange of the confidential nature of such information and requests confidential treatment of such information.

9.2 Press Releases; No Public Announcement.

(a) In connection with the execution and delivery of this Agreement, the initial announcement of the transactions contemplated by this Agreement shall be made by the Parties pursuant to the communication plan set forth on Exhibit H.

(b) Without limiting Section 9.2(a), prior to the Closing, Purchaser and the Seller will cooperate with each other regarding the form, content and timing of any other public disclosure or announcement of this Agreement or the transactions contemplated hereby, and the Parties will not, and will use commercially reasonable efforts to cause each of their Affiliates and their respective Representatives not to, issue or cause the publication of any press release or other public disclosure or announcement with respect to this Agreement, the transactions contemplated by this Agreement, their discussions or any other memoranda, letters or agreements between the Parties relating to the transactions contemplated by this Agreement without the prior consent of Purchaser and the Seller (such consent not be unreasonably delayed, conditioned or withheld); provided, however, that nothing contained in this Section 9.2(b) shall prohibit (i) the Seller or Purchaser from announcing or otherwise disclosing the existence of this Agreement to any employee, consultant, customer, supplier or other Person having a business relationship with them to the extent reasonably necessary to conduct their businesses in the ordinary course or (ii) any Party or any Person related to such Party from making any public filing, disclosure or announcement or issuing or publishing any press release that is (x) required by applicable law or regulation, court process or the rules or regulations of any securities exchange or (y) in response to inquiry by any Governmental Entity, so long as such Party shall, in each case, use commercially reasonable efforts to provide the other Parties with the opportunity to review and comment on such disclosure, announcement or press release before it is made, issued or published. Notwithstanding the foregoing restriction, Purchaser and Seller may make earnings announcements and participate in investor conferences in the ordinary course of business in which this Agreement and the Transactions are discussed.

9.3 Notification of Certain Matters. The Seller shall give prompt notice to Purchaser, and Purchaser shall give prompt notice to the Seller, of (a) the occurrence or non-occurrence of any event, the occurrence or non-occurrence of which has caused any representation or warranty of such Party contained in this Agreement to be untrue, inaccurate or incomplete in any material respect at or prior to the Closing, or (b) is reasonably likely to result in any material, non-curable failure of such Party to satisfy the condition to Closing set forth in Article X; provided, however, that the delivery of any notice pursuant to this Section 9.3 shall not limit or otherwise affect any representations and warranties or any conditions, obligations, covenants or agreements under this Agreement, or the rights or remedies available hereunder to any of the Party receiving such notice. Should any of the events for which notice is provided pursuant to this Section 9.3 require a change to the Companies’ Disclosure Letter delivered by the Seller, or the Purchaser’s Disclosure Letter delivered by Purchaser, as applicable, the Seller or Purchaser, as applicable, may deliver an amendment to the relevant Schedule of the Companies’ Disclosure Letter or Purchaser Disclosure Letter, as applicable, specifying such change. Any such amendment, and the giving or receipt by a Party of any notice contemplated by this Section 9.3, shall not give any Party any right to terminate this Agreement pursuant to Article XI that it would not have had in the absence of this Section 9.3.

9.4 Governmental Approvals; Consents.

(a) Subject to the terms and conditions of this Agreement, except as otherwise provided herein, including Section 9.5 and Schedule 9.5 hereto, the Parties shall use their respective reasonable best efforts to (i) make or deliver as soon as reasonably practicable after the date hereof (but no later than two Business Days after the date hereof); all appropriate filings, registrations, applications and notices with all applicable Governmental Entities and obtain all consents, approvals, clearances and authorizations with respect thereto, and thereafter to supply all additional information requested by Governmental Entities in connection therewith; (ii) prevent the entry, enactment or promulgation of any threatened or pending Order that would adversely affect the ability of the Parties to consummate the transactions contemplated hereby; (iii) lift or rescind any Order adversely affecting the ability of the Parties to consummate the transactions contemplated hereby; and (iv) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable.

(b) The Parties shall each keep the others apprised of the status of matters relating to the completion of the transactions contemplated by this Agreement and work cooperatively in connection with obtaining all required consents, authorizations, Orders or approvals of, or any exemptions by, any Governmental Entity. The Parties shall cause their respective counsel to reasonably collaborate with each other to prepare any written materials that will be jointly submitted to any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement and to consult with each other regarding any written submission to any Governmental Entity.

(c) Notwithstanding the foregoing (and subject to the Confidentiality Agreement and the Clean Team Agreement dated June 4, 2017 and executed by the respective counsel of Purchaser and the Seller (the “Clean Team Agreement”)), Purchaser or Seller may, as each reasonably deems advisable and necessary, designate any competitively sensitive material provided to the other as “Outside Counsel Only Material.” Such materials and the information contained therein shall be given only to the outside counsel of the recipient on the basis that such outside counsel agrees not to disclose such information to employees, officers or directors of the recipient unless express permission is obtained in advance from the source of the materials or its legal counsel. Materials provided may be redacted (i) to remove references concerning the valuation of the Traditional Business, (ii) as necessary to comply with contractual arrangements and (iii) as necessary to address reasonable privilege concerns.

(d) From the date of this Agreement until the earlier of the Closing or the termination of this Agreement, each Party shall promptly notify the other Party in writing of any pending or, to the Knowledge of such Party, threatened Action by any Governmental Entity or any other Person (i) challenging or seeking material damages in connection with this Agreement or the transactions contemplated hereunder or (ii) seeking to restrain or prohibit the consummation of the transactions contemplated by this Agreement.

(e) Subject to the cooperation provisions set forth in Section 9.5, Purchaser shall be entitled to direct any proceedings or negotiations with any Governmental Entity in connection with the transactions contemplated by this Agreement, including any such proceedings or negotiations with the Competition and Markets Authority (“CMA”) in the United Kingdom, the Federal Trade Commission, the Antitrust Division of the U.S. Department of Justice, and any other Governmental Entity with jurisdiction over the transaction under the Antitrust Laws.

9.5 Regulatory Matters.

(a) Each of the Seller and Purchaser shall (i) make, as promptly as reasonably practicable, all necessary filings and notifications and other submissions with respect to this Agreement and the transactions contemplated hereby that are required to be made by each of them under the Antitrust Laws and, in any event, file the Notification and Report Form under the HSR Act no more than five Business Days after the date hereof; and (ii) use its reasonable best efforts to obtain termination or expiration of any waiting periods (including extensions thereof)

and such other approvals, consents and clearances as may be necessary to effectuate the Transactions under the Antitrust Laws and to remove any court or regulatory orders under the Antitrust Laws impeding the ability to consummate the Transactions. Additionally, in Canada, Purchaser shall submit to the Commissioner of Competition a request for an advance ruling certificate (ARC) under section 102 of the Competition Act or in the alternative a no-action letter and shall do so within three Business Days after the date hereof. In addition, the Parties shall each submit a notification under subsection 114(1) of the Competition Act to start the waiting period prescribed under subsection 123(1) of the Competition Act as soon as practical, and in any event no later than seven Business Days after the date hereof.

(b) As promptly as reasonably practicable, but in any event no more than 21 Business Days after the date hereof, Purchaser shall deliver a draft merger notice to the CMA, and as soon as reasonably practicable thereafter formally submit a merger notice to the CMA (as provided for by section 96 the Enterprise Act 2002, as amended by the Enterprise and Regulatory Reform Act 2013 (as amended, the “EA02”), including all information reasonably necessary to ensure that the CMA gives notice under section 96(2A) EA02 to the Purchaser that the merger notice meets the requirements of section 96(2) EA02. The Parties shall not, without the prior consent of the CMA, take any “pre-emptive” action contrary to any interim order in force under section 72 EA02 prior to or after the Closing, until the CMA has issued a final decision with respect to its merger control review of the transactions contemplated by this Agreement under the EA02.

(c) The Parties will consult and cooperate with one another, and consider in good faith the views of one another (in accordance with the procedures and terms set forth on Schedule 9.5), in connection with any notices, submissions, analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any Party in connection with proceedings under or relating to any Antitrust Laws. Each of Purchaser and the Seller shall specifically request early termination of any waiting period and, if permitted to do so under applicable Antitrust Laws, use reasonable best efforts to take such action as may be required to cause the expiration or termination of all applicable waiting periods under Antitrust Laws and to obtain all requisite decisions, approvals, clearances and authorizations required under the Antitrust Laws to complete the transactions contemplated hereby as promptly as possible.

(d) The Parties shall give one another reasonable notice of and opportunity for their representatives or any of their advisors to attend all material meetings and telephone calls with any Governmental Entity having jurisdiction under the Antitrust Law (except to the extent that the Governmental Entity expressly requests that the Seller not be present or represented at the meeting or part(s) of the meeting) and provide one another with drafts of material written communications, other than commercially sensitive portions thereof, intended to be sent to any Governmental Entity with jurisdiction under the Antitrust Laws and a reasonable opportunity to comment on those materials, and final copies of all such communications.

(e) If the parties receive a request for information or documentary material pursuant to any Antitrust Law, including the EA02 and the HSR Act (any such request pursuant to the HSR Act, a “Second Request”), the parties will use their respective commercially reasonable efforts to submit an appropriate response to, and to certify compliance as soon as reasonably practicable with, any such request for information or documentary material, and, in any event, to certify compliance with any Second Request within four (4) months after receipt of such request and use commercially reasonable best efforts to produce documents on a rolling basis.

(f) Each Party shall use commercially reasonable best efforts to resolve any objections that may be asserted by any Governmental Entity under any applicable Antitrust Law with respect to the transactions contemplated by this Agreement. In connection therewith, if any Action is instituted (or, to the Knowledge of Purchaser or the Seller, threatened to be instituted) challenging any transaction contemplated by this Agreement as violative of any Antitrust Law, each of Purchaser and the Seller shall use commercially reasonable efforts to contest and resist any such Action and to have vacated, lifted, reversed, or overturned any Order, whether temporary, preliminary or permanent, that prohibits, prevents, or restricts consummation of the transactions contemplated by this Agreement. With respect to the CMA, the Parties shall use their respective best efforts (in accordance with the terms and procedures set forth on Schedule 9.5) to prevent the CMA’s issuance of a final decision to refer the Transactions for a second phase investigation as set forth below.

(g) To permit the satisfaction of the condition set forth in Section 10.1(a) as promptly as practicable and to procure a CMA Clearance Decision as promptly as practicable, the Purchaser shall, so long as such actions or inactions do not, individually or in the aggregate, constitute a Burdensome Condition, (i) subject only to the last sentence of Section 9.5(h), propose, negotiate, commit to, effect and agree to, by consent decree (or by written undertakings satisfactory in form to the relevant authorities (including, in the case of the CMA, undertakings or final undertakings in lieu of a reference under section 73 EA02 and final undertakings under section 82 EA02 in accordance with the procedures set forth on Schedule 9.5) including, in each case, undertakings to effect sales, divestitures, licenses, hold separate, or other dispositions (any such event, a “Divestiture”) of businesses, assets, properties, and/or product lines that contributed up to $150 million to the pro forma combined 2016 revenue of the Purchaser and its Affiliates and the Group Companies (after giving effect to the Intercompany Restructuring) (“Subject Revenue”)), hold separate order or otherwise, the sale, divestiture, license, holding separate, and other disposition of and restrictions on the businesses, assets, properties and/or product lines, or changes to the conduct of business of, the Purchaser and the Group Companies, and take such action or actions at or following the Closing that would in the aggregate have a similar effect, (ii) create, terminate, or divest relationships, ventures, contractual rights or obligations of the Purchaser or the Group Companies and their respective Subsidiaries at or following the Closing, and (iii) otherwise take or commit to take any action that would limit Purchaser’s freedom of action with respect to, or its ability to retain or hold, directly or indirectly, any businesses, assets, properties or product lines of the Purchaser or the Group Companies. If it becomes necessary to achieve a final CMA Clearance Decision, Purchaser must offer, agree to and effectuate any Divesture proposed by the CMA that is not a Burdensome Condition.

(h) If any Governmental Entity having jurisdiction under any Antitrust Law requires that the Purchaser to take, or cause to be taken, or commit to take, or commit to cause to be taken, or if Purchaser offers any undertakings in lieu of a reference to the CMA under section 73 EA02 or final undertakings under section 82 EA02 which are accepted by the relevant

Governmental Entity and that commit to, any Divestiture, of or with respect to businesses, assets, properties and/or product lines of the Purchaser and the Group Companies, then, subject only to the last sentence of this Section 9.5(h) and Schedule 9.5, the Purchaser shall cause such Divestiture to occur, unless it is a Burdensome Condition. As used herein, a “Burdensome Condition” shall mean a Divestiture of businesses, assets, properties and/or product lines that contributed in excess of $150 million to Subject Revenue, and/or any other action (including, without limitation, the types of activities described in Section 9.5(g)(ii) or Section 9.5(g)(iii)), that individually or in the aggregate would result in a reduction of in excess of $150 million to Subject Revenue. Notwithstanding anything else in this Agreement, Seller shall not be required in any event (i) to divest any assets or take any action that would affect its operations after the Closing or (ii) to take any action that would require it or any Group Company to effect a Divestiture prior to Closing.

(i) Neither Party shall make or agree to make (or permit any of its Subsidiaries or Affiliates to make or agree to make) any acquisition or investment or enter into any transaction or undertake any action which is reasonably likely to delay, impede, or prejudice the promptest possible fulfillment of the conditions set forth in Section 10.1(a).

9.6 Intercompany Restructuring. The Seller, the Selling Subsidiaries, and the Purchaser shall (and shall cause their respective Affiliates (including any Group Companies and Purchaser Sub) and their respective Representatives to effectuate the Intercompany Restructuring and the Corporate Reorganization pursuant to which: (a) giving effect to the Closing under this Agreement, the Group Companies and/or the Affiliate of Purchaser acquiring the Canadian Business shall (as provided in this Agreement and the Reorganization Agreement) (i) acquire all right, title, and interest of the Seller or any of its Affiliates in and to all of the assets of the Traditional Business reflected in the Financial Statements or thereafter acquired through the Closing and (ii) assume all Liabilities of the Traditional Business reflected in the Financial Statements or thereafter incurred through the Closing (except to the extent they are entitled to indemnification for such Liabilities pursuant to Article XII or Article XIII), and (b) the Seller or another Retained Company designated by the Seller shall acquire all of the assets and assume all of the Liabilities of the Retained Business, in each case subject to and in accordance with the Reorganization Agreement; for the avoidance of doubt, nothing in this Section 9.6 shall be construed to relieve any party of its obligations under any other provision of this Agreement or of its rights to indemnification hereunder.

9.7 Employee Matters.

(a) From and after the date of this Agreement, the Seller and the Group Companies shall use commercially reasonable efforts to take all necessary action in order to comply with all applicable notification, consultation, and consent requirements with respect to all unions, works councils, employee associations or committees and similar bodies in respect of the transactions contemplated by this Agreement, and Purchaser agrees to use commercially reasonable efforts to cooperate with the Seller and the Group Companies in respect of the foregoing.

(b) Following the Closing, Purchaser shall provide, or shall cause to be provided, to each active employee of the Traditional Business hired and retained by it such compensation and employee benefits as Purchaser in its discretion shall determine, subject to applicable Laws. Purchaser acknowledges that the sponsorship of each Company Employee Plan and International Employee Plan immediately after the Closing shall remain with the Group Company that sponsored such plan prior to the Closing.

9.8 Director and Officer Liability. At or prior to the Closing, Seller shall purchase at its sole cost and expense a “tail” director and officer liability insurance policy providing coverage for a period of six years following the Closing for acts and omissions of the individuals who were officers or directors of any Group Company prior to the Closing (“D&O Insurance”) with respect to matters arising at or prior to the Closing. Notwithstanding any provision to the contrary in this Agreement or in the D&O Insurance, (a) no provision hereof or indemnification right in the D&O Insurance shall limit in any way the right of any Purchaser Indemnified Party to indemnification pursuant to Article XII or Article XIII and (b) in no event shall Purchaser, the Group Companies or any of their respective successors and assigns have any obligation or liability of any kind whatsoever under this Section 9.8 to any Person with respect to indemnification, holding harmless, exculpation or expenses arising out of matters for which the Purchaser Indemnified Parties are indemnified pursuant to Article XII or Article XIII.

9.9 Books and Records. For a period of seven years after the Closing, the Group Companies shall, and Purchaser shall cause the Group Companies to, provide to the Seller reasonable access to the Representatives, books and records of the Group Companies upon reasonable advance written notice during regular business hours and without undue interruption to their businesses, for the purpose of obtaining information reasonably required in connection with the preparation of Tax Returns or the defense of any claim by a third party or any other reasonable purpose, and will permit the Seller to make copies of any such information (at the Seller’s sole cost and expense). Notwithstanding the foregoing, neither Purchaser nor any Group Company shall have any obligation to provide Seller with any information or documents the disclosure of which is prohibited or restricted under applicable Law or is legally privileged; provided, that they shall use commercially reasonable efforts to cooperate to permit such disclosure in a manner that is permitted under applicable Law or that is consistent with the preservation of such privilege, as applicable.

9.10 Standstill. Except to the extent waived in writing by the Parties, from the date hereof until the earlier of (a) the Closing or (b) one year from and after any termination of this Agreement in accordance with Article XI, neither Seller nor Purchaser nor any of their respective Affiliates shall: (i) in any manner, acquire, agree to acquire or make any proposal to acquire, directly or indirectly, any securities of the other (or beneficial ownership thereof) or any rights or options to acquire any assets or securities of the other (or beneficial ownership thereof); (ii) except at the specific written request of the other, propose to enter into, directly or indirectly, any merger or business combination involving the other or any of its Subsidiaries or divisions; (iii) otherwise act, alone or in concert with others, to seek to control or influence the management, board of directors, or policies of the other; (iv) disclose any intention, plan, or arrangement inconsistent with the foregoing; or (v) advise, assist, or encourage any other Persons in connection with any of the foregoing. During this period, neither Seller nor Purchaser nor their respective Affiliates shall request that the other, directly or indirectly, amend or waive any provision of this Section 9.10 or tender for any shares of the other’s capital stock; provided that, this paragraph shall terminate as to Purchaser or Seller, as applicable, upon the public announcement by the other that it has entered into a definitive agreement providing for a sale of all or substantially all of its capital stock or assets to a third party whether by way of purchase, exchange, merger, amalgamation, combination or any similar transaction.

9.11 Further Assurances. From and after the Closing, each Party agrees to cooperate fully with any other Party and to execute such further instruments, documents and agreements and to give such further written assurances, as may be reasonably requested by such other Party to better evidence and reflect the transactions described herein and contemplated hereby and to carry into effect the intents and purposes of this Agreement, but only at the expense of the requesting Party.

9.12 Restrictive Covenants.

(a) Seller, for a period of two years from and after the Closing Date, shall not, and shall not permit any its Affiliates to, directly or indirectly:

(i) engage in any Competitive Business, or perform management, executive or supervisory functions with respect to, join, control, render financial assistance to, receive any economic benefit from, exert any influence upon, participate in, render services or advice to any business or Person in the conduct of any Competitive Business, in each case other than on behalf of Purchaser or any of its Affiliates, including the Group Companies; provided, however, that for purposes of this Section 9.12(a)(i), ownership of securities having no more than two percent (2%) of the outstanding voting power of any entity the equity securities of which are listed on any national securities exchange shall not be deemed to be engaging in a Competitive Business; or

(ii) induce, or attempt to induce, any Person that is a current customer or supplier of any Group Company or of the Canadian Business as of the date hereof to (x) cease doing business with Purchaser or any of its Affiliates, including any Group Company or the Canadian Business, or (y) in any way interfere with the business relationship between Purchaser or any of its Affiliates or any Group Company or the Canadian Business and any such customer or supplier.

(b) Seller shall, for a period of two years from and after the Closing Date, not, directly or indirectly, solicit for employment any Person who is an employee of any Group Company or of the Canadian Business as of the date of this Agreement or encourage any such employee to terminate his or her employment with Purchaser or any Affiliate of Purchaser; provided, however, that the foregoing (i) shall not restrict any general solicitation conducted through any newspaper, internet help wanted or other general advertisement, or any search firm engagement which, in any such case, is not directed or focused on personnel employed by any Group Company or of the Canadian Business, and (ii) shall not apply to any person whose employment with Purchaser or any Affiliate of Purchaser is terminated by Purchaser or any Affiliate of Purchaser.

(c) The Parties acknowledge that a breach or threatened breach by Seller of any of the covenants set forth in this Section 9.12 cannot be reasonably or adequately compensated in damages in an action at law, and that Purchaser or its Affiliates will be entitled to obtain, among other remedies, injunctive relief, which may include, but will not be limited to (x) restraining Seller or its Affiliates from engaging in any action that would constitute or cause a breach or violation of this Section 9.12, and (y) obtaining specific performance to compel Seller or its Affiliates to perform their respective obligations and covenants hereunder. Nothing herein contained shall be construed as prohibiting Purchaser or any of its Affiliates from pursuing any other remedy available to it for such breach or threatened breach.

(d) The Parties acknowledge and agree that no portion of the Transaction Consideration shall be allocable to the covenants in this Section 9.12. Purchaser and Seller (or any Affiliate of Seller) shall jointly make any election provided for under Section 56.4 of the Income Tax Act with respect to the agreements provided in this Section 9.12, if so requested by Seller and prepared in accordance with applicable Law.

9.13 Audited Financial Statements of Group Companies. No fewer than five days prior to the Closing, the Seller shall deliver to the Purchaser the audited, consolidated financial statements of the Group Companies (which, for purposes of this Section 9.13, shall include the Canadian Business) for the same periods as the Annual Financial Statements prepared on the same basis and using the same accounting principles, procedures, and methodologies as used in the preparation of the Financial Statements, together with the unqualified opinion of PricewaterhouseCoopers LLP thereon. All costs and expenses incurred by Seller or the Group Companies in connection with this Section 9.13 shall be Transaction Expenses.

9.14 Title Policies.Seller and the Group Companies shall cooperate in good faith and use commercially reasonable efforts to, as promptly as practicable after the date of this Agreement, cause a title company selected by Purchaser to be unconditionally prepared to issue as promptly as possible following the Closing Date (subject only to Purchaser’s payment of such title company’s standard premium) the title policies in the form attached to Schedule 9.14 to the Companies’ Disclosure Letter or such other form as is reasonably acceptable to Purchaser. For the sake of clarity, the failure of Purchaser to obtain any such title policy shall not constitute a failure of a condition to Closing.

ARTICLE X CONDITIONS TO THE CLOSING

10.1 Conditions of Each Party. The respective obligations of each Party to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing of the following conditions:

(a) Approvals. All consents and approvals required under the Antitrust Laws shall have been given, and all applicable waiting periods shall have expired or been terminated or waived.

(b) No Injunctions or Restraints; Illegality. (i) No Order prohibiting the consummation of the transactions contemplated by this Agreement shall have been issued and (ii) no Law shall have been enacted, entered, enforced or deemed applicable to this Agreement by any Governmental Entity which prohibits the consummation of the transactions contemplated by this Agreement.

(c) Purchaser Stockholder Approval. The Purchaser Stockholder Approval shall have been obtained.

10.2 Additional Conditions of Purchaser. The obligation of Purchaser to consummate the transactions contemplated by this Agreement is further subject to the satisfaction of each of the following conditions, any of which may be waived in writing exclusively by Purchaser:

(a) Performance of Obligations of the Seller and the Group Companies. Except as otherwise expressly provided herein, there shall exist no uncured, material failure of either the Seller or the Group Companies to have performed in all material respects all covenants, agreements and obligations required to be performed by them under this Agreement at or prior to the Closing Date.

(b) Accuracy of Representations and Warranties. The Group Company Fundamental Representations and the Seller Fundamental Representations shall have been true and correct as of the date hereof and (after notice and an opportunity to cure any defects) true and correct as of the Closing (unless such representations and warranties speak as of an earlier date, in which case they need only to have been true and correct as of such earlier date). All other representations and warranties made by the Seller, the Group Companies, and the Selling Subsidiaries in Article IV and Article VI of this Agreement shall be true and correct in all material respects as of the Closing, as though made on and as of the Closing Date (unless such representations and warranties speak as of an earlier date, in which case they need only to have been true and correct as of such earlier date), provided, however, that Purchaser shall be obligated to consummate the transactions contemplated by this Agreement (assuming the other conditions set forth in Section 10.2 have been satisfied or waived), unless the failure of any of such representations and warranties to be so true and correct as of the Closing (or such earlier date) would result in a Material Adverse Effect.

(c) Ancillary Agreements. Seller and the Group Companies shall have delivered to Purchaser the Ancillary Agreements.

(d) Other Closing Deliveries. Seller and the Group Companies shall have delivered to Purchaser the items set forth on Schedule 10.2(d).

(e) No Material Adverse Effect. From and after the date hereof through the Closing Date, there shall not have occurred a Material Adverse Effect.

(f) Certificate of Non-Foreign Status. Each Selling Subsidiary that is selling stock of a U.S. corporation shall have delivered to the Purchaser a duly authorized and executed certificate of such Selling Subsidiary, certifying that such Selling Subsidiary is not a foreign person within the meaning of Section 1445, et seq. of the Code.

10.3 Additional Conditions of the Seller and the Group Companies. The obligations of the Seller and the Group Companies to consummate the transactions contemplated by this Agreement is further subject to the satisfaction of each of the following conditions:

(a) Performance of Obligations of Purchaser. There shall exist no material uncured failure of the Purchaser or Purchaser Sub to have performed in all material respects all covenants, agreements and obligations required to be performed by it under this Agreement at or prior to the Closing Date.

(b) Accuracy of Representations and Warranties. All representations and warranties made by Purchaser and Purchaser Sub in this Agreement shall be accurate as of the Closing, as though made on and as of the Closing Date, except to the extent that any of such representations and warranties refers specifically to a date other than the Closing Date, in which case such representation or warranty shall have been accurate as of such other date.

(c) Ancillary Agreements. Purchaser and Purchaser Sub shall have delivered the Ancillary Agreements.

(d) Other Closing Deliveries. Purchaser and Purchaser Sub shall have delivered to Seller the items set forth on Schedule 10.3(d).

ARTICLE XI TERMINATION

11.1 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by mutual written consent of Purchaser and the Seller.

(b) by either Purchaser or the Seller, by giving written notice to the other, if a court of competent jurisdiction or other Governmental Entity shall have issued a nonappealable final Order that permanently restrains, enjoins or otherwise prohibits the Closing.

(c) by the Seller by giving written notice to Purchaser, if (i) all of the conditions set forth in Sections 10.1 and 10.2 have been satisfied (other than those conditions which, by their nature, are to be satisfied at the Closing, which conditions shall be capable of being satisfied) and remain satisfied as of the date of termination and (ii) Purchaser shall not have consummated the Closing by the date on which the Closing shall have been required to occur pursuant to Section 2.3.

(d) by the Purchaser by giving written notice to Seller, if (i) all of the conditions set forth in Sections 10.1 and 10.2 have been satisfied (other than those conditions which, by their nature, are to be satisfied at the Closing, which conditions shall be capable of being satisfied) and remain satisfied as of the date of termination and (ii) Seller shall not have consummated the Closing by the date on which the Closing shall have been required to occur pursuant to Section 2.3.

(e) by either Purchaser or Seller by giving written notice to the other, if the Purchaser Stockholder Approval has not been obtained by December 31, 2017, provided that the Purchaser shall not be entitled to terminate pursuant to this Section 11.1(e) if the Purchaser has failed to comply with the terms of this Agreement related to obtaining the Purchaser Stockholder Approval, or if the EGM has not been completed and a stockholder vote has not been duly and lawfully recorded and final.

(f) by either Purchaser or Seller by giving written notice to the other, if the Closing has not occurred by the End Date, as extended in accordance with clauses 11.1(f)(i), (ii), and (iii) below and the terms and procedures set forth on Schedule 9.5.

(i) if at any time prior to the End Date the CMA shall not have issued a final CMA Non-Referral or Clearance Decision, then either Purchaser or Seller may, by written notice (the “First Extension”) to the other delivered five Business Days before the End Date, extend the End Date to the earlier of (A) the date that is three months after the End Date (the “First Extended End Date”) and (B) the tenth Business Day following the date on which the conditions set forth in Section 10.1 shall have been satisfied.

(ii) if the CMA shall not have issued a final CMA Non-Referral or Clearance Decision by the First Extended End Date, either Purchaser or Seller may, by written notice to the other (the “Second Extension”) delivered fifteen Business Days prior to the First Extended End Date, extend the First Extended End Date to the earlier of (A) the date that is three months after the First Extended End Date (the “Second Extended End Date”) and (B) the tenth Business Day following the date on which the conditions set forth in Section 10.1 shall have been satisfied.

(iii) if the CMA shall not have issued a final CMA Non-Referral or Clearance Decision by the Second Extended End Date, but the CMA case team has indicated to Purchaser that the scope of the business constituting a Qualifying Offer is acceptable, then the Parties shall have the right, by mutual written consent, to further extend the Second Extended End Date until the tenth Business Day after the CMA Non-Referral or Clearance Decision is made as to such Qualifying Offer (the “Final End Date”).

(iv) the right to terminate this Agreement pursuant to this Section 11.1(f) (and the right of a Party to extend the End Date or the First Extended End Date, as applicable) shall not be available to any Party whose breach of any provision of this Agreement results in or causes the failure of the transactions contemplated by this Agreement to be consummated.

(g) by the Purchaser by giving written notice to the Seller, if a Governmental Entity enters a final, nonappealable Order imposing a Burdensome Condition on the consent or approval of the transactions contemplated hereby under any Antitrust Law.

(h) by the Purchaser by giving written notice to the Seller, if prior to the Closing Date the Group Companies in the aggregate shall have experienced a Material Adverse Effect.

(i) By either Party by giving written notice to the other Party, if the Final 2016 EBITDA is more than ten percent lower than the Estimated 2016 EBITDA.

11.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 11.1, this Agreement shall immediately become null and void and there shall be no liability or obligation on the part of any Party or their respective officers, directors, stockholders or Affiliates, except for any liability of a Party for any material breach of this Agreement prior to such termination; except that the following provisions shall survive any termination: Sections 9.1, 11.3, 11.4, and Sections 14.1, 14.2, 14.7, 14.9, 14.13 and 14.15.

11.3 Termination Fees.

(a) If this Agreement is terminated by either party pursuant to Section 11.1(e), Purchaser shall pay to the Seller the Termination Fee in cash, in the case of a termination by Seller, within ten Business Days after such termination.

(b) If this Agreement is terminated by either party pursuant to Section 11.1(e), and the Purchaser, at any time during the nine months following the effective date of that termination, enters into any agreement or undertaking that could result in Purchaser, directly or indirectly, experiencing a Change of Control, then, the Purchaser shall pay to the Seller, within ten business days after entering into such agreement or undertaking, the additional amount of $12,500,000.

(c) Notwithstanding anything to the contrary in this Agreement, the Seller’s right to receive payment of the Termination Fee and the additional $12,500,000 set forth in Section 11.3(b) in circumstances where such fees are payable shall be the sole and exclusive remedy of the Seller and the Group Companies against Purchaser and Purchaser Sub for the failure to obtain the Purchaser Stockholder Approval.

(d) Notwithstanding anything to the contrary in this Agreement, Purchaser shall have no obligation to pay to the Seller the Termination Fee in the event that that this Agreement is terminated other than pursuant to Section 11.1(e).

(e) Each of the Parties acknowledges that the agreements contained in this Section 11.3 are an integral part of the transactions contemplated by this Agreement. If the Termination Fee is due, and Purchaser fails to pay the Termination Fee within five (5) business days of notice from Seller that the Termination Fee is due, Purchaser and the Purchaser Affiliate who acquires the Canadian Assets shall reimburse the Seller, the Selling Subsidiaries, and the Group Companies for all reasonable costs and expenses actually incurred by them (including reasonable expenses of counsel) in connection with the collection under and enforcement of this Section 11.3. If the Termination Fee or any other amount payable under this Section 11.3 is not paid when due, any unpaid amount shall bear interest at the rate of 5% per annum, compounded monthly, until paid in full.

11.4 Fees and Expenses. Except as otherwise provided in this Agreement, each Party shall pay its own legal, accounting, due diligence and finders expenses incurred in connection with this Agreement and the transactions contemplated hereby, whether or not the transactions contemplated by this Agreement are consummated. Purchaser shall be responsible for payment of all fees associated with notifications and filings under the Antitrust Laws.

ARTICLE XII INDEMNIFICATION

12.1 Indemnification.

(a) From and after the Closing and subject to the limitations contained in this Article XII and Article XIII, the Seller shall indemnify and hold harmless Purchaser and its Affiliates (including the Group Companies), its and their respective successors and assigns, and the directors, officers, employees, managers, members, partners and equity holders of any of the foregoing (collectively, the “Purchaser Indemnified Parties”), to the fullest extent permitted by applicable Law, from, against and in respect of any Damages incurred or suffered by the Purchaser Indemnified Parties arising or resulting from, any of the following:

(i) any breach of, or any inaccuracy in, any representation or warranty of the Group Companies contained in Article IV (other than the representations and warranties in Section 4.4 and any Group Company Fundamental Representation);

(ii) any breach of, or any inaccuracy in, any representation or warranty of the Seller or any Selling Subsidiary in Article VI (other than the Seller and Selling Subsidiary Fundamental Representations);

(iii) any breach of, or any inaccuracy in, any of the Group Company Fundamental Representations or Seller or Selling Subsidiary Fundamental Representations as of the date hereof or as of the Closing;

(iv) any breach of or failure to perform by the Seller or the Selling Subsidiaries of any of their covenants or agreements set forth herein or in the Reorganization Agreement, or by any Group Company of any of its covenants or agreements contained in this Agreement that requires performance prior to the Closing;

(v) any Transaction Expenses or Company Indebtedness;

(vi) any adjustment payable by Seller pursuant to Section 3.1;

(vii) any Action brought by any equity holder, or other former holder, or alleged holder of any equity interests of Seller or any Seller Affiliate or any Group Company (including any predecessors) in their capacities as such, including any alleged breach of fiduciary duty, arising out of, resulting from or in connection this Agreement, or any transactions contemplated by this Agreement, or any other Transaction Agreements;

(viii) any material breach of or material inaccuracy in a representation or warranty made by the Group Companies set forth in Article IV (other than the Group Company Fundamental Representations and representations that speak as of the date hereof or another specified date), which breach or inaccuracy exists at the time of Closing and arises or results from events first occurring after the date hereof and prior to the Closing; and

(ix) subject to the obligations of Purchaser and the limitations set forth on Schedule 12.1(a)(ix), as applicable, the matters set forth on Schedule 12.1(a)(ix);

provided, in each case, that the relevant Purchaser Indemnified Party has submitted to the Seller a Notice of Claim or Third-Party Notice, as applicable, for Damages in respect thereof in accordance with Section 12.4 prior to the date of the expiration of the applicable survival period specified in Section 12.2(a), in which case any claim that is the subject of such Notice of Claim or Third-Party Notice, as applicable, shall survive until finally resolved or judicially determined.

(b) From and after the Closing and subject to the limitations contained in this Article XII and Article XIII, Purchaser, the Purchaser Affiliate who acquires the Canadian Business and the Group Companies will, without duplication, jointly and severally indemnify the Seller and its Affiliates, successors and assigns, and the directors, officers, employees, managers, members, partners and equity holders of any of the foregoing (collectively, the “Seller Indemnified Parties”) and hold the Seller Indemnified Parties harmless, to the fullest extent permitted by applicable Law, from, against and in respect of any Damages incurred or suffered by the Seller Indemnified Parties and arising or resulting from any of the following:

(i) any breach of, or any inaccuracy in, any representation or warranty of Purchaser or Purchaser Sub or their Affiliates contained in Article V (other than any Purchaser Fundamental Representation);

(ii) any breach of, or any inaccuracy in, any Purchaser Fundamental Representations;

(iii) any adjustment payable by Purchaser pursuant to Section 3.1;

(iv) any breach of or failure to perform by Purchaser of any of Purchaser’s covenants or agreements contained in this Agreement or the Reorganization Agreement or by any Group Company of any of its covenants or agreements contained in this Agreement or the Reorganization Agreement that requires performance after the Closing; and

(v) any Action brought by any equity holder, or other former holder, or alleged holder of any equity interests of Purchaser (including any predecessors) in their capacities as such, including any alleged breach of fiduciary duty, arising out of, resulting from or in connection this Agreement, or any transactions contemplated by this Agreement, or any Ancillary Agreements.

provided, in each case, that the relevant Seller Indemnified Party has submitted to Purchaser a Notice of Claim or Third-Party Notice, as applicable, for Damages in respect thereof in accordance with Section 12.4 prior to the date of the expiration of the applicable survival period specified in Section 12.2(a), in which case any claim that is the subject of such Notice of Claim or Third-Party Notice, as applicable, shall survive until finally resolved or judicially determined.

(c) For purposes of Sections 12.1 and 13.1, the representations and warranties set forth in Article IV, Article V, and Article VI shall be deemed to have been made as of the date hereof and as of the Closing as if made at and as of the Closing (unless such representation or warranty is expressly limited by its terms to the date hereof or another specified date, in which case at and as of such earlier specified date).

(d) For the avoidance of doubt, all indemnification matters relating to Taxes in this Agreement, including breaches of Tax representations, Tax warranties, Tax covenants and the indemnification of the Purchaser Indemnified Parties therefor (other than with respect to certain of the limitations set forth in Section 12.2), are dealt with exclusively in Article XIII.

(e) For purposes of calculating the amount of any Damages resulting from an inaccuracy in, misrepresentation of, or breach of, any representation or warranty contained in this Agreement (other than Section 4.3), the terms “material,” “materiality,” “Material Adverse Effect” or similar qualifications contained in such representations and warranties (but not in Section 12.1(a)(viii)) shall be disregarded; provided, however, that such terms shall be given full effect in determining whether such inaccuracy, misrepresentation, or breach has occurred.

(f) If any Indemnifying Party fails to pay an Indemnified Party any due amount owed to such Indemnified Party under Article XII or Article XIII, and within five (5) business days of notice from such Indemnified Party that such payment is due, the Indemnifying Party shall reimburse such Indemnified Party for all reasonable costs and expenses actually incurred by them (including reasonable expenses of counsel) in connection with the collection under and enforcement of Article XII or Article XIII (as applicable). If any amount payable to any Indemnified Party under Article XII or Article XIII is not paid when due, any unpaid amount shall bear interest at the rate of 5% per annum, compounded monthly, until paid in full.

12.2 Limitations on Indemnification.

(a) All representations and warranties of the Seller, the Group Companies, the Purchaser, and Purchaser Sub under this Agreement will survive the Closing until, and will expire at, 5:00 p.m. New York time on the eighteen-month anniversary of the Closing Date, except for (i) the representations and warranties relating to Taxes made in Section 4.4, which shall survive the Closing until the expiration of the applicable statute of limitations (including any extensions, tolling or waivers thereof), plus 60 days, and (ii) the Group Company Fundamental Representations, Seller Fundamental Representations and Purchaser Fundamental Representations, which shall survive the Closing indefinitely. All covenants under this Agreement requiring performance prior to or at the Closing shall expire immediately after the Closing, except for covenants, if any, required to be performed after the Closing, which shall expire on the completion of their performance. The other obligations of the Seller to indemnify the Purchaser Indemnitees set forth in Section 12.1(a) shall survive for the following periods, within which claims for indemnification may be made: (A) the matters set forth in Section 12.1(a)(viii) for a period of 18 months following the Closing (except for material breaches or material inaccuracy in respect of Section 4.4, which shall survive until the expiration of the applicable statute of limitations (including any extensions, tolling or waivers thereof), plus 60 days); and (B) the matters set forth on Schedule 12.1(a)(ix) for the applicable period listed on Schedule 12.1(a)(ix) for each such matter.

(b) Neither the Purchaser Indemnified Parties nor the Seller Indemnified Parties (each, an “Indemnified Party”) shall be entitled to seek indemnification under Section 12.1(a)(i), Section 12.1(a)(ii), Section 12.1(b)(i), or Section 12.1(a)(viii) as applicable, until the aggregate amount of all Damages suffered by all Purchaser Indemnified Parties or all Seller Indemnified Parties, as the case may be, exceeds in the aggregate an amount equal to $4,500,000 (the “Basket Amount”), and then such Indemnified Party shall only be entitled to indemnification for the aggregate amount of Damages that exceeds the Basket Amount.

(c) Neither the Purchaser Indemnified Parties nor the Seller Indemnified Parties shall be deemed to have incurred any Damages under Section 12.1(a)(i), Section 12.1(a)(ii), Section 12.1(a)(viii) or Section 12.1(b)(i) as applicable, unless the claim (or series of related claims, claims having a common or substantially similar cause or claims that arise out of reasonably common circumstances) for Damages exceeds $100,000 (the “De Minimis Amount”).

(d) The aggregate amount of all payments to which the Purchaser Indemnified Parties shall be entitled to receive under Section 12.1(a)(i) or Section 12.1(a)(ii), as applicable, shall in no event exceed the Escrow Amount. The aggregate amount of all payments to which the Purchaser Indemnified Parties shall be entitled to receive under Section 12.1(a)(viii) and Section 12.1(a)(ix) shall in no event exceed $12,500,000. For the avoidance of doubt, the limitations set forth in this Section 12.2(d) shall not preclude or limit the Purchaser Indemnified Parties’ right to recover under any insurance policy, including the R&W Policy.

(e) The aggregate amount of all payments to which the Purchaser Indemnified Parties shall be entitled to receive under Section 12.1(a)(iii) through Section 12.1(a)(vii), or Section 13.1(a), as applicable, shall in no event exceed the Transaction Consideration, which for the avoidance of doubt, shall not preclude or limit the Purchaser Indemnified Parties’ right to recover under any insurance policy, including the R&W Policy.

(f) The aggregate amount of all payments to which the Seller Indemnified Parties shall be entitled to receive under Section 12.1(b) shall in no event exceed the Transaction Consideration.

(g) None of the Indemnified Parties shall be entitled to seek indemnification for Damages under this Article XII or Article XIII to the extent that the amount of Damages had been fully accounted for in any adjustments pursuant to Section 3.1, including in any component of Indebtedness, Net Working Capital or Transaction Expenses.

(h) The amount of any Damages for which indemnification is provided under this Agreement shall be reduced by any insurance proceeds (other than under the R&W Policy): (i) actually received by the Indemnified Party after giving effect to any applicable deductible or retention; (ii) within three years of the date such Damages were suffered by the Indemnified Party; and (iii) under applicable insurance policies (net of any expenses incurred by such Indemnified Party in procuring such recovery, including any retrospective or prospective increased premiums or costs) reimbursing such Indemnified Party for such Damages. The Purchaser shall use its commercially reasonable efforts to pursue any reasonably available insurance recoveries.

(i) In no event shall Seller be liable (A) for any Damages that are not reasonably foreseeable as of the date hereof, (B) for any punitive or exemplary Damages, except to the extent awarded by a court of competent jurisdiction to a third party in connection with a third party claim, or (C) in the case of a claim by a Purchaser Indemnified Party pursuant to Section 12.1(a)(iv), Section 12.1(a)(vii), or Section 12.1(a)(ix), for Damages calculated as a multiple of earnings derivative or similar amount that may have been used by Purchaser to calculate the Purchase Price.

(j) Neither the Seller Indemnified Parties, on the one hand, or the Purchaser Indemnified Parties, on the other hand, may recover Damages more than once for any underlying claim.

(k) Notwithstanding anything herein to the contrary, the limitations set forth in this Section 12.2 shall not apply in the event that Seller is found to have committed actual fraud with regard to a specific claim.

12.3 Exclusive Remedies.

(a) The Parties agree that notwithstanding anything to the contrary set forth in this Agreement or otherwise, following the Closing, except with respect to claims based on actual fraud or a dispute under Section 3.1 (which shall be governed exclusively by Section 3.1) or as set forth in Section 12.3(b), the indemnification provisions of this Article XII and Article XIII are the sole and exclusive remedies of the Parties pursuant to this Agreement and the Reorganization Agreement. From and after the Closing, to the maximum extent permitted by Law, except with respect to claims based on actual fraud, a dispute under Section 3.1 (which shall be governed exclusively by Section 3.1), as set forth in Section 12.3(b) or the indemnification provisions of this Article XII and Article XIII, the Parties hereby waive all other rights, claims, remedies or actions with respect to any matter arising under this Agreement or the Reorganization Agreement, whether under any applicable Law or otherwise. Except as provided in this Article XII and Article XIII or for actual fraud, from and after the Closing, no right, claim, remedy or action shall be brought or maintained by any Party, and no recourse shall be brought or granted against any of them, by virtue of or based upon any alleged misstatement or omission respecting an inaccuracy in or breach of any of the representations or warranties of any of the Parties set forth or contained in this Agreement.

(b) Notwithstanding the foregoing, the provisions of this Section 12.3(b) shall not preclude any Party from bringing an action for specific performance after the Closing to require the other Party to perform any covenant or other agreement under this Agreement, or the Reorganization Agreement to be performed after the Closing.

12.4 Terms and Conditions of Indemnification; Resolution of Conflicts.

(a) If any Indemnified Party shall claim indemnification under this Article XII for any claim (other than a third-party claim) for which indemnification is provided in Section 12.1, such Indemnified Party shall promptly, and in any event within 30 days after obtaining facts that are sufficient for such Indemnified Party to determine whether a claim for indemnification may be properly made under this Article XII, give written notice (a “Notice of Claim”) to the Seller or Purchaser, as applicable (each, an “Indemnifying Party”), setting forth (i) the aggregate amount of the Damages or an estimate thereof, in each case to the extent known or determinable at such time, (ii) reasonable detail of the individual items of such Damages included in the amount so stated, (iii) the date each such item was paid or accrued or arose and

(iv) the nature of the misrepresentation, breach or claim to which such item is related; provided, however, that the failure of the Indemnified Party to provide a Notice of Claim within the 30 day period described above shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent that such failure shall prejudice any defense or claim available to the Indemnifying Party. The Indemnifying Party shall have 30 days after delivery of the Notice of Claim to notify the Indemnified Party in writing of the nature and basis of its objection, if any, to the asserted claim for indemnification; provided, however, that the failure of the Indemnifying Party to provide its objection within the 30 day period described above shall not be a concession of liability hereunder, except to the extent that such failure shall prejudice the Indemnified Party. If the Indemnifying Party disputes any claim set forth in the Notice of Claim, it may, within the period of 30 days set forth in the immediately preceding sentence, deliver to the Indemnified Party that has given the Notice of Claim a written notice indicating its dispute of such Notice of Claim, along with reasonable supporting information as to the nature and basis of the objection (an “Objection Notice”).If no such Objection Notice is received by the Indemnified Party within 30 days after delivery of the Notice of Claim, the claim shall be deemed to be allowed.

(b) If the Indemnifying Party shall deliver an Objection Notice with respect to any claim or claims by the Indemnified Party, the Indemnified Party shall have 30 days from the receipt of such Objection Notice to respond in a written statement to the objection. If after such 30 day period there remains a dispute as to any claims, the Indemnifying Party and the Indemnified Party shall attempt in good faith for 30 days to agree upon their rights with respect to each of such claims, after which such Persons may pursue all other remedies available to them at law or equity in accordance with this Agreement.

(c) If an Indemnified Party shall claim indemnification hereunder arising from any claim or demand of a third party for which indemnification is provided in Section 12.1, the Indemnified Party shall promptly, and in any event within 30 days after such claim or demand is received in writing by such Indemnified Party, give written notice (a “Third-Party Notice”) to the Indemnifying Party of the basis for such claim, setting forth the nature of the claim or demand in reasonable detail (to the extent then known); provided, however, that the failure of the Indemnified Party to provide a Third-Party Notice within the 30 day period described above shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent that such failure shall prejudice any defense or claim available to the Indemnifying Party. The respective obligations and liabilities of the Parties to indemnify pursuant to this Article XII in respect of any Damages arising from a claim by a third party shall be subject to the following additional terms and conditions:

(i) Subject to the various rights of the insurance carrier(s) under the express terms of the R&W Policy, the Indemnifying Party shall have the right to undertake, by counsel or other representatives of its own choosing reasonably satisfactory to the Indemnified Party, the defense of such claim; provided, that the Indemnifying Party shall not be entitled to undertake the defense of such third party claim if (A) such claim seeks injunctive relief or is part of a criminal Action, (B) such claim has or could reasonably be expected, in the reasonable judgment of the Indemnified Party, to result in Damages to the Indemnified Party such that, after giving effect to the limitations set forth in Section 12.2, in each case as applicable, and the other limitations set forth in this Article XII, the Indemnifying Party would reasonably be expected to bear less than 50% of the Damages with respect to such claim, or (C) the Indemnifying Party has failed or is failing to defend in good faith such claim. In all events the insurers under the R&W Policy and their agents and advisors shall be permitted to associate effectively with any Party to this Agreement in the defense of any matter which might reasonably constitute a loss that is covered by the R&W Policy.

(ii) In the event that the Indemnifying Party is permitted, but shall elect not to, undertake such defense, the Indemnified Party (upon further written notice to the Indemnifying Party) shall have the right to undertake the defense, compromise or settlement of such claim, by counsel or other representatives of its own choosing, on behalf of and for the account and risk of the Indemnifying Party; provided, however, that the Indemnified Party shall not compromise or settle any such claim without the prior written consent of the Indemnifying Party (such consent not to be unreasonably delayed, conditioned or withheld).

(iii) Notwithstanding anything in this Section 12.4(c) to the contrary, (A) if there is a reasonable probability that a claim may materially and adversely affect the Indemnified Party other than as a result of money damages or other money payments, the Indemnified Party shall have the right, at its own cost and expense, to participate in the defense, compromise or settlement of the claim, (B) the Indemnifying Party shall not, without the Indemnified Party’s prior written consent (such consent not to be unreasonably delayed, conditioned or withheld), settle or compromise any claim or consent to entry of any judgment, unless (1) the settlement or compromise does not entail any admission of liability on the part of any Indemnified Party and (2) the claiming party or the plaintiff in such claim gives to the Indemnified Party an unconditional release from all liability in respect of such claim and (C) in the event that the Indemnifying Party undertakes defense of any claim, the Indemnified Party by counsel or other Representative of its own choosing and at its sole cost and expense shall have the right to consult with the Indemnifying Party and its counsel or other Representatives concerning such claim and participate in the defense thereof, and the Indemnifying Party and the Indemnified Party and their respective counsel or other Representatives shall cooperate with respect to such claim, subject to the execution and delivery of a mutually satisfactory joint defense agreement.

(d) A claim for indemnification under this Article XII shall be deemed finally determined upon the occurrence of any of the following: (i) it is deemed allowed under Section 12.4(a); (ii) entry of any final, non-appealable judgment by a court of competent jurisdiction; (iii) full execution of a settlement of a third party claim executed by both the Indemnified Party and the Indemnifying Party; or (iv) the execution by the Indemnifying Party and Indemnified Party of a mutually binding settlement agreement with respect to a claim.

(e) The Purchaser Indemnified Parties’ right to indemnification pursuant to Sections 12.1(a) or 13.1(a) on account of any Damages will be: first, during the period for which the Escrow Agreement remains in effect, such Damages will be satisfied from the Escrow Amount (to the extent available) pursuant to the Escrow Agreement; then second, such Damages will be satisfied from the R&W Policy (to the extent available and such Damages relates to a breach of a representation or warranty contained herein).

(f) In the event of any conflict between the provisions of this Section 12.4 and the terms of the Escrow Agreement, the terms of this Agreement shall govern.

12.5 Treatment of Indemnity Payments. All indemnification payments pursuant to this Article XII or Article XIII shall be treated as adjustments to the Transaction Consideration for all Tax purposes, and such agreed treatment shall govern for purposes of this Agreement and no Party shall take a position inconsistent therewith on a Tax Return or otherwise, except as otherwise required by a change in applicable Law or a final determination.

ARTICLE XIII TAX MATTERS

13.1 Tax Indemnification.

(a) From and after the Closing and subject to the applicable limitations contained in Section 12.2 and this Article XIII, the Purchaser Indemnified Parties shall be indemnified and held harmless, to the fullest extent permitted by applicable Law, from, against and in respect of any Damages to the extent actually incurred by the Purchaser Indemnified Parties and arising out of or as a result of any of the following:

(i) Taxes of the Group Companies for periods or portions thereof ending on or before the Closing Date (“Pre-Closing Taxes”) or imposed on any Group Company pursuant to Treasury Regulation Section 1.1502-6 or any similar or corresponding federal, state, provincial, local or foreign Law with respect to the full taxable period that includes the Closing Date, by reason of such Group Company being, or ceasing to be, a member of any consolidated group including Seller or included in a consolidated or combined return of Seller;

(ii) Taxes imposed on a Purchaser Indemnified Party as a result of any breach of, or inaccuracy in, any representation or warranty set forth in Section 4.4; or

(iii) any breach of or failure to perform a covenant or agreement of the Company set forth in Section 7.8.

(b) For the avoidance of doubt, the obligation to indemnify for Taxes pursuant to Section 13.1(a) shall not require a duplicate payment of Tax amounts that have already been taken into account as current liabilities in the determination of Net Working Capital. Furthermore, notwithstanding anything to the contrary in this Agreement, for purposes of determining Damages actually incurred by the Purchaser Indemnified Parties pursuant to this Article XIII, (i) the loss of any Tax asset or Tax attribute (or for the avoidance of doubt, any increased Tax liability incurred by Purchaser as a result of the loss of such Tax assets or Tax attributes), (ii) Taxes (other than Taxes attributable to a breach of any representation and warranty in Section 4.14(o)) to the extent such Taxes are attributable to a Tax period (or portion thereof) beginning on or after the Closing Date, and (iii) Taxes that result from transactions or actions taken by Purchaser, Purchaser Sub or any of their respective Affiliates (including for the avoidance of doubt, the Group Companies) after the Closing that are not contemplated by this Agreement, in each case, shall not be treated as Damages.

13.2 Tax Audits and Contests; Cooperation.

(a) After the Closing, Purchaser shall promptly notify the Seller in writing of any demand, claim or notice of the commencement of an audit received by Purchaser, the Group Companies or any Affiliate of any of the foregoing from any Governmental Entity or any other

Person with respect to Taxes for which a Purchaser Indemnified Party may be entitled to indemnification pursuant to Section 13.1; provided, however, that a failure to give such notice will not affect the Purchaser Indemnified Parties’ rights to indemnification under this Article XIII, except to the extent that any Seller Indemnified Parties are actually prejudiced thereby. Such notice shall contain factual information (to the extent known) describing the asserted Tax liability and shall include copies of the relevant portion of any notice or other document received from any Governmental Entity or any other Person in respect of any such asserted Tax liability.

(b) After the Closing Date, except as provided in Section13.2(c) below, Purchaser shall control, through counsel of its own choosing, the conduct of any audit, claim for refund, or administrative or judicial proceeding involving any asserted Tax liability or refund with respect to any Group Company (any such audit, claim for refund, or proceeding relating to an asserted Tax liability is referred to herein as a “Contest”).

(c) In the case of a Contest after the Closing Date that relates to a consolidated, combined, unitary or similar Tax Return filed by a parent entity that is not a Group Company, such parent entity shall control the conduct of such Contest. In the case of any other Contest after the Closing Date: if such Contest relates solely or predominantly to Taxes for which a Purchaser Indemnified Party may be entitled to indemnification under Section 13.1(a), the Seller shall control the conduct of such Contest, but the Purchaser shall have the right to participate in such Contest at its own expense, and Seller shall not be able to settle, compromise and/or concede any portion of such Contest that adversely affects the Tax liability of any Group Company for any taxable year (or portion thereof) beginning after the Closing Date without the prior written consent of Purchaser, which consent shall not be unreasonably withheld, delayed or conditioned; and if such other Contest relates, in part, to Taxes for which a Purchaser Indemnified Party may be entitled to indemnification under Section 13.1(a), the Purchaser shall control the conduct of such Contest, but the Seller shall have the right to participate in such Contest at its own expense, and Purchaser shall not be able to settle, compromise and/or concede any portion of such Contest that adversely affects the Tax liability or indemnification obligation of Seller without the prior written consent of Seller, which consent shall not be unreasonably withheld, delayed or conditioned.

(d) The Seller and Purchaser agree to furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information (including access to books and records) and assistance relating to the Group Companies as is reasonably requested for the filing of any Tax Returns and the preparation, prosecution, defense or conduct of any Contest. The Seller and Purchaser shall reasonably cooperate with each other in the conduct of any Contest or other proceeding involving or otherwise relating to the Group Companies (or the income or assets of the Group Companies) with respect to any Tax and each shall execute and deliver such powers of attorney and other documents as are necessary to carry out the intent of this Section 13.2(d). Any information obtained under this Section 13.2(d) shall be kept confidential, except as may be otherwise necessary in connection with the filing of Tax Returns or in the conduct of a Contest or other Tax proceeding.

13.3 Preparation of Tax Returns and Payment of Taxes.

(a) Seller shall prepare (or cause to be prepared) and timely file (or cause to be timely filed) all income Tax Returns of, or with respect to, the Group Companies with respect to any taxable periods ending on or before the Closing Date (“Pre-Closing Taxable Periods”) that are required to be filed with any Governmental Entity after the Closing Date, provided, that Seller shall deliver any such income Tax Return (other than any consolidated, combined, unitary or similar Tax Return filed by a parent entity that is not a Group Company) to the Purchaser for its review at least 20 Business Days prior to the date such income Tax Return is required to be filed (including extensions) and Seller shall consider in good faith such revisions to such Tax Returns, as are reasonably requested by Purchaser. Subject to Section 13.1(b), Seller shall timely pay to Purchaser all Pre-Closing Taxes shown on any Tax Return filed pursuant to this Section 13.3(a), except to the extent such Taxes are taken into account in the calculation of Net Working Capital.

(b) In the case of other Tax Returns of the Group Companies with respect to any Pre-Closing Taxable Periods that are required to be filed with any Governmental Entity after the Closing Date and Tax Returns that are filed with respect to Straddle Periods, Purchaser shall, except as otherwise required by applicable Law, prepare such Tax Return in a manner consistent with past practice, and timely file such Tax Returns with the applicable Governmental Entity, provided, that Purchaser shall deliver any such Tax Return to the Seller for its review at least 20 Business Days prior to the date such Tax Return is required to be filed (including extensions) and Purchaser shall make such revisions to such Tax Returns as are reasonably requested by the Seller. Subject to Section 13.1(b), Seller shall timely pay to Purchaser all Pre-Closing Taxes shown on any Tax Return filed pursuant to this Section 13.3(b), except to the extent such Taxes are taken into account in the calculation of Net Working Capital.

13.4 Straddle Periods. For purposes of this Agreement, in the case of any Taxes of the Group Companies that are payable with respect to any Straddle Period, the portion of any such Taxes that constitutes Pre-Closing Taxes shall: (a) in the case of Taxes that are either (i) based upon or related to income, receipts, profits, wages, capital or net worth, (ii) imposed in connection with any sale, transfer or assignment or any deemed sale, transfer or assignment of property (real or personal, tangible or intangible), or (iii) required to be withheld, be deemed equal to the amount that would be payable if the Tax year or period ended on the Closing Date; and (b) in the case of Taxes (other than those described in clause (a) above) that are imposed on a periodic basis with respect to the business or assets of the Group Companies or otherwise measured by the level of any item, be deemed to be the amount of such Taxes for the entire Straddle Period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding Tax period) multiplied by a fraction the numerator of which is the number of calendar days in the portion of the Straddle Period ending on the Closing Date and the denominator of which is the number of calendar days in the entire Straddle Period. For purposes of clause (a) of the preceding sentence, any exemption, deduction, credit or other item (including the effect of any graduated rates of Tax) that is calculated on an annual basis shall be allocated to the portion of the Straddle Period ending on the Closing Date on a pro rata basis determined by multiplying the total amount of such item allocated to the Straddle Period times a fraction, the numerator of which is the number of calendar days in the portion of the Straddle Period ending on the Closing Date and the denominator of which is the number of calendar days in the entire Straddle Period. All determinations necessary to give effect to the foregoing allocations shall be made in a manner consistent with past practice of the Group Companies.

13.5 Refunds. If a Group Company receives a refund, credit or other reduction of Taxes attributable to any taxable period (or portion of a taxable period) ending on or before the Closing Date (except to the extent such reduction results from the carryback of any Tax loss from any Post-Closing Tax Period (as defined below)), the Purchaser shall promptly pay, or cause to be promptly paid, such amount to the Seller including interest, if such reimbursement is made with interest, in each case net of Purchaser’s reasonable third-party expenses and any Taxes imposed on Purchaser as a result of its receipt of such refund. In addition, the Purchaser shall pay, or cause to be paid, to the Seller an amount equal to any refund of Taxes (i) that would have been payable to the Seller pursuant to this Section 13.5, except that such refund was used to pay any Tax liability for any taxable period beginning on or after the Closing Date (“Post-Closing Tax Period”) or (ii) would have been payable to the Seller pursuant to this Section 13.5 if it were possible to file Tax Returns for each Straddle Period as if the taxable year ended on the Closing Date.

13.6 Amended Tax Returns. On or after the Closing Date, the Purchaser shall not (and shall not cause any of its Affiliates, including for the avoidance of doubt, the Group Companies to) amend, refile or otherwise modify any Tax Returns of the Group Companies for any Pre-Closing Taxable Periods or Straddle Periods (a “Pre-Closing Tax Return Amendment”), without the prior written consent of the Seller, such consent not to be unreasonably withheld, conditioned or delayed.

13.7 Transfer Taxes. All sales, use, gross receipts, transfer, intangible, recordation, land transfer, documentary stamp or similar Taxes or charges of any nature whatsoever (including any penalties and interest) (collectively, “Transfer Taxes”), applicable to, or resulting from, the transactions contemplated by this Agreement, shall be paid 50% by the Seller and 50% by the Purchaser. The Purchaser shall file, at its sole expense, all necessary Tax Returns and other documentation with respect to all such Transfer Taxes and the Seller shall cooperate with respect thereto as necessary.

13.8 Section 338(h)(10) Election; Allocation of Purchase Price.

(a) The parent of the consolidated group of which the U.S. corporation being sold is a member will join with the purchasing corporation in making an election under Section 338(h)(10) of the Code (and any corresponding state/local elections) with respect to the stock of the U.S. corporation sold.

(b) Within ninety (90) days of the Closing Date, the assets of the U.S. corporation with respect to which the Section 338(h)(10) election is being made and the assets of the Canadian Business, shall be appraised by a regionally or nationally recognized appraisal firm engaged by Purchaser. Such appraisal shall be based on the fair market value of such assets, determined in accordance with GAAP and Treasury Regulation Section 1.338-6. Such appraisal firm shall also allocate the adjusted grossed-up basis for such corporation (to the extent properly taken into account for U.S. income Tax purposes) among the assets of such corporation and shall allocate the Purchase Price for the assets of the Canadian Business (including assumed liabilities)

among such assets, in each case consistent with such appraisal. Purchaser shall provide such allocation to Seller and, for a period of forty-five (45) days after receipt thereof, Seller shall have the opportunity to review and comment on such allocation. Purchaser shall consider in good faith any such comments provided by Seller, and Purchaser and Seller shall cooperate in good faith to resolve any disputes with respect to such allocation; provided, however, that if Seller and Purchaser are unable to resolve any dispute with respect to the such allocation within fifteen (15) days after the delivery of such allocation to Seller, Seller and Purchaser shall identify in writing the items in dispute and shall immediately engage the Independent Auditor to resolve such disputed items, which resolution shall be set forth in a written report delivered to the parties and shall be conclusive and binding on the parties hereto and shall be enforceable in a court of law. Such allocation as finally agreed upon by the parties or determined by the Independent Auditor shall be conclusive and binding upon the Seller and Purchaser for all purposes, and the Parties agree that all Tax Returns (including IRS Form 8594) and financial statements shall be prepared in a manner consistent with (and the Parties shall not otherwise take a position on a Tax Return that is inconsistent with) such allocation, unless otherwise required by applicable Law. Upon any payment treated as an adjustment to the Transaction Consideration under this Agreement, Purchaser shall provide Seller with an amendment to such allocation reflecting such adjustment, which shall be subject to the review and comment of Seller in accordance with the principles set forth in the preceding sentence.

13.9 Additional Tax Provisions.

(a) Seller shall indemnify, defend and hold harmless Purchaser against any Pre-Closing Tax incurred by Purchaser (or the Affiliate of Purchaser acquiring the Canadian Business) as a result of or in connection with any non-compliance by Seller with the provisions of the Retail Sales Tax Act (Ontario), the Provincial Sales Tax Act (British Columbia) or under any other similar Law of a province or territory of Canada.

(b) Purchaser (or the Affiliate of Purchaser acquiring the Canadian Business) and Seller shall jointly elect under subsection 167(1) of the HST Act and section 75 of the QST Act so that no HST or QST will be payable in respect of the transactions contemplated by this Agreement. Purchaser (or the Affiliate of Purchaser acquiring the Canadian Business) and the Seller shall jointly complete the election forms (more particularly described as form GST-44 and QST form FP-2044-V) in respect of such elections and Purchaser (or the Affiliate of Purchaser acquiring the Canadian Business) shall file the said election forms no later than the due date for the HST and QST returns of the Affiliate of Purchaser acquiring the Canadian Business for the first reporting period in which HST or QST, as applicable, would, in the absence of such elections, become payable in connection with the transactions contemplated by this Agreement. Purchaser shall indemnify, defend and hold harmless Seller on an after-tax basis from and against any Tax or other liability imposed upon Seller as a result of any failure or refusal by any Governmental Entity to accept such election.

(c) Purchaser (or the Affiliate of Purchaser acquiring the Canadian Business) and Seller shall, promptly after the Closing Date, jointly execute an election under section 22 of the Income Tax Act, section 184 of the Taxation Act (Quebec), and the corresponding provisions of any applicable provincial or territorial Tax legislation, with respect to the sale of the accounts receivable included in the assets of the Canadian Business (the “Accounts Receivable”) and shall designate therein the portion of the Transaction Consideration allocated to the Accounts Receivable pursuant to Section 2.4 as the consideration paid by the Affiliate of Purchaser acquiring the Canadian Business for the Accounts Receivable. The Seller and the Affiliate of Purchaser acquiring the Canadian Business shall each file such elections promptly after the execution thereof (and, in any event, with their respective Tax Returns for the taxation year in which the Closing Date occurs).

(d) Purchaser shall cause the Affiliate of Purchaser acquiring the Canadian Business to be duly registered for the purposes of the HST Act and the QST Act by the Closing.

ARTICLE XIV MISCELLANEOUS

14.1 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered and received (a) in the case of personal delivery, on the date of such delivery, (b) by email, on the Business Day such transmission was received, if received during normal business hours (electronically confirmed) (otherwise, the next Business Day); provided, that the subject line of any notice or other communication delivered by email must clearly state that such notice or other communication is being delivered as an official notice pursuant to this Agreement; and (c) in the case of a globally recognized express delivery service, on the Business Day that receipt by the addressee is confirmed pursuant to the service’s systems. All notices shall be addressed as follows (or at such other address for a party as shall be specified by like notice):

(a)	If to Purchaser, Purchaser Sub or after Closing, the Group Companies:

Refresco Group N.V.

Fascinatio Boulevard 270

3065 WB Rotterdam

The Netherlands

Attention: Martha Zandbergen

Email: Martha.zandbergen@refresco.com

with a copy (which shall not constitute notice) to:

Nixon Peabody LLP

100 Summer Street

Boston, MA 02110-2131

Attention: David A. Martland

                 Haydon A. Keitner

Email: dmartland@nixonpeabody.com

            hkeitner@nixonpeabody.com

(b)	If to the Seller or, prior to Closing, the Group Companies to:

Cott Corporation

Corporate Center III

4221 W. Boy Scout Blvd., Suite 400

Tampa, FL 33607

Attention: Marni Morgan Poe

Email: mpoe@cott.com

with a copy (which shall not constitute notice) to:

Drinker Biddle & Reath LLP

One Logan Square, Suite 2000

Philadelphia, PA 19103-6996

Attention: H. John Michel, Jr.

                 Matthew H. Meyers

Email: john.michel@dbr.com

            matthew.meyers@dbr.com

14.2 Specific Performance.

(a) Each Party acknowledges and agrees that the other Parties would be damaged irreparably in the event any provision of this Agreement is not performed in accordance with its specific terms or is otherwise breached and that money damages would not be a sufficient remedy therefor. In the event of any breach or threatened breach by any other Party of any covenant or obligation contained in this Agreement, the non-breaching Party shall be entitled to seek and obtain (i) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation and (ii) an injunction restraining such breach or threatened breach.

(b) Each Party further agrees that no other Party or any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 14.2, and each Party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

(c) Such remedies shall not be deemed to be the exclusive remedies for breach of this Agreement but shall be in addition to all other remedies available to a Party at law or equity, and the election to pursue an injunction or specific performance shall not restrict, impair or otherwise limit such Parties from recovery of monetary damages against the other Party and/or from terminating this Agreement.

14.3 Release. As of the Closing, Seller, on the one hand, and each Group Company and the Canadian Business, on the other hand (each of Seller and the Group Companies, a “Releasing Person”), hereby releases and forever discharges the other Releasing Persons and their past, present and future direct or indirect equityholders, successors and assigns and all of their respective Affiliates and Representatives (in each case, solely in their capacities as such) (each, a “Released Person”) from all debts, demands, causes of action, suits, covenants, torts, damages and any and all claims, defenses, offsets, judgments, demands and liabilities whatsoever, of every name and nature, both at Law and in equity, known or unknown, accrued or unaccrued, which have been or could have been asserted against any Released Person, which any Releasing Person has or ever had, which arises out of or in any way relates to events, circumstances or actions occurring, existing or taken prior to or as of the Closing Date whether or not relating to claims pending on, or asserted after, the Closing Date; provided, that the Releasing Persons acknowledge and agree that this Section 14.3 does not apply to and shall not constitute a release of any rights or obligations arising under this Agreement or any of the other Transaction Documents.

14.4 Acknowledgement. The Parties acknowledge and agree that Drinker Biddle & Reath LLP is representing the Group Companies and various of their direct or indirect equityholders, including the Seller, and its respective Affiliates and the Group Companies in connection with the transactions contemplated by this Agreement and that, following the Closing, it may continue to represent Seller and its Affiliates (not including the Group Companies) in connection with the transactions contemplated by this Agreement, including in connection with any disputes that may arise under this Agreement and/or any of the other Transaction Documents. Drinker Biddle & Reath LLP shall not be precluded from or restricted from representing Seller or any of its Affiliates (not including the Group Companies) or otherwise acting as attorneys for any Seller or any of its Affiliates (not including the Group Companies) in any matter, including any court proceeding or other matter related to this Agreement and/or any of the other Transaction Documents and/or any of the transactions contemplated hereby or thereby. The Parties irrevocably consent to any such representation and waive any conflict or appearance of conflict with respect to any such representation.

14.5 Disclosure Letter. The information in the Disclosure Letters constitutes (i) exceptions or qualifications to representations, warranties, covenants and obligations of the Group Companies, Seller and Purchaser as set forth in this Agreement or (ii) descriptions or lists of assets and liabilities and other items referred to in this Agreement. Any disclosure made in any Disclosure Letter to this Agreement shall be deemed to be disclosures made with respect to all representations, warranties and sections of the Disclosure Letters contained in this Agreement, regardless of whether or not a specific cross-reference is made thereto, but only to the extent that the relevance of such disclosure to such other representations, warranties and the Disclosure Letters is reasonably apparent on its face. Information included in or referenced in either the Purchaser’s Disclosure Letter or the Companies’ Disclosure Letter that are made available to the “clean team” established pursuant to the Clean Team Agreement shall be deemed to be included in any such item that is referenced in either such Disclosure Letter, so long as the applicable Schedule contains a clear reference to such information and the fact that it is in the clean room. The Disclosure Letters shall not be construed as indicating that any disclosed information is required to be disclosed, and no disclosure shall be construed as an admission that such information is material to, or required to be disclosed by the Group Companies, Seller or Purchaser. The Group Companies, Seller or Purchaser may, at their or its option, include in the Disclosure Letters items that are not material in order to avoid any misunderstanding, and such inclusion, or any references to dollar amounts, shall not be deemed to be an acknowledgement or representation that such items are material, to establish any standard of materiality or to define further the meaning of such terms for purposes of this Agreement. No disclosure on the Disclosure Letters relating to a possible breach or violation of any Contract or Law shall be construed as an admission or indication that a breach or violation exists or has actually occurred. The Disclosure Letters constitute a part of this Agreement and are incorporated into this Agreement for all purposes as if fully set forth herein. Capitalized terms used in the Disclosure Letters that are not defined therein shall have the meanings given them in this Agreement.

14.6 Dollar and Other Thresholds. Except as otherwise provided in this Agreement, (a) the specification of any dollar amount or the inclusion of any item in the representations and warranties contained in this Agreement or any exhibits, schedules or attachments hereto is not intended to imply that the amounts, or higher or lower amounts, or the items so included, or other items, are or are not required to be disclosed (including whether such amounts or items are required to be disclosed as material or threatened) or are within or outside of the ordinary course of business, and (b) no Party shall use the fact of the setting of the amounts or the fact of the inclusion of any item in this Agreement or any exhibits, schedules or attachments hereto in any dispute or controversy between the Parties as to whether any obligation, item or matter not described or included in this Agreement or in any section of any exhibits, schedules or attachments hereto is or is not required to be disclosed (including whether the amount or items are required to be disclosed as material or threatened) or is within or outside of the ordinary course of business for purposes of this Agreement. The information contained in this Agreement and in exhibits, schedules or attachments hereto is disclosed solely for purposes of this Agreement, and no information contained herein or therein shall be deemed to be an admission by any Party to any other Person of any matter whatsoever (including any violation of any Law or breach of Contract).

14.7 Neutral Construction. In view of the fact that each Party has been represented by its own counsel and this Agreement has been fully negotiated by all Parties, the legal principle that ambiguities in a document are construed against the draftsperson of that document shall not apply to this Agreement.

14.8 Counterparts. This Agreement may be executed in two or more counterparts (and may be delivered by facsimile transmission or in portable document format (.pdf)), all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart.

14.9 Entire Agreement; Third-Party Beneficiaries. This Agreement (including the documents and the instruments referred to herein), the other Transaction Documents, the Clean Team Agreement and the Confidentiality Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof. This Agreement is not intended and shall not be deemed to confer upon or give any Person except the Parties and their respective successors and permitted assigns any remedy, claim, cause of action or other right under or by reason of this Agreement, except the present and former officers and directors of the Group Companies and their respective heirs, executors, and spouses shall be deemed to be third-party beneficiaries of this Agreement with respect to Section 9.8. Notwithstanding anything to the contrary contained herein, each Debt Financing Source is intended to be, and shall be, an express third-party beneficiary of this Section 14.9 and Sections 14.10, 14.11, 14.15, 14.16 and 14.17.

14.10 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties (whether by operation of law or otherwise) without the prior written consent of the other Parties, except that, without obtaining the prior written consent of any Party, Purchaser shall be entitled to assign all or any portion of its rights or obligations hereunder (a) as collateral security to any Person (or any agent or representative thereof) providing financing to Purchaser , (b) to any of its Affiliates, or (c) in connection with a merger, consolidation or sale of all or substantially all of the assets of Purchaser; provided, however, that no assignment shall relieve the assigning Party of any of its obligations hereunder. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

14.11 Amendment. This Agreement may only be amended by an instrument in writing signed on behalf of Purchaser and the Seller; provided, that no amendment or waiver to this Section 14.11 or Sections 14.9, 14.10, 14.11, 14.15, 14.16 or 14.17 or defined term used therein that is adverse to any Debt Financing Source shall be effective as to such Debt Financing Source without the consent of such Debt Financing Source.

14.12 Extension; Waiver. At any time prior to the Closing, the Parties may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or the other acts of the other Parties, (b) waive any inaccuracies in the representations or warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such Party.

14.13 Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law, and if the rights or obligations of any Party under this Agreement will not be materially and adversely affected thereby, (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.

14.14 Time is of the Essence. The Parties hereby expressly acknowledge and agree that with regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

14.15 Governing Law; Consent to Jurisdiction; Venue; Waiver of Jury Trial. THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE DOMESTIC LAWS OF THE STATE OF NEW YORK FOR CONTRACTS ENTERED INTO AND TO BE PERFORMED IN SUCH STATE WITHOUT GIVING EFFECT TO ANY CHOICE OR CONFLICT OF LAW PROVISION OR RULE (WHETHER OF THE STATE OF NEW YORK OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF

NEW YORK AND WITH FEDERAL LAW, TO THE EXTENT APPLICABLE; IT BEING UNDERSTOOD AND AGREED, FOR THE AVOIDANCE OF DOUBT, THAT ANY RIGHT OR OBLIGATION WITH RESPECT TO ANY DEBT FINANCING SOURCE IN CONNECTION WITH THIS AGREEMENT, THE COMMITMENT LETTER AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY, AND ANY CLAIM, CONTROVERSY, DISPUTE, SUIT, ACTION OR PROCEEDING RELATING THERETO OR ARISING THEREUNDER, SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK. EACH PARTY HERETO HEREBY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE FEDERAL DISTRICT COURT OF THE SOUTHERN DISTRICT OF THE STATE OF NEW YORK, IF JURISDICTION IS NOT AVAILABLE IN SUCH COURT, THEN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA LOCATED IN THE STATE OF NEW YORK, FOR PURPOSES OF ALL LEGAL PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (INCLUDING ALL LEGAL PROCEEDINGS ARISING OUT OF OR RELATING TO THE COMMITMENT LETTER AND THE TRANSACTIONS CONTEMPLATED THEREBY) (WHETHER IN TORT, CONTRACT OR OTHERWISE). EACH PARTY HERETO IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF THE VENUE OF ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT AND ANY CLAIM THAT ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING (INCLUDING IN ANY LEGAL PROCEEDINGS ARISING OUT OF OR RELATING TO THE COMMITMENT LETTER AND THE TRANSACTIONS CONTEMPLATED THEREBY) (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

14.16 Non-Recourse. Except as expressly set forth herein or in any other documents delivered pursuant hereto, this Agreement may only be enforced against, and any action for breach of this Agreement may only be made against, the entities that are expressly identified herein as Parties; it being understood, for the avoidance of doubt, that no Debt Financing Source shall have any liability (whether in contract or in tort, in law or in equity, or based upon any theory that seeks to impose liability of an entity party against its owners or affiliates) to any Party to this Agreement for any obligations or liabilities arising under, in connection with or related to this Agreement, the Transaction Documents or for any claim based on, in respect of, or by reason of this Agreement, the Transaction Documents or their negotiation or execution.

14.17 Debt Financing Sources. Notwithstanding anything to the contrary contained herein, the Seller (on behalf of itself and its affiliates and each officer, director, employee, member, manager, partner, controlling person, advisor, attorney, agent and representative thereof), solely in its capacity as a party to this Agreement, (i) hereby waives any claims or rights against any Debt Financing Source, solely in their respective capacities as lenders or arrangers in connection with the financing of the transactions contemplated hereby, relating to or arising out of this Agreement, the Commitment Letter and the transactions contemplated hereby and thereby, whether at law or in equity and whether in tort, contract or otherwise, (ii) hereby agrees not to commence any suit, action or proceeding against any Debt Financing Source, solely in their respective capacities as lenders or arrangers in connection with the financing of the transactions contemplated hereby, in connection with this Agreement, the Commitment Letter and the transactions contemplated hereby and thereby, whether at law or in equity and whether in tort, contract or otherwise, and (iii) hereby agrees to cause any suit, action or proceeding asserted against any Debt Financing Source, solely in their respective capacities as lenders or arrangers in connection with the financing of the transactions contemplated hereby, by or on behalf of the Seller, any of its affiliates or any officer, director, employee, member, manager, partner, controlling person, advisor, attorney, agent and representative thereof in connection with this Agreement, the Commitment Letter and the transactions contemplated hereby and thereby to be dismissed or otherwise terminated. The Debt Financing Sources, solely in their respective capacities as lenders or arrangers in connection with the financing of the transactions contemplated hereby, shall not have any rights or claims against the Seller or any related person thereof, in connection with this Agreement or the Financing, whether at law or equity, in contract, in tort or otherwise. For the avoidance of doubt, this Section shall not amend or impinge the Seller’s rights under any separate agreements between the Seller and any Debt Financing Source.

[Signature page follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed and delivered by their duly authorized representatives as of the date first written above.

Purchaser:

Refresco Group N.V.

By:	/s/ Hans Roelofs
Name:	Hans Roelofs
Title:	CEO

Purchaser Sub:

Refresco US Holding Inc.

By:	/s/ Aart Duijzer
Name:	Aart Duijzer
Title:	Director

Seller:

Cott Corporation

By:	/s/ Marni Morgan Poe
Name:	Marni Morgan Poe
Title:	Vice President, General Counsel and Secretary

Selling Subsidiaries:

Cott Retail Brands Limited

By:	/s/ Jason Ausher
Name:	Jason Ausher
Title:	Director

[Signature Page – Purchase Agreement]

Cott Holdings Inc.

By:	/s/ Marni Morgan Poe
Name:	Marni Morgan Poe
Title:	Vice President, General Counsel and Secretary

804340 Ontario Limited

By:	/s/ Karen Liebesman
Name:	Karen Liebesman
Title:	Authorized Signatory

2011438 Ontario Limited

By:	/s/ Karen Liebesman
Name:	Karen Liebesman
Title:	Authorized Signatory

Cott Beverages Inc., solely in its capacity as a member of Northeast Retailer Brands, LLC

By:	/s/ Marni Morgan Poe
Name:	Marni Morgan Poe
Title:	Vice President, General Counsel and Secretary

Group Companies:

Cott Beverages Inc.

By:	/s/ Marni Morgan Poe
Name:	Marni Morgan Poe
Title:	Vice President, General Counsel and Secretary

Pri-Pak, Inc.

By:	/s/ Marni Morgan Poe
Name:	Marni Morgan Poe
Title:	Vice President, General Counsel and Secretary

Cliffstar LLC

By:	/s/ Marni Morgan Poe
Name:	Marni Morgan Poe
Title:	Vice President, General Counsel and Secretary

[Signature Page – Purchase Agreement]

Interim BCB, LLC

By:	/s/ Marni Morgan Poe
Name:	Marni Morgan Poe
Title:	Vice President, General Counsel and Secretary

Cott IP Holdings Corp.

By:	/s/ Marni Morgan Poe
Name:	Marni Morgan Poe
Title:	Vice President, General Counsel and Secretary

Cott Vending Inc.

By:	/s/ Marni Morgan Poe
Name:	Marni Morgan Poe
Title:	Vice President, General Counsel and Secretary

Cott Retail Brands Netherlands BV

By:	/s/ Jason Ausher
Name:	Jason Ausher
Title:	Authorized Signatory

Cott Beverages Limited

By:	/s/ Jason Ausher
Name:	Jason Ausher
Title:	Director

Cott Nelson (Holdings) Limited

By:	/s/ Jason Ausher
Name:	Jason Ausher
Title:	Director

[Signature Page – Purchase Agreement]

Cott (Nelson) Limited

By:	/s/ Jason Ausher
Name:	Jason Ausher
Title:	Director

Cott Private Label Limited

By:	/s/ Jason Ausher
Name:	Jason Ausher
Title:	Director

Cott Developments Limited

By:	/s/ Jason Ausher
Name:	Jason Ausher
Title:	Director

Cooke Bros Holdings Limited

By:	/s/ Jason Ausher
Name:	Jason Ausher
Title:	Director

Cooke Bros (Tattenhall) Limited

By:	/s/ Jason Ausher
Name:	Jason Ausher
Title:	Director

Mr Freeze (Europe) Limited

By:	/s/ Jason Ausher
Name:	Jason Ausher
Title:	Director

[Signature Page – Purchase Agreement]

Calypso Soft Drinks Limited

By:	/s/ Jason Ausher
Name:	Jason Ausher
Title:	Director

Jay Juice Limited

By:	/s/ Jason Ausher
Name:	Jason Ausher
Title:	Director

TT Calco Limited

By:	/s/ Jason Ausher
Name:	Jason Ausher
Title:	Director

Cott Ventures Limited

By:	/s/ Jason Ausher
Name:	Jason Ausher
Title:	Director

Tip Top Soft Drinks Limited

By:	/s/ Jason Ausher
Name:	Jason Ausher
Title:	Director

Cott Embotelladores de Mexico, S.A. de C.V.

By:	/s/ Ernesto Contreras Laureano
Name:	Ernesto Contreras Laureano
Title:	Authorized Signatory

[Signature Page – Purchase Agreement]

Mexico Bottling Services, S.A. de C.V.

By:	/s/ Ernesto Contreras Laureano
Name:	Ernesto Contreras Laureano
Title:	Authorized Signatory

Servicios Gerenciales de Mexico, S.A. de C.V.

By:	/s/ Ernesto Contreras Laureano
Name:	Ernesto Contreras Laureano
Title:	Authorized Signatory

Cott Maquinaria y Equipo, S.A. de C.V.

By:	/s/ Ernesto Contreras Laureano
Name:	Ernesto Contreras Laureano
Title:	Authorized Signatory

[Signature Page – Purchase Agreement]

SCHEDULE 10.2(d)

Other Seller Closing Deliveries

1.	Instruments of assignment or other transfer documentation reasonably acceptable to Purchaser, duly executed by Seller and/or the Selling Subsidiaries, and dated the Closing Date, transferring to Purchaser Sub full record and beneficial ownership of all of the equity interests in the Group Companies, free and clear of all Liens; if such equity interests are certificated, certificates representing 100% of such equity interests, duly endorsed for transfer in blank or accompanied by transfer powers duly executed in blank or otherwise as instructed by Purchaser, in proper form for transfer by Seller to Purchaser Sub, and if such equity interests are not certificated, such other documents as Purchaser shall reasonably request evidencing Purchaser Sub’s ownership of such equity interests.

2.	A certificate in form and substance reasonably acceptable to Purchaser, dated the Closing Date, executed by the President of Seller, and attested to by the Secretary of Seller, and certifying: (i) that attached thereto is a true, correct and complete copy of the certificate or articles of organization or formation, or other similar charter documents of Seller, including all amendments thereto, as in effect on the Closing Date; (ii) that attached thereto is a true and complete copy of the resolutions duly adopted by the board of directors and, if applicable, the shareholders of Seller authorizing the execution and delivery of this Agreement and each of the other Transaction Documents to which Seller is a party, and that such resolutions have not been modified, rescinded or amended and are in full force and effect as of the Closing Date; and (iii) as to the incumbency of Seller’s officers and their signatures.

3.	A certificate in form and substance reasonably acceptable to Purchaser, dated the Closing Date, executed by the President of each Group Company, and attested to by another officer of such Group Company, and certifying: (i) that attached thereto is a true, correct and complete copy of the certificate or articles of organization or formation, or other similar charter documents of each Group Company, including all amendments thereto, as in effect on the Closing Date; (ii) that attached thereto is a true and complete copy of the resolutions duly adopted by the board of directors or board of managers, as applicable, and equity holders of each Group Company authorizing the execution and delivery of this Agreement and each of the other Transaction Documents to which each Group Company is a party and the Transactions herein contemplated and therein, and that such resolutions have not been modified, rescinded or amended and are in full force and effect as of the Closing Date; and (iii) as to the incumbency of each Group Company’s officers and their signatures.

4.	Resignations of all of the limited liability company managers or directors, and if requested by Purchaser, the officers, of each Group Company.

5.	A certificate of a duly authorized officer of the Seller and each Group Company, dated the Closing Date, in form and substance satisfactory to Purchaser, confirming that the conditions in Sections 10.2(a) and 10.2(b) have been met.

6.	All releases and satisfactions of any mortgages, deeds of trust or similar instruments associated with the Payoff Letters described in Section 7.5 each of which shall be in a form sufficient for recording in each jurisdiction required by Law;

7.	Certificates of good standing or comparable document in other jurisdictions of each Group Company issued by the Secretary of State of the State of Delaware and each jurisdiction listed on Schedule 4.1 in which each Group Company is authorized to conduct business, each dated not earlier than five days prior to the Closing Date.

8.	A properly completed IRS Form 8023 with respect to the election under Section 338(h)(10) of the Code referenced in Section 13.8 executed by Cott Holdings, Inc.

SCHEDULE 10.3(d)

Other Purchaser Closing Deliveries

1.	A properly completed IRS Form 8023 with respect to the election under Section 338(h)(10) of the Code referenced in Section 13.8 executed by Purchaser.